   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           AKAMAI TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                 DELAWARE                                     7389                                    04-3432319
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                             500 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 250-3000
    (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               KATHRYN L. JORDEN
                       VICE PRESIDENT AND GENERAL COUNSEL
                           AKAMAI TECHNOLOGIES, INC.
                             500 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 250-3000
                (NAME, ADDRESS INCLUDING ZIP CODE AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                              JOHN H. CHORY, ESQ.
                             SUSAN W. MURLEY, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                           TELEPHONE: (617) 526-6000
                            TELECOPY: (617) 526-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED           PER UNIT(1)               PRICE          REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
5 1/2% Convertible Subordinated Notes...      $300,000,000               100%               $300,000,000            $79,200
Common Stock, $.01 par value per
  share.................................         2,598,077(2)            n/a                    n/a                   n/a
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The shares of common stock registered hereunder are issuable upon conversion of the 5 1/2% Convertible Subordinated Notes due 2007 registered hereunder. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon the exercise of the conversion privilege.
(2) Plus such additional indeterminate number of shares as may become issuable upon conversion of the 5 1/2% Convertible Subordinated Notes due 2007 registered hereunder by means of adjustment to the conversion price applicable thereto.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject To Completion)

Issued September 13, 2000

                                 [AKAMAI LOGO]

$300,000,000 Principal Amount of 5 1/2% Convertible Subordinated Notes due 2007

                            ------------------------

                        2,598,077 Shares of Common Stock
                           $0.01 Par Value per Share

                            ------------------------

     The selling securityholders identified in this prospectus are offering all of the convertible notes and shares to be sold in the offering. Akamai will not receive any of the proceeds from the sale of the convertible notes or the shares of common stock.

     The principal terms of the convertible notes include the following:

Interest......................   accrues at the rate of 5 1/2% per annum and
                                 will be payable in cash semiannually on January
                                 1 and July 1 of each year, commencing on January 1, 2001.

Maturity Date.................   July 1, 2007

Conversion Rate...............   unless previously redeemed, the notes will be
                                 convertible at the option of the holder at any time following the date of original issuance and prior to maturity into shares of common stock at a conversion price of $115.47 per share (equivalent to an initial conversion ratio of 8.6603 shares of common stock per $1,000 principal amount of convertible notes), subject to adjustment in certain events.

Subordination.................   ranks junior to all of our existing and future
                                 senior debt. The convertible notes also will effectively rank junior to all of our secured debts and to all of the existing and future debts and other liabilities of our subsidiaries.

                                 As of June 30, 2000, assuming we had completed this offering, the convertible notes would have effectively ranked junior to $1.9 million of indebtedness. The indenture governing the convertible notes will not limit the amount of indebtedness that we or our subsidiaries may incur in the future.

Redemption....................   on or after July 3, 2003, redeemable at any
                                 time at the redemption prices, and subject to certain limitations, described in the section
                                 "Description of Convertible Notes."

     The convertible notes are currently designated for trading on the Private Offerings, Resales and Trading through Automated Linkages, or PORTAL, Market. The convertible notes are issued in $1,000 principal amounts and integral multiples of $1,000. On September 11, 2000, the closing bid price of the convertible notes on the PORTAL Market was $81 1/2 per $1,000 principal amount of convertible note. Akamai's common stock is traded on the Nasdaq National Market under the symbol "AKAM." On September 11, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $62 11/16 per share. The securities offered by this prospectus may be offered in negotiated transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

     INVESTING IN THE CONVERTIBLE NOTES OR OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                    The date of this prospectus is   , 2000.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUMMARY.....................    3
RISK FACTORS...........................    6
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS...........................   17
USE OF PROCEEDS........................   18
PRICE RANGE OF COMMON STOCK............   18
DIVIDEND POLICY........................   18
SELECTED CONSOLIDATED FINANCIAL DATA...   19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................   20
BUSINESS...............................   26
MANAGEMENT.............................   33
RELATED PARTY TRANSACTIONS.............   39
PRINCIPAL STOCKHOLDERS.................   42
DESCRIPTION OF CONVERTIBLE NOTES.......   45
DESCRIPTION OF CAPITAL STOCK...........   61
SELLING SECURITYHOLDERS................   63
SUMMARY OF CERTAIN UNITED STATES
  FEDERAL INCOME TAX CONSIDERATIONS....   65
PLAN OF DISTRIBUTION...................   74
LEGAL MATTERS..........................   75
EXPERTS................................   75
ADDITIONAL INFORMATION.................   76
WHERE YOU CAN FIND MORE INFORMATION....   76
INDEX..................................  F-1

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITYHOLDERS ARE OFFERING TO SELL CONVERTIBLE NOTES OR SHARES OF COMMON STOCK AND SEEKING OFFERS TO BUY CONVERTIBLE NOTES OR SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THE PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information about us, our convertible notes, our common stock and our financial statements and accompanying notes appearing elsewhere in this prospectus.

                           AKAMAI TECHNOLOGIES, INC.

     We provide global delivery services for Internet content, streaming media and applications and global Internet traffic management services. Our services improve the speed, quality, availability, reliability and scalability of Web sites. Our services deliver our customers' Internet content, streaming media and applications through a distributed worldwide server network which locates the content and applications geographically closer to users. Using technology and software that is based on our proprietary mathematical formulas, or algorithms, we monitor Internet traffic patterns and deliver our customers' content and applications by the most efficient route available. Our services are easy to implement and do not require our customers or their Web site visitors to modify their hardware or software. Using our FreeFlow service, our customers have been able to more than double the speed at which they deliver content to their users and, in some instances, have been able to improve speeds by ten times or more. Our streaming services offer customers enhanced video and audio quality, scalability and reliability.

     The ability of a Web site to attract users is in part based on the richness of its content and the usefulness and customization of its applications. Increasingly, Web site owners want to enhance their sites by adding graphics, such as photographs, images and logos, as well as by deploying newer technologies, such as video and audio streaming, animation and software downloads. Web sites are increasingly using application services and features such as profiling, log analysis, transaction processing, customized insertion of advertisements and content transformation to attract users to Web sites. While richer content, application services and features attract more visitors, they also place increasing demands on the Web site to deliver content and applications quickly and reliably. As a result, Web site owners frequently elect to constrain the amount of rich content and applications on their Web sites, thus sacrificing the user experience to maintain acceptable performance levels.

     To use our content delivery services, customers identify and tag portions of their Web site content and applications that require significant amounts of bandwidth, such as advertising banners, icons, graphics, video and audio streaming, interactive presentations and software downloads. These tagged items are delivered over our distributed server network. When users request these types of content and applications, our technology routes the request to the server that is best able to deliver the content most quickly based on the geographic proximity of all available servers on our network and performance and congestion on the Internet.

     We currently sell our services primarily through a direct sales force. Our plan is to continue to pursue heavily trafficked Web sites through our direct sales force and to penetrate other markets through our reseller program and other indirect distribution channels. Currently our sales force is actively targeting both domestic and international companies, focusing on Web sites that have the greatest number of visitors, Fortune 100 companies and other companies with large operations worldwide. In addition, we have recently begun to directly market and sell our services through our telesales force to smaller Web sites and businesses. As of July 31, 2000, we had 359 employees in our sales, marketing and distribution organization, of whom 99 are in direct sales.

     Our technology originated from research that our founders began developing at the Massachusetts Institute of Technology, or MIT, in 1995. In April 1999, we introduced commercially our service for delivery of Internet content. As of July 31, 2000, we have deployed more than 4,250 servers in over 50 countries across more than 225 different telecommunications networks. We currently have over 2,000 customers. Our customers comprise some of the Web's most popular properties.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                        PERIOD FROM                      PRO FORMA                              PRO FORMA
                                         INCEPTION                        COMBINED       SIX MONTHS ENDED        COMBINED
                                     (AUGUST 20, 1998)    YEAR ENDED     YEAR ENDED          JUNE 30,           SIX MONTHS
                                      TO DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   --------------------   ENDED JUNE 30,
                                           1998              1999           1999         1999       2000           2000
                                     -----------------   ------------   ------------   --------   ---------   --------------
                                                                        (UNAUDITED)        (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)                     (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue............................       $    --          $  3,986     $    16,555    $    404   $  25,366     $  32,052
Total operating expenses...........           900            60,424       1,074,166      10,043     311,315       607,795
Operating loss.....................          (900)          (56,438)     (1,057,611)     (9,639)   (285,949)     (575,743)
Net loss...........................          (890)          (57,559)     (1,051,312)     (9,783)   (278,633)     (566,399)
Net loss attributable to common
  stockholders.....................          (890)          (59,800)     (1,051,312)    (10,078)   (278,633)     (566,399)
Basic and diluted net loss per
  share............................       $ (0.06)         $  (1.98)    $    (25.75)   $  (0.53)  $   (3.43)    $   (6.47)
Weighted average common shares
  outstanding......................        15,015            30,177          40,822      18,891      81,251        87,505

     The unaudited pro forma combined column in the statement of operations data gives effect to our acquisition of Network24 in February 2000 and INTERVU in April 2000 as if each acquisition had been completed on January 1, 1999 and includes in total operating expenses $953 million and $471 million of amortization of intangible assets for the periods ended December 31, 1999 and June 30, 2000, respectively. The unaudited pro forma net loss per share reflects loss from continuing operations and excludes extraordinary loss and dividends on preferred stock.

                                                              DECEMBER 31, 1999    JUNE 30, 2000
                                                              -----------------    -------------
                                                                                    (UNAUDITED)
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........      $269,554          $  515,673
Working capital.............................................       255,026             488,119
Total assets................................................       300,815           3,335,813
Obligations under capital leases and equipment loan, net of
  current portion...........................................           733                 901
Convertible subordinated notes..............................            --             300,000
Total stockholders' equity..................................      $281,445          $2,984,713

                    DEFICIENCY OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

     We have not recorded earnings for the period from inception (August 20, 1998) to December 31, 1998, for the year ended December 31, 1999 or for the six months ended June 30, 2000 and therefore are unable to cover fixed charges. Earnings (loss) consists of net (loss) from operations before minority interest and equity in investee losses plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rental expense that we believe to be representative of interest. The following table discloses our dollar coverage deficiency. The ratio of earnings to fixed charges is not disclosed since it is a negative number in each year and period.

                                                                YEAR ENDED
                                                               DECEMBER 31,    SIX MONTHS ENDED
                                                              1998    1999      JUNE 30, 2000
                                                              ----   -------   ----------------
Ratio of earnings to fixed charges..........................    --        --             --
Coverage deficiency to attain a ratio of 1:1................  $890   $54,169       $278,521

RECENT DEVELOPMENTS

     In June 2000, we issued $300.0 million of 5 1/2% Convertible Subordinated Notes due July 1, 2007, also referred to as the convertible notes, for aggregate net proceeds of approximately $290.5 million (net of offering expenses of $9.5 million). The convertible notes are due July 1, 2007, and are convertible at any time following the date of original issuance into our common stock at a conversion price of $115.47 per share (equivalent to 8.6603 shares of common stock per $1,000 principal amount of convertible notes), subject to adjustment in certain events. We can redeem the convertible notes on or after July 3, 2003 at our option. Interest on the convertible notes accrues as of the issue date and is payable semiannually on January 1 and July 1 of each year, commencing on January 1, 2001. The convertible notes are unsecured obligations and are subordinated to all existing and future senior indebtedness and effectively rank junior to all secured debts and to all of the existing and future debts and other liabilities of our subsidiaries.

     In July 2000, we acquired all of the outstanding common stock and preferred stock of CallTheShots Inc., also referred to as CTS, in exchange for a combination of our common stock and cash. The purchase price is estimated to be approximately $6 million based on the fair value of the consideration paid plus direct acquisition expenses. The acquisition will be accounted for using the purchase method. CTS develops services that enable Web site visitors to personalize their interaction with such site.

     Our principal executive offices are located at 500 Technology Square, Cambridge, Massachusetts 02139, and our telephone number is (617) 250-3000. Our World Wide Web site address is www.akamai.com. The information in our Web site is not incorporated by reference into this prospectus.

     The Akamai logo, EdgeAdvantage(TM), EdgeScape(SM), FirstPoint(SM), FreeFlow(SM), FreeFlow Streaming(SM), the INTERVU logo, Netpodium(SM), SteadyStream(TM) and Traffic Analyzer(SM) are trademarks or service marks of us or our subsidiaries. All other trademarks or trade names in this prospectus are the property of their respective owners.

                                  RISK FACTORS

     You should carefully consider the following risks before making an investment decision. You should also refer to the other information set forth in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could vary significantly from the results discussed in the forward-looking statements. Some risks that could cause our results to vary are disclosed below.

RISKS RELATED TO OUR BUSINESS

  OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

     We were founded in August 1998 and began offering our services commercially in April 1999. We have limited meaningful historical financial data upon which to base planned operating expenses and upon which investors may evaluate us and our prospects. In addition, our operating expenses are largely based on anticipated revenue trends, and a high percentage of our expenses are and will continue to be fixed in the short-term. Risks and difficulties are frequently encountered by companies like us in a new and rapidly evolving market. Our ability to sell our services and the level of success we achieve depend, among other things, on the level of demand for delivery services for graphics, streaming media, applications and other Internet content, which is a new and rapidly evolving market. Our business strategy may be unsuccessful, and it may not successfully address the risks we face.

  WE ARE ENTIRELY DEPENDENT ON OUR INTERNET CONTENT AND STREAMING MEDIA DELIVERY SERVICES AND OUR FUTURE
REVENUE DEPENDS ON THE COMMERCIAL SUCCESS OF OUR SERVICES.

     Currently, our future growth depends on the commercial success of our Internet content and streaming media delivery services and other services and products we may develop and/or offer. While we have been selling our services commercially since April 1999, sales may not continue in the future. Our other services and products under development may not achieve widespread market acceptance. The future revenue growth of our FreeFlow Streaming service, which provides for the delivery of streaming audio and video content to Internet users, will depend in part on customer acceptance of the combined or integrated service offerings of Akamai and INTERVU, Inc., which we refer to as INTERVU, and which we acquired in April 2000. Failure of our current and planned services to operate as expected could hinder or prevent their adoption. If our target customers do not adopt, purchase and successfully deploy our current and planned services, our revenue will not grow significantly and our business, results of operations and financial condition will be seriously harmed. In addition, to the extent we promote any portion of our technology as an industry standard by making it readily available to users for little or no charge, we may not receive revenue that we might otherwise have received.

  THE INTERNET CONTENT, STREAMING AND APPLICATIONS DELIVERY MARKET IS NEW AND OUR BUSINESS WILL SUFFER IF THE MARKET DOES NOT DEVELOP AS WE EXPECT.

     The market for Internet content, streaming and applications delivery services is new. We cannot be certain that a broad-based market for our services will emerge or be sustainable. If this market does not develop, or develops more slowly than we expect, our business, results of operations and financial condition will be seriously harmed.

  ANY FAILURE OF OUR NETWORK INFRASTRUCTURE COULD LEAD TO SIGNIFICANT COSTS AND DISRUPTIONS WHICH COULD REDUCE OUR REVENUE AND HARM OUR BUSINESS, FINANCIAL RESULTS AND REPUTATION.

     Our business is dependent on providing our customers with fast, efficient and reliable Internet content delivery services. To meet these customer requirements, we must protect our network infrastructure against damage from:

     - sabotage and vandalism;

     - human error;

     - physical or electronic intrusion and security breaches;

     - fire, earthquake, flood and other natural disasters;

     - power loss; and

     - similar events.

     Despite our efforts, our network infrastructure may come under attack by sabotage or vandalism. In addition, the occurrence of a natural disaster or other unanticipated problems at one or more of our server locations could result in service interruptions or significant damage to equipment. We currently provide a FreeFlow service guarantee that our networks will deliver Internet content 24 hours a day, seven days a week, 365 days a year. If we do not provide this service, the customer does not pay for its services on that day. Any widespread loss or interruption of services would reduce our revenue and could harm our business, financial results and reputation.

  BECAUSE OUR INTERNET CONTENT DELIVERY SERVICES ARE COMPLEX AND ARE DEPLOYED IN COMPLEX ENVIRONMENTS, THEY MAY HAVE ERRORS OR DEFECTS THAT COULD SERIOUSLY HARM OUR BUSINESS.

     Our Internet content delivery services are highly complex and are designed to be deployed in and across numerous large and complex networks. As of July 31, 2000, our network consisted of over 4,250 servers across 225 networks. We and our customers have from time to time discovered errors and defects in our software. In the future, there may be additional errors and defects in our software that may adversely affect our services. If we are unable to efficiently fix errors or other problems that may be identified, we could experience:

     - loss of or delay in revenues and loss of market share;

     - loss of customers;

     - failure to attract new customers or achieve market acceptance;

     - diversion of development and engineering resources;

     - loss of credibility or damage to business reputation;

     - increased service costs; and

     - legal actions by our customers.

  ANY FAILURE OF OUR TELECOMMUNICATIONS AND NETWORK PROVIDERS TO PROVIDE REQUIRED TRANSMISSION CAPACITY TO US COULD RESULT IN INTERRUPTIONS IN OUR SERVICES.

     Our operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of these network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. This failure may be a result of the telecommunications providers or Internet service providers experiencing interruptions or other failures, failing to comply with or terminating their existing agreements with us, or otherwise denying or interrupting service or not entering into relationships with us at all or on terms commercially acceptable to us. If we do not have access to third-party transmission capacity, we could lose customers. If we are unable to obtain transmission capacity on terms commercially acceptable to us, our business and financial results could suffer. In addition, our telecommunications and network providers typically provide rack space for our servers. Damage or destruction of, or other denial of access to, a facility where our servers are housed could result in a reduction in, or interruption of, service to our customers.

  THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY
AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.

     We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We have experienced and expect to continue to experience increased competition. Many of our current competitors, as well as a number of our potential competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we do. Some of our current or potential competitors have the financial resources to withstand substantial price competition. Moreover, many of our competitors have more extensive brand recognition, customer bases, broader customer relationships and broader industry alliances that they could use to their advantage in competitive situations, including relationships with many of our current and potential customers. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Some of our current or potential competitors may bundle their services with other services, software or hardware in a manner that may discourage Web site owners from purchasing any service we offer or Internet service providers from installing our servers.

     As competition in the Internet content, streaming media and applications delivery market continues to intensify, new solutions will come to market. We are aware of other companies that are focusing or may in the future focus significant resources on developing and marketing products and services that will compete with us. We also believe that we may face competition from other providers of competing Internet content, streaming media and applications delivery services, including networking hardware and software manufacturers, content distribution providers, traditional hardware manufacturers, telecommunications providers, software database companies, and large diversified software and technology companies. Increased competition could result in:

     - price and revenue reductions and lower profit margins;

     - increased cost of service from telecommunications providers;

     - loss of customers; and

     - loss of market share.

     Any one of these could materially and adversely affect our business, financial condition and results of operations.

  AS PART OF OUR BUSINESS STRATEGY, WE HAVE ENTERED INTO AND MAY ENTER INTO OR SEEK TO ENTER INTO BUSINESS COMBINATIONS AND ACQUISITIONS WHICH MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR DIVERT MANAGEMENT ATTENTION.

     We acquired Network24 Communications, Inc., which we refer to as Network24, in February 2000, INTERVU in April 2000 and CallTheShots Inc., which we refer to as CTS, in July 2000. As a part of our business strategy, we may enter into additional business combinations and acquisitions. Acquisitions are typically accompanied by a number of risks, including:

     - the difficulty of integrating the operations and personnel of the acquired companies;

     - the maintenance of acceptable standards, controls, procedures and policies;

     - the potential disruption of our ongoing business and distraction of management;

     - the impairment of relationships with employees and customers as a result of any integration of new management personnel;

     - the difficulty of incorporation of acquired technology and rights into our products and services;

     - the failure to achieve the expected benefits of the combination or acquisition;

     - expenses related to the acquisition;

     - potential unknown liabilities associated with acquired businesses; and

     - unanticipated expenses related to acquired technology and its integration into existing technology.

     If we are not successful in completing acquisitions that we may pursue in the future, we would be required to reevaluate our growth strategy, and we may have incurred substantial expenses and devoted significant management time and resources in seeking to complete proposed acquisitions that will not generate benefits for us. In addition, with future acquisitions, we could use substantial portions of our available cash as all or a portion of the purchase price. We could also issue additional securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution. Our acquisitions of Network24, INTERVU and CTS and any future acquisitions may not generate any additional revenue and may pose other risks to us.

  A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK WILL BE ELIGIBLE FOR PUBLIC SALE AFTER EXISTING LOCK-UP PERIODS EXPIRE, WHICH COULD CAUSE OUR STOCK PRICE TO FALL.

     A substantial amount of our common stock will be eligible for public sale after existing lock-up periods expire, which could cause our stock price to fall. Lock-up restrictions will expire with respect to approximately 58.2 million shares on September 13, 2000 and approximately 6.6 million shares on October 29, 2000.

     Sales of a substantial number of shares of our common stock within a short period of time could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

  A SIGNIFICANT DECLINE IN SALES TO APPLE COMPUTER COULD REDUCE OUR REVENUE AND CAUSE OUR BUSINESS AND FINANCIAL RESULTS TO SUFFER.

     We entered into a strategic alliance with Apple Computer, Inc. effective as of April 1, 1999. Sales of our services to Apple Computer represented approximately 18% of our revenue for the six months ended June 30, 2000. We expect that sales to Apple Computer as a percentage of total sales will decrease, but that during the remainder of calendar 2000 sales to Apple Computer will continue to represent a significant portion of our revenue. Apple Computer has the right to terminate the agreement on short notice if we materially breach the agreement. A significant decline in sales to Apple Computer could reduce our revenue and cause our business and financial results to suffer.

  SOME OF OUR CURRENT CUSTOMERS ARE EMERGING INTERNET-BASED BUSINESSES THAT MAY NOT PAY US FOR OUR SERVICES ON A TIMELY BASIS AND THAT MAY NOT SUCCEED OVER THE LONG TERM.

     Some of our revenue recognized in the six months ended June 30, 2000 was derived from customers that are emerging Internet-based businesses, and a portion of our future revenue may be derived from this customer base. The unproven business models of some of these customers make their continued financial viability uncertain. Given the short operating history and emerging nature of many of these businesses, there is a risk that some of these customers will encounter financial difficulties and fail to pay for our services or delay payment substantially. The failure of our emerging business customers to pay our fees on a timely basis or to continue to purchase our services in accordance with their contractual commitments could adversely affect our revenue collection periods, our revenue and other financial results.

  OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO SCALE OUR NETWORK AS DEMAND INCREASES.

     Our network may not be scalable to expected customer levels while maintaining superior performance. We cannot be certain that our network can connect and manage a substantially larger number of customers at high transmission speeds. In addition, as customers' usage of bandwidth increases, we will need to make additional investments in our infrastructure to maintain adequate data transmission speeds. We cannot ensure that we will be able to make these investments successfully or at an acceptable or commercially reasonable cost.

     Upgrading our infrastructure may cause delays or failures in our network. As a result, in the future our network may be unable to achieve or maintain a sufficiently high transmission capacity. Our failure to achieve or maintain high capacity data transmission could significantly reduce demand for our services, reducing our revenue and causing our business and financial results to suffer.

  OUR BUSINESS WILL SUFFER IF WE DO NOT RESPOND RAPIDLY TO TECHNOLOGICAL
CHANGES.

     The market for Internet content delivery services is likely to continue to be characterized by rapid technological change, frequent new product and service introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. If competitors introduce products, services or technologies that are better than ours or that gain greater market acceptance, or if new industry standards emerge, our services may become obsolete, which would materially and adversely affect our business, results of operations and financial condition.

     In developing our services, we have made, and will continue to make, assumptions about the standards that our customers and competitors may adopt. If the standards adopted are different from those which we may now or in the future promote or support, market acceptance of our services may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of services or products incorporating new technologies and the emergence of new industry standards could render our existing service obsolete.

  IF OUR LICENSE AGREEMENT WITH MIT TERMINATES, THEN OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     We have licensed from MIT technology covered by various patent applications and copyrights relating to Internet content delivery technology. Some of our technology is based in part on the technology covered by these patent applications and copyrights. Although the license is effective for the life of the patents and patent applications, MIT may terminate the license agreement if we cease our business due to insolvency or if we materially breach the terms of the license agreement. A termination of our license agreement with MIT could have a material adverse effect on our business.

  OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES.

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. These legal protections afford only limited protection; competitors may gain access to our intellectual property which may result in the loss of our customers.

     Although we have licensed and proprietary technology covered by existing United States patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. Moreover, although we have filed international patent applications, none of our technology is patented abroad. We cannot be certain that any pending or future patent applications will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to us. Monitoring unauthorized use of our services is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

 FAILURE TO INCREASE OUR REVENUE WOULD PREVENT US FROM ACHIEVING AND MAINTAINING PROFITABILITY.

     We have never been profitable. We have incurred significant losses since inception and expect to continue to incur losses in the future. As of June 30, 2000, we had an accumulated deficit of $337.2 million. We cannot be certain that our revenue will continue to grow or that we will achieve sufficient revenue to achieve profitability. Our failure to significantly increase our revenue would seriously harm our business and operating results. We have large fixed expenses, and we expect to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses, including fees to obtain access to bandwidth for the transport of data over our network. As a result, we will need to generate significantly higher revenue to achieve and maintain profitability. If our revenue grows more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenue, our business will be materially and adversely affected.

  THE VARIABLE SALES CYCLES FOR OUR SERVICES MAY CAUSE REVENUE AND OPERATING RESULTS TO VARY SIGNIFICANTLY FROM QUARTER TO QUARTER WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

     At times, a customer's decision to purchase our Internet content delivery services involves a lengthy evaluation process. Throughout the sales cycle, we spend considerable time and expense educating and providing information to prospective customers about the use and benefits of our services. Because of our limited operating history and the nature of our business, we cannot predict these sales and deployment cycles. Long sales cycles may cause our revenue and results of operations to vary significantly and unexpectedly from quarter to quarter. If our operating results fall below the expectations of securities analysts or investors in some future quarter or quarters, the market price of our common stock could be adversely affected.

  THE RATES WE CHARGE FOR OUR SERVICES MAY DECLINE OVER TIME WHICH WOULD REDUCE OUR REVENUE AND COULD CAUSE OUR BUSINESS AND FINANCIAL RESULTS TO SUFFER.

     We expect that our cost to obtain bandwidth capacity for the transport of data over our network will decline over time as a result of, among other things, the large amount of capital currently being invested to build infrastructure that can provide additional bandwidth and volume discounts available to us as our network usage increases. We expect the prices we charge for our services may also decline over time as a result of, among other things, existing and new competition in the markets we address. As a result, our historical revenue rates may not be indicative of future revenue based on comparable traffic volumes. If we fail to accurately predict the decline in costs of bandwidth, are unable to sell our services at acceptable prices relative to our bandwidth costs, or fail to offer additional services from which we can derive additional revenue, our revenue will decrease and our business and financial results will suffer.

  OUR BUSINESS AND PROSPECTS DEPEND ON DEMAND FOR AND MARKET ACCEPTANCE OF THE INTERNET AND ITS INFRASTRUCTURE DEVELOPMENT.

     The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only begun to develop in recent years, and our success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, speed, cost, ease of access, quality of service, regulatory initiatives and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. The adoption of the Internet for information retrieval and exchange, commerce and communications generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including:

     - the growth in consumer access to and acceptance of new interactive technologies;

     - the development of technologies that facilitate interactive communication between organizations; and

     - increases in user bandwidth.

     If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, our business and prospects will suffer.

 OUR BUSINESS WILL SUFFER IF WE DO NOT ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS.

     Our current and prospective customers may require features and capabilities that our current service offerings do not have. To achieve market acceptance for our services, we must effectively and timely anticipate and adapt to customer requirements and offer services that meet customer demands. Our failure to offer services that satisfy customer requirements would seriously harm our business, results of operations and financial condition.

     We intend to continue to invest heavily in technology development. The development of new or enhanced services and applications, such as EdgeAdvantage, an integrated platform of our core technologies and network infrastructure service, is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, integration, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new services as well as enhancements. The introduction of new or enhanced services and applications also requires that we manage the transition from older services in order to ensure that we can deliver services to meet anticipated customer demand. Our inability to effectively manage this transition would materially adversely affect our business, results of operations and financial condition.

  WE HAVE LIMITED SALES AND MARKETING EXPERIENCE; OUR BUSINESS WILL SUFFER IF WE DO NOT EXPAND OUR DIRECT AND INDIRECT SALES ORGANIZATIONS AND OUR CUSTOMER SERVICE AND SUPPORT OPERATIONS.

     We currently have limited sales and marketing experience. Our limited experience may restrict our success gaining broad market acceptance of our services or in commercializing our future services. Our services require a sophisticated sales effort targeted at a limited number of key people within a prospective customer's organization. This sales effort requires the efforts of trained sales personnel. We need to continue to expand our marketing and sales organization in order to increase market awareness of our services to a greater number of organizations and generate increased revenue. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel we need. In addition, we believe that our future success is dependent upon our ability to establish successful relationships with a variety of distribution partners. If we are unable to expand our direct and indirect sales operations, we may not be able to increase market awareness or sales of our services, which may prevent us from achieving and maintaining profitability.

     Hiring personnel is very competitive in our industry because there is a limited number of people available with the necessary technical skills and understanding of our market. Once we hire them, they require extensive training in our Internet content delivery services. If we are unable to expand our customer service and support organization and train them as rapidly as necessary, we may not be able to increase sales of our services, which would seriously harm our business.

 OUR BUSINESS WILL SUFFER IF WE FAIL TO MANAGE OUR GROWTH PROPERLY.

     We have expanded our operations rapidly since our inception. We continue to increase the scope of our operations and have grown our headcount substantially. Our total number of employees increased from 385 at December 31, 1999 to 1,123 at July 31, 2000. We plan to continue to hire a significant number of employees this year. This growth has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our workforce worldwide. Competition for highly skilled personnel is intense, especially in New England and central and southern California. We may fail to attract, assimilate or retain qualified personnel to fulfill our current or future needs. Our planned rapid growth places a significant demand on management and financial and operational resources. In order to grow and achieve future success, we must:

     - retain existing personnel;

     - successfully integrate Network24, INTERVU and CTS personnel;

     - hire, train, manage and retain additional qualified personnel; and

     - effectively manage multiple relationships with our customers, suppliers and other third parties.

     Failure to do so would have a materially adverse effect on our business, results of operations and financial condition.

  WE DEPEND ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET AND IF WE ARE UNABLE TO RETAIN OUR KEY EMPLOYEES, OUR ABILITY TO COMPETE COULD BE HARMED.

     Our future success depends upon the continued services of our executive officers and other key technology, sales, marketing and support personnel, who have critical industry experience and relationships that they rely on in implementing our business plan. None of our officers or key employees is bound by an employment agreement for any specific term. We have "key person" life insurance policies covering only the lives of F. Thomson Leighton and Daniel M. Lewin. The loss of the services of any of our key employees could delay the development and introduction of and negatively impact our ability to sell our services. We face intense competition for qualified personnel, including research and development, service and support and sales and marketing personnel.

 WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS.

     We have expanded our international operations to Munich, Germany; London, England; and Paris, France. A key aspect of our business strategy is to continue to expand our sales and support organizations internationally. Therefore, we expect to commit significant resources to expand our international sales and marketing activities. However, we may not be able to maintain or increase market demand for our services which may harm our business. We are increasingly subject to a number of risks associated with international business activities which may increase our costs, lengthen our sales cycle and require significant management attention. These risks include:

     - market acceptance of our products and services by countries outside the United States;

     - increased expenses associated with marketing services in foreign countries;

     - general economic conditions in international markets;

     - currency exchange rate fluctuations;

     - unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

     - tariffs, export controls and other trade barriers;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable; and

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings.

  INSIDERS HAVE SUBSTANTIAL CONTROL OVER US WHICH COULD LIMIT OTHERS' ABILITIES TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL.

     As of July 31, 2000, the executive officers, directors and entities affiliated with them, in the aggregate, beneficially owned approximately 52.2% of our outstanding common stock. These stockholders, if acting together, are able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

  PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our amended and restated certificate of incorporation, by-laws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

  THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     Our revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control, and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

     - demand for Internet content delivery services and streaming services;

     - the timing and size of sales of our services;

     - the timing of recognizing revenue and deferred revenue;

     - new product and service introductions and enhancements by our competitors and us;

     - changes in our pricing policies or the pricing policies of our competitors;

     - our ability to develop, introduce and deliver new products, services and enhancements that meet customer requirements in a timely manner;

     - the length of the sales cycle for our services;

     - increases in the prices of, and availability of, the products, services, components or raw materials we purchase, including bandwidth;

     - our ability to attain and maintain quality levels for our services;

     - expenses related to testing of our services;

     - costs related to acquisitions of technology or businesses; and

     - general economic conditions as well as those specific to the Internet and related industries.

     We plan to increase significantly our operating expenses to fund greater levels of engineering and development, expand our sales and marketing operations, broaden our customer support capabilities, continue to develop new distribution channels and continue to expand internationally. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands and the increasing size of our business.

     Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, a delay in generating or recognizing revenue for the reasons set forth above, or for any other reason, could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

     Due to the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably fall.

 WE FACE A NUMBER OF UNKNOWN RISKS ASSOCIATED WITH YEAR 2000 PROBLEMS.

     We must continue to monitor year 2000 issues. While we have not experienced any year 2000 issues to date, there can be no assurance that we have identified and remediated all material year 2000 related issues. We could experience a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Our services are used in conjunction with larger networks involving sophisticated hardware and software products supplied by other vendors. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple third-party products within the overall network. Although no claims of this kind have been made, we may in the future be required to defend our services in legal proceedings which could be expensive regardless of the merits of these claims.

  WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT.

     Other companies or individuals, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed. Companies in the Internet market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. Intellectual property litigation or claims could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms; and

     - redesign products or services.

     If we are forced to take any of these actions, our business may be seriously harmed. Although we carry insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

  INTERNET-RELATED LAWS COULD ADVERSELY AFFECT OUR BUSINESS.

     Laws and regulations that apply to communications and commerce over the Internet are becoming more prevalent. A recent session of the United States Congress resulted in the passage of Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations and is currently considering copyright legislation that may extend the right of reproduction held by copyright holders to include the right to make temporary copies for any reason. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could adversely affect our business.

 WE MAY BE SUBJECT TO REGULATION, TAXATION, ENFORCEMENT OR OTHER LIABILITIES IN UNEXPECTED JURISDICTIONS.

     We provide services to customers located throughout the United States and in several foreign countries. As a result, we may be required to qualify to do business, or be subject to tax or other laws and regulations, in these jurisdictions even if we do not have a physical presence, employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that we are subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business, financial condition and results of operations.

RISKS RELATED TO THE CONVERTIBLE NOTES AND THE SECURITIES MARKETS

     THE CONVERTIBLE NOTES ARE SUBORDINATED TO SENIOR-RANKING DEBT AND WE WILL NOT BE ABLE TO PAY OUR OBLIGATIONS WITH RESPECT TO THE CONVERTIBLE NOTES UNTIL ALL OF OUR DEBT RANKING SENIOR TO THE CONVERTIBLE NOTES HAS BEEN FULLY REPAID.

     The convertible notes are not secured by our assets and are subordinate in right of payment to all of our current and future debt that ranks senior to the convertible notes, including all of our indebtedness, whenever created or incurred, that is not made subordinate to or on parity with the convertible notes by the debt instrument and the indebtedness and liabilities of our subsidiaries.

     In the event of bankruptcy, liquidation, or reorganization or upon acceleration of the convertible notes and obligations of our subsidiaries due to an event of default and in certain other events, we will not be able to pay our obligations with respect to the convertible notes and obligations of our subsidiaries until all our debt ranking senior to the convertible notes and obligations of our subsidiaries has been fully repaid. It is possible that there may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes and obligations of our subsidiaries then outstanding. At June 30, 2000, the aggregate amount of our outstanding obligations that rank senior to the convertible notes was approximately $1.9 million. The convertible notes and obligations of our subsidiaries do not limit the amount of additional indebtedness, including debt ranking senior, that we can create, incur, assume or guarantee. We anticipate that we will incur additional indebtedness, including debt ranking senior to the convertible notes and obligations of our subsidiaries, which could adversely affect our ability to pay our obligations on the convertible notes. See "Description of Convertible Notes."

     In addition, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of our subsidiaries, creditors of our subsidiaries generally will have the right to be paid in full before any distribution is made to us or the holders of the convertible notes. Accordingly, holders of the convertible notes are effectively subordinated to the claims of our subsidiaries' creditors to the extent of the assets of the indebted subsidiary. This subordination could adversely affect our ability to pay our obligations to the convertible notes. See "Description of Convertible Notes."

     THERE IS A LIMITED MARKET FOR THE CONVERTIBLE NOTES AND THE CONVERTIBLE NOTES WILL BE SUBJECT TO SIGNIFICANT RESTRICTIONS ON RESALE.

     There is a limited market for the convertible notes, and we can make no assurance as to liquidity of any markets that may develop for the convertible notes, the ability of the holders to sell their convertible notes or the price at which holders of the convertible notes may be able to sell their convertible notes. Future trading prices of the convertible notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC, the initial purchasers of the convertible notes, have informed us that they intend to make a market in the convertible notes offered in this prospectus. However, the initial purchasers are not obligated to do so, and any such market making activity may be terminated at any time without notice to the holders of the convertible notes. The convertible notes are traded through direct sales to qualified buyers or, with respect to those held by qualified institutional buyers, in the Private Offerings, Resale and Trading through Automatic Linkages, or PORTAL, market. We do not intend to apply for listing of the convertible notes on any securities exchange.

 WE MAY BE UNABLE TO REDEEM THE CONVERTIBLE NOTES UPON A FUNDAMENTAL CHANGE.

     Upon a Fundamental Change (as defined in the indenture governing the convertible notes), the holders of the convertible notes may require us to redeem all or a portion of the convertible notes. If a Fundamental Change were to occur, we may not have enough funds to pay the redemption price for all tendered convertible notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions that expressly prohibit the repurchase of the convertible notes upon a Fundamental Change or may provide that a Fundamental Change constitutes an event of default under that agreement. If a Fundamental Change occurs at a time when we are prohibited from purchasing or redeeming convertible notes, we could seek the consent of our lenders to redeem the convertible notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase or redeem the convertible notes. Our failure to redeem tendered convertible notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a Fundamental Change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict our ability to make payments to the holders of convertible notes. The term "Fundamental

Change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the convertible notes upon a Fundamental Change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See "Description of Convertible Notes."

 WE MAY NOT BE ABLE TO REFINANCE THE CONVERTIBLE NOTES IF REQUIRED OR IF WE SO DESIRE.

     We may need or desire to refinance all or a portion of our indebtedness on or before maturity. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

  OUR STOCK PRICE HAS BEEN VOLATILE.

     The market price of our common stock has been volatile. For example, during the second quarter of 2000, the market price for our common stock ranged from $56.625 to $157.875. Fluctuations in the trading price of our common stock will affect the trading price of the notes. Trading prices may continue to fluctuate in response to a number of events and factors, including the following:

     - quarterly variations in operating results and announcements of innovations;

     - new products, services and strategic developments by us or our competitors;

     - business combinations and investments by us or our competitors;

     - variations in our revenue, expenses or profitability;

     - changes in financial estimates and recommendations by securities analysts;

     - failure to meet the expectations of public market analysts;

     - performance by other content delivery companies; and

     - news reports relating to trends in the content delivery, Internet or other product or service industries.

     Any of these events may cause the price of our shares to fall. In addition, the stock market in general and the market prices for technology companies in particular have experienced significant volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the market price of our shares, regardless of our operating performance.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

     All of the convertible notes and the shares of our common stock issuable upon conversion of the convertible notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the convertible notes or the shares of our common stock issuable upon conversion of the convertible notes.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is listed on the Nasdaq National Market under the symbol "AKAM." Public trading of our common stock commenced on October 29, 1999. Prior to that, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sale price per share of our common stock on the Nasdaq National Market:

                                                              HIGH       LOW
YEAR ENDED DECEMBER 31, 1999:
  Fourth Quarter (from October 29, 1999)....................  $344 7/8   $110
YEAR ENDING DECEMBER 31, 2000:
  First Quarter.............................................  $345 1/2   $155
  Second Quarter............................................  $157 7/8   $ 56 5/8
  Third Quarter (until September 11, 2000)..................   132 15/16   60 11/16

     As of September 11, 2000, there were 498 holders of record of our common stock. On September 11, 2000, the last reported sale price on the Nasdaq National Market for our common stock was $62 11/16 per share.

                                DIVIDEND POLICY

     We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus and our consolidated financial statements and related notes and other financial data included elsewhere in this prospectus. The consolidated statements of operations for the period from inception (August 20, 1998) to December 31, 1998 and the year ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from unaudited financial statements included elsewhere in this prospectus. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for any other period or the entire year ending December 31, 2000.

     The unaudited pro forma combined statement of continuing operations is based on the individual historical statements of continuing operations for Akamai, INTERVU and Network24 and combines the results of Akamai, INTERVU and Network24 for the year ended December 31, 1999 and the six months ended June 30, 2000 as if the acquisitions occurred on January 1, 1999. The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements of Akamai, INTERVU and Network24, including the accompanying notes, the unaudited pro forma combined condensed financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

                                            PERIOD FROM                      PRO FORMA                               PRO FORMA
                                             INCEPTION                        COMBINED          SIX MONTHS            COMBINED
                                         (AUGUST 20, 1998)    YEAR ENDED     YEAR ENDED       ENDED JUNE 30,         SIX MONTHS
                                          TO DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   ---------------------   ENDED JUNE 30,
                                               1998              1999           1999         1999        2000           2000
                                         -----------------   ------------   ------------   ---------   ---------   --------------
                                                                            (UNAUDITED)         (UNAUDITED)        (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue................................       $    --          $  3,986     $    16,555    $     404   $  25,366     $  32,052
                                              -------          --------     -----------    ---------   ---------     ---------
Operating expenses:
  Cost of services.....................            31             9,002          14,930        1,408      19,283        22,100
  Engineering and development(1).......           229            11,749          22,137        2,054      19,846        25,146
  Sales, general and
    administrative(2)..................           426            29,621          56,825        5,220      61,124        77,595
  Charges associated with the
    INTERVU/NBC Strategic Alliance
    Agreement..........................            --                --          17,194           --          --            --
  Amortization of intangible assets....             9                47         953,075           23     198,080       471,344
  Acquired in-process research and
    development........................            --                --              --           --       1,372            --
  Equity-related compensation..........           205            10,005          10,005        1,338      11,610        11,610
                                              -------          --------     -----------    ---------   ---------     ---------
    Total operating expenses...........           900            60,424       1,074,166       10,043     311,315       607,795
                                              -------          --------     -----------    ---------   ---------     ---------
Operating loss.........................          (900)          (56,438)     (1,057,611)      (9,639)   (285,949)     (575,743)
Interest income (expense), net.........            10             2,269           6,299         (144)      7,428         9,456
                                              -------          --------     -----------    ---------   ---------     ---------
Loss before provision for income taxes
  and extraordinary loss from early
  extinguishment of debt...............          (890)          (54,169)     (1,051,312)      (9,783)   (278,521)     (566,287)
  Provision for income taxes...........            --                --              --           --         112           112
                                              -------          --------     -----------    ---------   ---------     ---------
Loss before extraordinary loss from early
  extinguishment of debt...............          (890)          (54,169)     (1,051,312)      (9,783)   (278,633)     (566,399)
Extraordinary loss from early
  extinguishment of debt...............            --             3,390              --           --          --            --
                                              -------          --------     -----------    ---------   ---------     ---------
Net loss...............................          (890)          (57,559)     (1,051,312)      (9,783)   (278,633)     (566,399)
Dividends and accretion to preferred
  stock redemption value...............            --             2,241              --          295          --            --
                                              -------          --------     -----------    ---------   ---------     ---------
Net loss attributable to common
  stockholders.........................       $  (890)         $(59,800)    $(1,051,312)   $ (10,078)  $(278,633)    $(566,399)
                                              =======          ========     ===========    =========   =========     =========
Basic and diluted net loss per share...       $ (0.06)         $  (1.98)    $    (25.75)   $   (0.53)  $   (3.43)    $   (6.47)
Weighted average common shares
  outstanding..........................        15,015            30,177          40,822       18,891      81,251        87,505

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999      JUNE 30, 2000
                                                              ------    --------    --------------
                                                                                     (UNAUDITED)
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $6,805    $269,554      $  515,673
Working capital.............................................   6,157     255,026         488,119
Total assets................................................   8,866     300,815       3,335,813
Obligations under capital leases and equipment loan, net of
  current portion...........................................      25         733             901
Convertible subordinated notes..............................      --          --         300,000
Convertible preferred stock.................................   8,284          --              --
Total stockholders' equity (deficit)........................  $ (148)   $281,445      $2,984,713

---------------
(1) Excludes $7, $5,061, $5,061, $187, $1,697 and $1,697 of equity-related compensation disclosed below.

(2) Excludes $198, $4,944, $4,944, $1,151, $9,913 and $9,913 of equity-related compensation disclosed below.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read together with our financial statements and accompanying notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ from those indicated in forward-looking statements.

OVERVIEW

     We provide global delivery services for Internet content, streaming media and applications, and global Internet traffic management services. Our services improve the speed, quality, availability, reliability and scalability of Web sites. Our services deliver our customers' Internet content, streaming media and applications through a distributed worldwide server network, which locates the content and applications geographically closer to users. As of June 30, 2000, we had approximately 2,100 signed customers, including 895 customers under recurring contract.

     Since our inception, we have incurred significant losses, and as of June 30, 2000, we had an accumulated deficit of $337.2 million. We have not achieved profitability on a quarterly or an annual basis, and anticipate that we will continue to incur net losses. We expect to incur significant engineering and development and sales, general and administrative expenses and, as a result, we will need to generate significant revenue to achieve and maintain profitability.

     In the first quarter of 2000, we entered into agreements to acquire all the outstanding common and preferred stock of Network24 and INTERVU. We acquired both of these companies to accelerate market leadership in streaming media. The Network24 acquisition was consummated on February 10, 2000 in exchange for 620,872 shares of our common stock and $12.5 million in cash. We also issued options and warrants exercisable for 195,862 shares of our common stock in exchange for all outstanding options and warrants exercisable for Network24 common stock. The INTERVU acquisition was consummated on April 20, 2000 in exchange for 10.0 million shares of our common stock. We also issued options and warrants exercisable for 2.2 million shares of our common stock in exchange for all outstanding options and warrants exercisable for INTERVU common stock. We have included the results of operations of Network24 subsequent to February 10, 2000 and INTERVU subsequent to April 20, 2000 in our statements of operations for the six months ended June 30, 2000. Both acquisitions are accounted for using the purchase method of accounting.

     In connection with the Network24 and INTERVU acquisitions, we expect amortization expense for the next four years as follows (in millions):

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
  2000......................................................  $674
  2001......................................................   953
  2002......................................................   953
  2003......................................................   274

     We derive our revenue from the sale of our services under contracts with terms typically ranging from 12 to 24 months. We recognize revenue primarily based on fees for the amount of Internet content delivered through our services. These contracts also provide for minimum monthly fees. Customers are typically billed monthly in advance for minimums and monthly in arrears for usage above the minimums. We also derive revenue for implementation, installation, usage and other fees that are recognized over the period of the related contracts or customer relationships.

     To date, substantially all of our revenue has been derived from customers based in the United States. We expect that revenue from customers based outside the United States will increase in future periods. To date, substantially all of our revenue has been derived from direct sales; however, we expect that revenue through indirect distribution channels will increase in future periods. Sales to Apple Computer represented 22% and

18% of our revenue for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. Sales to Yahoo! represented 13% of our revenue for the year ended December 31, 1999.

     Cost of services consists of fees paid to network providers for bandwidth, depreciation of network equipment used in providing our services and monthly fees paid to third-party network data centers for housing our servers. We enter into contracts for bandwidth with third-party network providers with terms typically ranging from six months to three years. These contracts may commit us to minimum monthly fees plus additional fees for bandwidth usage above our contracted level or may commit us to share with the third-party network providers a portion of the revenue we recognize from customers that use these third-party networks. Under our accelerated networks program, we provide use of our servers to smaller Internet service providers which, in turn, provide us with rack space for our servers and access to their bandwidth. We do not recognize as revenue any value to the Internet service providers associated with the use of our servers and do not expense the value of the rack space and bandwidth we receive. We believe that, to date, the value provided under this program has been insignificant. We expect our cost of service to increase as we continue to deploy our network.

     Engineering and development expenses consist primarily of salaries and related personnel costs and costs related to the design, development, testing, deployment and enhancement of our services and our network. We have to date expensed our engineering and development costs as incurred. We believe that research and development is critical to our strategic product development objectives and intend to continue to enhance our technology to meet the changing requirements of the market demand. As a result, we expect our engineering and development expenses to increase in the future.

     Sales, general and administrative expenses consist primarily of salaries and related costs of sales and marketing, operations and finance personnel and recruiting expenses, professional fees and legal and accounting services. We expect that sales, general and administrative expenses will increase in the future as we hire additional personnel, expand our operations, initiate additional marketing programs, establish sales offices in new locations and incur additional costs related to the growth of our business and our operations as a public company.

     Amortization of intangible assets consists primarily of the amortization of intangible assets acquired in business combinations, including goodwill. Acquired in-process research and development consists of a nonrecurring charge for the value of developmental projects that had not reached technological feasibility and had no alternative future use.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 2000

     Revenue. Revenue was $404,000 for the six months ended June 30, 1999 compared to $25.4 million for the six months ended June 30, 2000. The increase in revenue in the first six months of 2000 over the comparable period in the prior year was due to the commercial introduction of our services in April 1999.

     Cost of Services. Cost of services expense was $1.4 million for the six months ended June 30, 1999 and represented 14% of total operating expenses for such period. Cost of services expense was $19.3 million for the six months ended June 30, 2000 and represented 6% of total operating expenses for such period. Cost of services expenses were 17% of operating expenses before the amortization of intangible assets for the six months ended June 30, 2000. The increase in cost of services expense in dollars for the six month period in 2000 compared to the comparable period in the prior year was due to commencement of testing of our FreeFlow service in early 1999 and the commercial introduction of services in April 1999. Gross margins, defined as revenue less cost of services, were negative for the six months ended June 30, 1999 largely due to the fixed cost of building a network of servers. Gross margins were positive for the six months ended June 30, 2000 due to an increase in the number of customers and volume of revenue relative to the growth in network infrastructure. While gross margins are expected to increase over time, fluctuations are possible as fixed costs increase due to the rapid expansion of our global network of servers.

     Engineering and Development. Engineering and development expenses were $2.1 million for the six months ended June 30, 1999 and represented 20% of total operating expenses for such period. Engineering and development expenses were $19.8 million for the six months ended June 30, 2000 and represented 6% of total operating expenses for such period. Engineering and development expenses were 18% of operating expenses before the amortization of intangible assets for the six months ended June 30, 2000. The increase in engineering and development expenses in the six-month period in 2000 over the comparable period in the prior year was attributable to personnel and payroll related expenses resulting from an increase in headcount. We expect engineering and development expenses to increase in the future as we continue to invest in new technology.

     Sales, General and Administrative. Sales, general and administrative expenses were $5.2 million for the six months ended June 30, 1999 and represented 52% of total operating expenses for such period. Sales, general and administrative expenses for the six months ended June 30, 2000 were $61.1 million and represented 20% of total operating expenses for such period. Sales, general and administrative expenses were 54% of operating expenses before the amortization of intangible assets for the six months ended June 30, 2000. The increase in sales, general and administrative expenses in the six-month period in 2000 over the comparable period in the prior year was due to an increase in sales, general and administrative personnel and payroll-related expenses resulting from an increase in headcount, advertising campaigns initiated during the period, and increased depreciation expense associated with our property and equipment. We expect sales, general and administrative expenses to increase in the future.

     Amortization of Intangible Assets. Amortization of intangible assets for the six months ended June 30, 2000 was $198.1 million and represented 64% of total operating expenses for such period. Amortization expense primarily relates to the acquisitions of Network24 and INTERVU and the associated amortization of intangible assets acquired as part of these acquisitions. These intangible assets are being amortized on a straight-line basis over two to three years. We expect amortization of intangible assets to be approximately $238 million per quarter as a result of these acquisitions.

     Equity-Related Compensation. Equity-related compensation expenses consist of the amortization of deferred compensation resulting from the grant of stock options or shares of restricted stock at exercise or sale prices deemed to be less than the fair value of the common stock on the grant date and compensation expense related to the acceleration of stock option vesting for certain terminated employees. At June 30, 2000, deferred compensation, which is a component of stockholders' equity, was $26.6 million. This amount is being amortized ratably over the vesting periods of the applicable stock options and restricted shares, typically four years, with 25% vesting on the first anniversary of the grant date and the balance vesting 6.25% quarterly thereafter. We expect to incur equity related compensation expenses of at least $16.0 million in 2000, $8.7 million in 2001, $8.7 million in 2002 and $3.6 million in 2003.

     Interest Income (Expense), Net. Interest income (expense), net was $(144,000) for the six months ended June 30, 1999 and $7.4 million for the six months ended June 30, 2000. Interest income (expense), net consists of interest earned on cash, cash equivalent and short-term and long-term investment balances, net of interest expense. Interest income increased in 2000 due to interest on proceeds from the issuance of senior subordinated notes, the sale of preferred stock in several private placements and the sale of common stock in our initial public offering during 1999, partially offset by accrued interest expense on our 5 1/2% convertible subordinated notes and the amortization of deferred financing costs.

  PERIOD FROM INCEPTION (AUGUST 20, 1998) THROUGH DECEMBER 31, 1998 AND THE YEAR ENDED DECEMBER 31, 1999

     Revenue. We recorded no revenue for the period from inception (August 20, 1998) to December 31, 1998. Revenue for the year ended December 31, 1999 was $4.0 million. The increase in revenue was due to sales of services, which were commercially introduced in April 1999.

     Cost of Services. Cost of services expenses were $31,000 for the period from inception (August 20, 1998) to December 31, 1998 and represented 4% of total operating expenses in fiscal 1998. Cost of services expenses were $9.0 million for the year ended December 31, 1999 and represented 15% of total operating expenses for the year ended December 31, 1999. The increase in cost of services expenses was due to the commencement of testing of our FreeFlow service in early 1999 and commercial introduction of services in April 1999. Gross margins were negative largely due to the fixed cost of building a global network of servers. For the year ended December 31, 1999, the average selling price of our services as measured in dollars per mbps exceeds our average cost of bandwidth as measured in dollars per mbps.

     Engineering and Development. Engineering and development expenses were $229,000 for the period from inception (August 20, 1998) to December 31, 1998 and represented 25% of total operating expenses in fiscal 1998. Engineering and development expenses for the year ended December 31, 1999 were $11.7 million and represented 19% of total operating expenses for the year ended December 31, 1999. Approximately $9.7 million of the increase was attributable to personnel and payroll related expenses resulting from an increase in headcount.

     Sales, General and Administrative. Sales, general and administrative expenses were $435,000 for the period from inception (August 20, 1998) to December 31, 1998 and represented 48% of total operating expenses in fiscal 1998. Sales, general and administrative expenses for the year ended December 31, 1999 were $29.7 million and represented 49% of total operating expenses for the period. Approximately $11.2 million of the increase was due to sales, general and administrative personnel and payroll related expenses resulting from an increase in headcount. Approximately $7.7 million of the increase was attributable to advertising campaigns initiated during the year.

     Equity-Related Compensation. Equity-related compensation expenses consist of the amortization of deferred stock compensation resulting from the grant of stock options or shares of restricted stock at exercise or sale prices deemed to be less than the fair value of the our common stock on the grant date. At December 31, 1999, deferred stock compensation, which is a component of stockholders' equity, was $29.7 million. This amount is being amortized ratably over the vesting periods of the applicable stock options and restricted shares, typically four years, with 25% vesting on the first anniversary of the grant date and the balance vesting 6.25% quarterly thereafter.

     Interest Income, Net. Interest income, net was $10,000 and $2.3 million for the period from inception (August 20, 1998) through December 31, 1998 and the year ended December 31, 1999, respectively. Interest income, net consists of interest earned on our cash equivalent balances, net of interest expense. Interest income increased in 1999 due to interest on proceeds from the sale of our preferred stock and from the sale of our common stock in our initial public offering. This was partially offset by an increase in interest expense from the issuance of our subordinated notes during the year ended December 31, 1999.

     Extraordinary Loss From Early Extinguishment of Debt. During April 1999, we issued 15% subordinated demand notes payable in the aggregate amount of $15.0 million due in May 2004. In connection with the notes, we also issued warrants to purchase an aggregate of 2,002,836 shares of our common stock at $2.50 per share. These warrants expire in May 2004. In December 1999, we utilized a portion of the proceeds from the initial public offering to exercise our right to pay a portion of our subordinated notes and as a result, recognized an extraordinary loss from the early extinguishment in the amount of $3.4 million. In the first quarter of fiscal 2000, $2.7 million of the notes that remained outstanding were paid off.

LIQUIDITY AND CAPITAL RESOURCES

     Initially, we financed our operations primarily through private sales of our capital stock and issuance of senior subordinated notes totaling approximately $124.6 million in net proceeds through December 31, 1999. In November 1999, we sold shares of common stock through an initial public offering. The net proceeds to us from the initial public offering were $217.6 million after deducting an aggregate of $16.4 million in underwriting discounts and commission to the underwriters. In June 2000, we received net proceeds of $290.5 million from the sale of our convertible notes. At June 30, 2000, cash, cash equivalents and short-term investments totaled $515.7 million.

     Cash used in operating activities was $4.9 million for the six months ended June 30, 1999 and $49.5 million for the six months ended June 30, 2000. Net cash used in operating activities for the six months ended

June 30, 2000 reflects increasing net losses partially offset by increases in accounts payable and accrued expenses.

     Cash used in investing activities was $5.8 million for the six months ended June 30, 1999 and $168.0 million for the six months ended June 30, 2000. Net cash used for investing activities in the current period reflects net purchases of short-term investments of $277.6 million, sales and maturities of investments of $147.7 million and purchases of property and equipment of $55.6 million, consisting primarily of servers for deployment and expansion of our network, information systems used to operate the business, and facilities improvements. Also during the current period we made a cash payment of $11.7 million, net of cash acquired, for the acquisition of Network24 and acquired $29.2 million of cash in our acquisition of INTERVU. We expect to continue to expand our infrastructure by making approximately $80 million in additional capital expenditures during the remainder of the year.

     Cash provided by financing activities was $48.9 million for the six months ended June 30, 1999 and $302.5 million for the six months ended June 30, 2000. Cash provided by financing activities for the six months ended June 30, 1999 was derived primarily from the sale of convertible preferred stock, the issuance of demand notes and an equipment line of credit. In December 1999, we exercised our right to pay off outstanding senior subordinated notes, of which $12.2 million was paid in December 1999 and the remainder was paid during the six months ended June 30, 2000. Cash provided by financing activities for the six months ended June 30, 2000 was derived primarily from the proceeds from the sale of convertible notes and the issuance of common stock under our stock plans.

     We believe that our current cash, cash equivalents and short-term investments will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to those accruing to holders of our common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned technology, services or product development and sales and marketing efforts, which could harm our business, financial condition and operating results. It is our intention to at all times maintain cash on hand and borrowing capacity to meet funding needs for 18 to 24 months in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133," in fiscal year 2001. We do not expect the adoption of SFAS No. 133 to have an impact on our financial condition or results of operations.

     In December 1999, the Securities and Exchange Commission, which we refer to as the SEC or the Commission, issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as amended by SAB No. 101A and 101B, which is effective no later than the quarter ending December 31, 2000. SAB No. 101 clarifies the SEC's views regarding the recognition of revenue. We will adopt SAB No. 101 in the fourth quarter of 2000. We do not expect the application of SAB No. 101 to have a significant impact on our financial position or results of operations.

     In March 2000, the Financial Accounting Standard Board issued FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." FIN No. 44 primarily clarifies (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of previously fixed stock options or awards, and

(d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN No. 44 to have a significant impact on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We place our investments with high quality issuers and, by policy, limit the amount of risk by investing primarily in money market funds, United States Treasury obligations, high-quality corporate obligations and certificates of deposit. An increase or decrease in interest rates would not significantly increase or decrease interest expense due to the fixed nature of our debt obligations. We do not currently have significant foreign operations and thus are not currently materially exposed to foreign currency fluctuations. We do not expect a material loss from our marketable securities investments and believe that our potential interest rate exposure is not material.

                                    BUSINESS

OVERVIEW

     We provide global delivery services for Internet content, streaming media and applications and global Internet traffic management services. Our services improve the speed, quality, availability, reliability and scalability of Web sites. Our services deliver our customers' Internet content, streaming media and applications through a distributed worldwide server network which locates the content and applications geographically closer to users. Using technology and software that is based on our proprietary mathematical formulas, or algorithms, we monitor Internet traffic patterns and deliver our customers' content and applications by the most efficient route available. Our services are easy to implement and do not require our customers or their Web site visitors to modify their hardware or software. Using our FreeFlow service, our customers have been able to more than double the speed at which they deliver content to their users and, in some instances, have been able to improve speeds by ten times or more. Our streaming services offer customers enhanced video and audio quality, scalability and reliability.

AKAMAI SERVICES

     We have developed EdgeAdvantage, an integrated platform of our core technologies and network infrastructure service used to offer our FreeFlow, FreeFlow Streaming, Traffic Analyzer, FirstPoint, Akamai Conference and EdgeScape services. EdgeAdvantage may also be used as a platform for third-party service offerings, tools and applications. We and our partners intend to use this platform to introduce a range of value added services and applications.

  FREEFLOW

     Our FreeFlow service provides for the delivery of Web site content to Internet users. When implementing our FreeFlow service, our customers select bandwidth intensive portions of their Web sites, such as complex graphics, advertisements, logos, software downloads and pictures, to be delivered to users over our network. FreeFlow service customers pay only for the Internet content delivered through our service. Monthly usage charges are based on megabits per second of content delivered. Customers commit to pay for a minimum usage level over a fixed contract term, and pay additional fees when usage exceeds this commitment. Monthly prices currently begin at $1,995 per megabit per second, with discounts available for volume usage.

     This FreeFlow service is backed by a proof-of-performance guarantee. Through our guarantee we promise that:

     - our service will be available to deliver content 24 hours a day, seven days a week, 365 days a year;

     - our service will deliver content faster than the customer can do it without our service; and

     - if we fail to deliver on either of these two promises on any day, the customer does not pay for the service for that day.

  FREEFLOW STREAMING

     Our FreeFlow Streaming service provides for the delivery of streaming audio and video content to Internet users over the Internet. Streaming media is Internet content in the form of audio and/or video that a user can access and play while downloading it from a content provider.

     Streaming content can be delivered in three forms:

     - on-demand--which means that the user can view and/or listen to the file at any time, similar to a videotape in a VCR;

     - events--which means that the user can only view and/or listen to the file at a set time, similar to television; or

     - Webcast--which means that the user views and/or listens to a continuous live broadcast program, similar to a daily line-up of programs on a television network or ongoing radio broadcast, as it occurs.

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

     FreeFlow Streaming supports all three forms of streaming content. FreeFlow Streaming incorporates our proprietary SteadyStreamSMtechnology which splits an encoded broadcast signal into multiple streams, transmits the streams across the Akamai network, and recombines them at the appropriate Akamai network server to deliver the broadcast in its original high quality format. This service enables customers to enjoy enhanced video and audio quality, scalability and reliability. The primary pricing model for our FreeFlow Streaming service is based on megabytes of content delivered. Customers commit to pay for a minimum usage level over a fixed contract term, and pay additional fees when usage exceeds the commitment. The pricing is scaled, so that a customer who commits to a higher level of monthly usage will pay lower amount of money per megabyte delivered.

     As a result of our acquisitions of Network24 and INTERVU, we also offer a set of applications for developing and delivering interactive media broadcasts, including audio and video streaming. This set of applications enables Web site owners to create customized programs of audio and video content, synchronized presentations, audience polling, and e-Commerce capabilities in a format designed to engage users in an interactive way. This set of applications can be used for product rollout presentations, seminars, corporate earnings calls, distance learning, interactive entertainment and other applications.

  TRAFFIC ANALYZER

     Our Traffic Analyzer service is a Java-based tool that provides real-time online traffic monitoring of both a customer's Web site and our network on a continual basis. Customers may also use our Traffic Analyzer service to quantify traffic patterns during significant media events. For example, our customers that advertised their Web sites during the Super Bowl and the Academy Awards and during streamed events such as the NCAA's Men's Basketball Tournament were able to analyze the real-time traffic data on their Web sites during these events.

  FIRSTPOINT

     In June 2000, we introduced commercially FirstPoint, a global traffic management service for content providers with geographically distributed Web servers. FirstPoint uses our global network and real-time tracking of Internet conditions to ensure that Web site visitors reach the optimal server location. FirstPoint directs inbound Web traffic so that it reaches the server location best able to handle each individual user request. This offers a significant advantage to content providers seeking to maximize the performance and availability of a mirrored Web site. The FirstPoint service is fully interoperable with local load balancing solutions.

  AKAMAI CONFERENCE

     In June 2000, we introduced commercially Akamai Conference, a new family of conference casting solutions that incorporate live audio and video streaming services and interactive components into traditional conference call offerings in a fully automated fashion. Akamai Conference will be made available only through a number of key conferencing service providers, including AT&T, WorldCom, Global Crossing Conferencing and ACT Teleconferencing, which are integrating components of these solutions into their conferencing offerings.

  EDGESCAPE

     In June 2000, we introduced commercially EdgeScape, a knowledge delivery service that enables content providers to more intelligently serve content and control assets on their Web sites. EdgeScape utilizes our mapping and data collection techniques to identify the geographic location from which users access our customers' Web sites, the network origin of the user's request and other information. We are thus able to assist our content providers in their efforts to customize the delivery of content to users so that their experience on a Web site has more relevance and efficiency each time they visit.

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

TECHNOLOGY

     Our services incorporate the following technologies:

          URLs. Our technology changes the way in which content on a Web page is delivered to an Internet user without interrupting the normal data flow. Normally, when a user clicks on any Web page, the Web site returns a Hypertext Markup Language, or HTML, text file containing text and formatting instructions which the browser uses to display the page. This text file also contains the Universal Resource Locators, or URLs, of non-text objects on the page, such as photographs, banner advertisements, graphics and software downloads.

          Our customers identify which of their Web objects are to be delivered over our network. The customer then runs a software utility we provide, called Launcher, which searches for the URLs of the selected objects and tags them with a special code. This modification transforms each URL for content to be delivered over our network into an "ARL," or Akamai Resource Locator. The result is that when a user's browser downloads an HTML file containing ARLs of Web objects for that page, the browser is automatically pointed to our network to retrieve those objects. Our process does not require any modification to the browser or other personal computer configuration changes. While we can serve the HTML as well as the objects embedded in it, our customers typically choose to serve the HTML themselves to maintain direct contact with the user. Thus, even while users are receiving content from our servers, our customers can continue to count Web site visitors, track user demographics and dynamically assemble Web page content, including the insertion of targeted advertising and other personalized content.

          Domain Name Servers. The Internet relies on a distributed hierarchical database, called the Domain Name System, or DNS, to translate Web site names into numerical Internet Protocol, or IP, addresses. We employ tiers of DNS, or name, servers that interact seamlessly with the Internet's standard DNS servers and intelligently direct a user's request for Web site content or applications toward the most efficient Akamai server to deliver the requested content or applications. When an Internet user requests a page containing content to be delivered over our network, the user's browser asks a Domain Name Server to find an IP address for our network. The DNS automatically directs the query to one of our top-level DNS servers rather than to the central Web site. Our top-level DNS servers use proprietary mapping software to determine the approximate location of the user in the Internet. The top-level DNS server then refers the user's request to one of our low-level DNS server that is responsible for traffic near the user. The low-level DNS server then answers with the IP addresses of a group, or "region," of our servers that can deliver the desired content to the user most quickly and reliably based on the geographic proximity, load and availability of all servers on the network. The low-level DNS servers use up-to-the-second information about Internet and server conditions to make the best routing decision for each user.

          Server Load Management. Our servers first determine the optimal region for serving content to a user at a given moment. We use proprietary algorithms to then balance the loads of all servers within each region and ensure that objects reside in the minimum number of servers required to deliver optimal performance.

          Real-Time Monitoring. We perform real-time monitoring of our own servers and of the Internet to make certain that content is delivered to users with the best performance and reliability. A key design principle of our system is the use of distributed control. Therefore, if any computer, data center or portion of the Internet fails, our services will continue operating.

          We constantly monitor the performance of connections between various locations around the Internet and our regions. We use numerous types of network information to determine the performance of these connections. The result is a "map" of the optimal Akamai region for each location at that point in time. We rebuild this map periodically to reflect changing conditions.

          Real-time monitoring also ensures reliability. A region is suspended if the data center in which our servers are located fails or is performing poorly. However, even when this disruption occurs, the FreeFlow service continues to function. To ensure fault tolerance, we deploy back-up low-level DNS servers in each

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

     region that physically reside in separate data centers. These back-up DNS servers automatically direct users to servers in alternate regions unaffected by the remote outage.

     To ensure reliability against the failure of an individual server, each server is assigned a "buddy" server within a region. Buddy servers query one another every second to sense all failures. If a server's buddy does not respond to a query, that server takes over its buddy's IP address and serves all content requested of the buddy.

CUSTOMERS

     We began the introduction of our services commercially in April 1999. Our customer base spans a broad spectrum of Internet categories. Sales to Apple Computer and Yahoo! represented 22% and 13%, respectively, of our total revenue for the year ended December 31, 1999. Sales to Apple Computer represented 18% of our total revenue for the six months ended June 30, 2000.

SALES, SERVICE AND MARKETING

     We currently sell our service primarily through a direct sales force. Our plan is to continue to pursue heavily trafficked Web sites through our direct sales force and to penetrate other markets through our reseller program and other indirect distribution channels. In addition, we have recently begun to directly market and sell our services to smaller Web sites and businesses through our telesales force. As of July 31, 2000, we had 359 employees in our sales, marketing and distribution organization, of whom 99 are in direct sales. Currently our sales force is actively targeting both domestic and international companies, focusing on Web sites that have the greatest number of visitors, Fortune 100 companies and other companies with large operations worldwide. In January 2000, we established our new European headquarters based in Munich, Germany, with offices in Paris, France and London, England.

     In addition to our direct sales efforts, we have implemented a Reseller program with Web hosting companies, system integration firms, streaming technology companies and commerce service providers. As of July 31, 2000, our resellers include: Digex, Global Center, NaviSite, IBM, CacheFlow, Genuity, LoudEye, Encode This and Virage. Our indirect sales channel allows us to greatly enhance our reach in the marketplace. In the first six months of 2000, indirect sales represented 9% of our revenue. We have also established an Alliance Partner program with Web developers, systems integrators and Web-focused application providers. We encourage our alliance partners to recommend the Akamai solution to their customers as part of their design, integration and consulting work for those customers. As of July 31, 2000, we had over 100 partners enrolled in this program.

     Our technical consulting group directly supports our sales and distribution efforts by providing technical consulting and integration assistance to our current and prospective customers. As of July 31, 2000, we had 30 employees in the technical consulting group.

     We believe that a high level of customer service and support is critical to the successful marketing and sale of our products and services. We are building a comprehensive service and support organization to meet the needs of our customers. We have many professionals with advanced academic degrees providing customer care and technology support directly to our customers. As of July 31, 2000, we had 31 employees in our customer service and support organization, 59 employees in our product management group and 51 employees in our account management organization. We are seeking to hire additional customer service and support personnel as our customer base grows and as introduces new products and services.

     To support our sales efforts and actively promote the Akamai brand name, we conduct comprehensive marketing programs. Our marketing strategies include an active public relations campaign, print advertisements, online advertisements, trade shows, strategic partnerships and on-going customer communications programs. We participate in a variety of Internet, computer and financial industry conferences. As of July 31, 2000, we had 31 employees in our marketing communications organization.

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

NETWORK ALLIANCES

     As of July 31, 2000, we have deployed more than 4,250 servers in 50 countries across more than 225 telecommunication networks. Telecommunications and satellite networks with which we have formed alliances include: AboveNet Communications, America Online Inc., At Home Corporation, AUCS Communications Services, Belgacom Skynet, Cable & Wireless USA, CPRMarconi, EasyNet France, Exodus Communications, Genuity, GTS Carrier Services, Hellas OnLine, Helsinki Telephone Corporation, interNode systems, Korea Telecom, Level 3 Communications, Loral, PSINet, QS Communications AG, Road Runner, Teleglobe, Telenor Nextel, Telenordia, Unisource Iberia, UUNET Technologies, Verio, VisiNet and WonderNet.

     Most of our servers are currently deployed in data centers served by major domestic and international Internet service providers. These Internet service providers provide bandwidth to deliver content from our servers to Internet users.

     We also deploy our servers at smaller and medium-sized domestic and international Internet service providers through our Akamai Accelerated Network program. Under this program, we offer use of our servers to Internet service providers. In exchange, we typically do not pay for rack space to house our servers or bandwidth to deliver content from our servers to Internet users. By hosting our servers, Internet service providers obtain access to popular content from the Internet that is served from our network. As a result, when this content is requested by a user, the Internet service provider does not need to pay for the bandwidth otherwise necessary to retrieve the content from the originating Web site.

     We are planning to expand and enhance our network by entering into strategic relationships with network providers and integrating our technology with networking and other network infrastructure products, such as routers and switches, to facilitate implementation of our service by Internet service providers. We are also seeking to expand our network through the development of technology designed to facilitate communications between our global network of servers and third-party caching systems. If this technology is successfully developed, third-party caches could effectively function as additional servers on our network. We have established relationships with cache vendors Cacheflow, Cisco, InfoLibria, Network Appliance and Novell to develop interfaces to facilitate communications between their caching products and our network.

ENGINEERING AND DEVELOPMENT

     Our beginnings trace to a challenge that Tim Berners-Lee, the inventor of the World Wide Web, posed to his colleagues at MIT in early 1995 to invent a fundamentally new and better way to deliver Internet content to users. F. Thomson Leighton, an MIT Professor of Applied Mathematics and founder of Akamai, recognized that a solution to Web congestion could be found in applied mathematics and algorithms. Dr. Leighton believed that algorithms could be used to create a network of distributed servers that could communicate as a system and could deliver content without depending on a centralized controlling core. Dr. Leighton, together with Daniel Lewin, one of his graduate students at MIT, and several other researchers with expertise in computer science and data networking, undertook the development of the mathematical algorithms necessary to handle the dynamic routing of content.

     We believe that strong product and service development capabilities are essential to enhancing our core technologies, developing new applications for our technology and maintaining our competitiveness. We have invested and intend to continue to invest a significant amount of human and financial resources in our engineering and development organization. As of July 31, 2000, we had 420 employees devoted to engineering and development efforts.

     We are focusing our engineering and development efforts on enhancing our FreeFlow and FreeFlow Streaming services and building on our technology to develop new services. From our inception in August 1998 through July 31, 2000, our engineering and development expenses were approximately $36.9 million. We expect to continue to commit significant resources to research and development in the future. To date, all engineering and development expenses have been expensed as incurred.

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

COMPETITION

     The market for delivery services for Internet content, streaming media and applications is new, intensely competitive and characterized by rapidly changing technology, evolving industry standards and frequent new product and service installations. We expect competition to increase both from existing competitors and new market entrants for various components of our services. We compete primarily on the basis of:

     - performance of service, including speed of delivery, quality, reliability, peak crowd protection, and global content delivery capabilities;

     - ease of implementation and use of service;

     - types of content and applications delivered;

     - customer support;

     - brand recognition;

     - partnerships to provide complete customer solutions; and

     - price.

     We compete primarily with companies offering products and services that address Internet performance problems, including companies that provide Internet content delivery services, streaming content delivery services and equipment-based solutions to Internet performance problems, such as load balancers and server switches. We also compete with companies that host online conferences using proprietary conferencing applications.

     Our competitors may be able to respond more quickly than we can to new or emerging technologies and industry standards and changes in customer requirements. Some of our current or potential competitors may bundle their products with other software or hardware in a manner that may discourage Web site owners from purchasing products we offer or Internet service providers from being willing to install our servers.

     Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially and adversely affect our business, financial condition and operations.

PROPRIETARY RIGHTS AND LICENSING

     Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We currently have one issued United States patent covering our FreeFlow content delivery service, and we are now seeking to obtain patent protection on our other service offerings. We currently have no issued patents covering these other service offerings. We also own two United States patents covering methods and systems for storing and retrieving data over a distributed computer network. We cannot predict whether any of these issued patents will afford us any meaningful protection. We cannot predict whether any patent application we filed will result in any issued patent or, if a patent is issued, any meaningful protection. We seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products and services or to obtain and use information that we regard as proprietary. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such resulting litigation could result in substantial costs and diversion of
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

resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

     In October 1998, we entered into a license agreement with MIT under which we were granted a royalty-free, worldwide right to use and sublicense the intellectual property rights of MIT under various patent applications and copyrights relating to Internet content delivery technology. One of these patent applications has now issued. We cannot predict whether any of the other applications will result in issued patents that will provide us with any meaningful protection. Some of our technology is based on technology licensed from MIT. The license has been granted to us on an exclusive basis, but is subject to the rights of the United States government to use the licensed intellectual property in government-funded inventions. As part of the license agreement, MIT retained the right to use the licensed intellectual property for non-commercial, teaching and educational purposes. In connection with the license agreement, we issued 682,110 shares of our common stock to MIT in October 1998. The license agreement is irrevocable and is effective for the life of the relevant patents and patent applications, but MIT may terminate the agreement if we cease our business due to insolvency or if we materially breach the terms of the license agreement.

EMPLOYEES

     As of July 31, 2000, we had a total of 1,123 full-time and part-time employees. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not represented by any collective bargaining unit. We believe our relations with our employees are good.

FACILITIES

     Our headquarters are currently in approximately 130,000 square feet of leased office space located in two locations in Cambridge, Massachusetts. In addition, our west coast offices are in approximately 24,360 square feet of leased office space located in San Mateo, California and approximately 57,500 square feet of leased office space in two locations in San Diego, California. We lease approximately 21,000 square feet of office space in Germany. In addition, we lease office space in Cupertino, California; Seattle, Washington; Fairfax, Virginia; Santa Monica, California; San Francisco, California; and New York, New York.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages and positions as of August 31, 2000 are as follows:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
George H. Conrades...................   61   Chairman of the Board of Directors and Chief Executive
                                             Officer
Paul Sagan...........................   41   President and Chief Operating Officer
F. Thomson Leighton..................   43   Chief Scientist and Director
Daniel M. Lewin......................   30   Chief Technology Officer and Director
Timothy Weller.......................   35   Chief Financial Officer and Treasurer
Earl P. Galleher III.................   40   Executive Vice President
Robert O. Ball III...................   42   Vice President of Business Development
Peter Danzig.........................   39   Vice President of Technology
Antony P. Falco......................   31   Vice President of Product Management
Avraham T. Freedman..................   30   Vice President, Chief Network Architect
Steven P. Heinrich...................   55   Vice President of Human Resources
Kathryn L. Jorden....................   32   Vice President, General Counsel and Secretary
Jonathan Seelig......................   28   Vice President of Corporate Strategy and Development
Ross A. Seider.......................   53   Vice President, Engineering and Operations
Karen C. Stumcke.....................   37   Vice President and Chief Accounting Officer
Wendy P. Ziner.......................   40   Vice President of Marketing Communications
Arthur H. Bilger(2)..................   47   Vice Chairman of the Board of Directors
Todd A. Dagres(1)....................   40   Director
Terrance G. McGuire(1)(2)............   44   Director
Edward W. Scott(2)...................   37   Director

------------------------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Set forth below is information regarding the professional experience for each of the above-named persons.

     George H. Conrades has served as Chairman and Chief Executive Officer of Akamai since April 1999 and as a director since December 1998. Mr. Conrades has also been a venture partner of Polaris Venture Partners, Inc., an early stage investment company, since August 1998. From August 1997 to July 1998, Mr. Conrades served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunication services firm. Mr. Conrades served as Chairman of the Board of Directors and Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company, from January 1994 until its acquisition by GTE Internetworking in July 1997. Prior to joining BBN Corporation, Mr. Conrades was an IBM Senior Vice President and a Member of IBM's Corporate Management Board. Mr. Conrades is currently a director of Viacom Inc. and Infinity Broadcasting, a media company, and Cardinal Health, Inc., a provider of services supporting the health care industry. He is also an interim member of the board of ICANN, the Internet Corporation for the Assignment of Names and Numbers, a non-profit organization established by the United States government to oversee the administration of Internet names and addresses.

     Paul Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer and has served as President and Chief Operating Officer since May 1999. Mr. Sagan was the Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based not-for-profit membership organization, whose members are

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

multinational corporations from July 1997 to August 1998. From December 1995 to December 1996, Mr. Sagan was the President and Editor of Time Inc. New Media, an affiliate of Time Warner, Inc., a global media and entertainment company. From September 1992 to December 1995, Mr. Sagan served as a vice president and senior vice president of Time Warner Cable, a division of Time Warner, Inc. Mr. Sagan is also a director of Open Market, Inc. and Medialink Worldwide Inc.

     F. Thomson Leighton co-founded Akamai and has served as Chief Scientist and as a director since August 1998. Dr. Leighton has been a professor of Mathematics at MIT since 1982 and has served as the Head of the Algorithms Group in MIT's Laboratory for Computer Science since its inception in 1996. Dr. Leighton is currently on leave from MIT. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the ACM, one of the nation's premier journals for computer science research.

     Daniel M. Lewin co-founded Akamai and has served as a director since August 1998. Mr. Lewin served as President of Akamai from August 1998 to May 1999 and as Chief Technology Officer since May 1999. Since July 1996, Mr. Lewin has been a Ph.D. candidate in the Algorithms Group at MIT's Laboratory for Computer Science. From May 1994 to May 1996, Mr. Lewin worked at IBM's research laboratory in Haifa, Israel as a full-time Research Fellow and Project Leader responsible for the development and support of IBM's Genesys system.

     Timothy Weller joined Akamai in August 1999 as Chief Financial Officer. From July 1993 until August 1999, Mr. Weller was an equity research analyst at Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. Weller holds a Ph.D. in Electrical Engineering from the University of Illinois.

     Earl P. Galleher III has served as Executive Vice President of Akamai since June 2000 and as Vice President of Worldwide Sales and Support from March 1999 until June 2000. From March 1996 until August 1998, Mr. Galleher was employed with Digex, Inc., a national Internet carrier, where he served as Vice President and General Manager from March 1996 to January 1997 and as the President of the Web Site Management Division from January 1997 to August 1998. From November 1991 to February 1996, Mr. Galleher served as Director of Marketing at American Mobile Satellite Corporation, a mobile voice and data service provider.

     Robert O. Ball III has served as Vice President of Business Development of Akamai since June 2000 and as Vice President, General Counsel and Secretary from July 1999 until June 2000. From June 1996 until August 1999, Mr. Ball was a Partner and Chair of the Electronic Commerce Practice Team at Alston & Bird LLP, a law firm. From 1991 until May 1996, Mr. Ball was a Partner at Cashin, Morton & Mullins, a law firm.

     Peter Danzig joined Akamai in September 1999 as Vice President of Technology. Prior to joining Akamai, from March 1997 to August 1999, Mr. Danzig served as acting Chief Technology Officer of the NetCache group at Network Appliance, Inc., a provider of network data solutions. Mr. Danzig founded Internet Middleware Corporation, a provider of web caching solutions, in May 1996 and served as its Chief Technology Officer until it was acquired by Network Appliance in March 1997. From January 1990 to May 1996, Mr. Danzig was an Assistant Professor of Computer Science at the University of Southern California.

     Antony P. Falco has served as Vice President of Product Management of Akamai since June 2000. Mr. Falco served as Vice President, Technical Services of Akamai from March 2000 to June 2000 and as Director, Technical Consulting of Akamai from March 1999 to March 2000. From December 1998 to February 2000, Mr. Falco was the Director, Product Management at MyWorld Connect, Inc. a wireless Internet corporation. Mr. Falco served as the Director, Unix Strategic Account Services for Digex, Inc., a national Internet carrier, from June 1998 to December 1998 and as Site Engineer from December 1997 to June 1998. From June 1996 to December 1997, Mr. Falco was the Manager of Technical Services at Aspen Systems Corporation, a government contractor. Prior to joining Aspen Systems, from May 1995 to May 1996 Mr. Falco was an IT Manager at Public Citizens, a not-for-profit group focusing on consumer advocacy.

     Avraham T. Freedman has served as Vice President of Network Strategy and Deployment of Akamai since May 2000. Prior to joining Akamai in October 1999, Mr. Freedman served as Vice President of Engineering at AboveNet Communications, an Internet connectivity company, from November 1998 until October 1999. Mr. Freedman is the Managing Member of Netaxs, LLC, the first ISP in Philadelphia, which he founded in 1992. Mr. Freedman spends approximately ten hours per week providing advisory services to Netaxs.

     Steven P. Heinrich has served as Vice President of Human Resources of Akamai since March 1999. Prior to joining Akamai, Mr. Heinrich established Constellation Consulting, Inc., a human resources consulting firm specializing in early stage, high technology businesses. From November 1979 to October 1997, Mr. Heinrich was employed by BBN Corporation where he served as the Vice President of Human Resources from March 1993 to October 1997.

     Kathryn L. Jorden has served as Vice President, General Counsel and Secretary of Akamai since June 2000, and served as Associate General Counsel from September 1999 to June 2000. Prior to joining Akamai, Ms. Jorden was an associate at Baker & Daniels, a law firm, from January 1999 to July 1999. She held the position of associate general counsel at HealthCare Financial Partners, an asset-based lender, from March 1998 to June 1999. Ms. Jorden was an associate at Hogan & Hartson LLP, a law firm, from May 1996 to March 1998, and served as an attorney adviser at the SEC from September 1993 to May 1996.

     Jonathan Seelig co-founded Akamai in August 1998 and has served as Vice President of Corporate Strategy and Development since June 2000 and served as Vice President of Strategy and Corporate Development from August 1998 until June 2000. From January 1995 to September 1997, Mr. Seelig worked for ECI Telecom, Ltd., a provider of digital telecommunications and data transmission systems to network service providers. Mr. Seelig is presently on a leave of absence as an M.B.A. candidate at MIT's Sloan School of Management.

     Ross A. Seider joined Akamai as Vice President, Engineering and Operations in October 1999. Prior to joining Akamai, Mr. Seider was a vice president of product development in Motorola's Information Systems Group, a $750 million supplier of wireline and cable packet communications equipment and services. From 1987 to 1999, Mr. Seider held various management positions at Motorola including his recent position as manager for all engineering development and support for the Multiservices Network Division's WAN-access, multi-protocol, router family.

     Karen C. Stumcke joined Akamai in December 1998 as Controller and has served as Vice President and Chief Accounting Officer since August 2000. Prior to joining Akamai, from November 1997 to November 1998, Ms. Stumcke served as Controller for XCOM Technologies, a venture-funded, start-up CLEC that was acquired by Level 3 Communications. She held various positions within the finance organization at the Bank of Boston, a financial institution, from November 1990 to October 1997. Ms. Stumcke is a certified public accountant in The Commonwealth of Massachusetts.

     Wendy P. Ziner joined Akamai in May 1999 as Director of Marketing and has been Vice President of Marketing Communications since May 2000. Prior to joining Akamai, from 1994 to 1998, Ms. Ziner served as Director of Marketing Communications for Open Market, Inc., a leading e-commerce software firm.

     Arthur H. Bilger has served as a director of Akamai since November 1998 and has served as Vice Chairman of the Board of Directors since August 1999. From December 1994 until March 1997, Mr. Bilger was President, Chief Operating Officer and a member of the Board of Directors of New World Communications Group Incorporated, an entity engaged in television broadcasting and production. From August 1990 until December 1994, Mr. Bilger was a founding principal of Apollo Advisors, L.P. and Lion Advisors, L.P., entities engaged in the management of securities investments. Mr. Bilger is currently a director of Mandalay Resort Group, an owner and operator of hotel casino facilities.

     Todd A. Dagres has served as a director of Akamai since November 1998. Since February 1996, Mr. Dagres has been a general partner of Battery Ventures, a venture capital firm. From February 1994 to February 1996, Mr. Dagres was a Principal and Senior Technology Analyst at Montgomery Securities, now known as Banc of America Securities LLC, an investment bank and brokerage firm.

     Terrance G. McGuire has served as a director of Akamai since April 1999. Mr. McGuire is a founder and has been a general partner of Polaris Venture Partners, Inc. since June 1996. Since 1992, Mr. McGuire has also been a general partner of Burr, Egan, Deleage & Co., a venture capital firm. Mr. McGuire also serves as director of Aspect Medical Systems, Inc., an anesthesia monitoring company.

     Edward W. Scott has served as a director of Akamai since April 1999. Mr. Scott is a founder and general partner of the Baker Communications Fund, a communications private equity fund. He has been a general partner of that firm since March 1996. From December 1990 until March 1996, Mr. Scott was a private equity investor with the Apollo Investment Fund, L.P.

     Each executive officer serves at the discretion of our board and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

  ELECTION OF DIRECTORS

     The board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Messrs. Leighton and Scott serve in the class whose term expires in 2001; Messrs. Bilger, Dagres and Lewin serve in the class whose term expires in 2002; and Messrs. Conrades and McGuire serve in the class whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of our stockholders in the year that the term expires.

  COMPENSATION OF DIRECTORS

     We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time pursuant to our 1998 stock incentive plan. We have not yet determined the amount and timing of any grants or awards.

  BOARD COMMITTEES

     The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Messrs. Dagres and McGuire, reviews executive salaries, administers our bonus, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our pension and other benefit plans and compensation policies and practices.

     The audit committee, which consists of Messrs. Bilger, McGuire and Scott, reviews the professional services provided by independent accountants, the independence of the accountants from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it finds appropriate or may be brought to its attention.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation earned by (1) each of the persons who served during 1999 as our chief executive officer and (2) each of our four other most highly compensated executive officers who received annual compensation in excess of $100,000 in 1999. We refer to these individuals as the Named Executive Officers. In the table below, columns required by the regulations of the SEC, have been omitted where no information was required to be disclosed under those columns.

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                         ANNUAL COMPENSATION     -----------------------
                                                       -----------------------    NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION(1)                  YEAR   SALARY($)   BONUS($)(2)   UNDERLYING OPTIONS/SARS
------------------------------                  ----   ---------   -----------   -----------------------
George H. Conrades............................  1999    260,077           --                   --
  Chairman of the Board of Directors and        1998         --           --                   --
  Chief Executive Officer
Daniel M. Lewin(3)............................  1999    120,000           --                   --
  Chief Technology Officer and Director         1998     30,000           --                   --
Paul Sagan....................................  1999    205,417           --                   --
  President and Chief Operating Officer         1998     22,275           --                   --
Robert O. Ball III............................  1999    105,769      100,000               60,000
  Vice President of Business Development        1998         --           --                   --
Earl P. Galleher III..........................  1999    137,981       50,000                   --
  Executive Vice President                      1998         --           --                   --
David Goodtree(4).............................  1999    115,385      100,000            1,260,000
  Vice President of Strategy and Products       1998         --           --                   --

---------------
(1) Mr. Conrades commenced employment with Akamai in April 1999; Mr. Lewin co-founded Akamai in August 1998; Mr. Sagan commenced employment with Akamai in October 1998; Mr. Ball commenced employment with Akamai in July 1999; Mr. Galleher commenced employment with Akamai in March 1999; and Mr. Goodtree commence employment with Akamai in March 1999.

(2) Other compensation in the form of perquisites and other personal benefits has been omitted because these perquisites and other personal benefits contributed less than $50,000 or 10% of the total salary and bonus for each Named Executive Officer for that year.

(3) Daniel M. Lewin resigned as President and became our Chief Technology Officer on May 18, 1999.

(4) David Goodtree resigned as Vice President of Strategy and Products on June 23, 2000.

  OPTION GRANTS DURING FISCAL YEAR 1999

     The following table sets forth each grant of stock options during 1999 to each of the Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

                                                  INDIVIDUAL GRANTS
                                ------------------------------------------------------
                                              PERCENT OF
                                                 TOTAL                                    POTENTIAL REALIZABLE
                                NUMBER OF    OPTIONS/ SARS                                  VALUE AT ASSUMED
                                SECURITIES    GRANTED TO                                  ANNUAL RATES OF STOCK
                                UNDERLYING   EMPLOYEES IN    EXERCISE OR                 PRICE APPRECIATION FOR
                                 OPTIONS/       FISCAL        BASE PRICE                     OPTION TERM (2)
                                   SARS          YEAR         PER SHARE     EXPIRATION   -----------------------
                                 GRANTED       1999 (%)      ($/SHARE)(1)      DATE       5% ($)       10% ($)
                                ----------   -------------   ------------   ----------   ---------   -----------
George H. Conrades............         --          --              --              --          --            --
Daniel M. Lewin...............         --          --              --              --          --            --
Paul Sagan....................         --          --              --              --          --            --
Robert O. Ball III............     60,000         0.4           19.80        10/28/09     747,127     1,893,366
Earl P. Galleher III..........         --          --              --              --          --            --
David Goodtree................  1,260,000         8.7           .0417         3/22/09      33,043        83,738

---------------

(1) The exercise price was equal to the fair market value of our common stock as determined by the board of directors on the date of grant.

(2) The potential realizable value is calculated based on the term of the stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the stock option and that the stock option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

  OPTION EXERCISES DURING FISCAL YEAR 1999

     The following table sets forth for each of the Named Executive Officers stock options exercised and the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of December 31, 1999. None of the Named Executive Officers exercised stock options in 1999.

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING
                                                          UNEXERCISED              VALUE OF UNEXERCISED
                                                          OPTIONS AT               IN-THE-MONEY OPTIONS
                                                       DECEMBER 31, 1999        AT DECEMBER 31, 1999($)(1)
                                                  ---------------------------   ---------------------------
                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                  -----------   -------------   -----------   -------------
George H. Conrades..............................      --                 --         --                  --
Daniel M. Lewin.................................      --                 --         --                  --
Paul Sagan......................................      --                 --         --                  --
Robert O. Ball III..............................      --             60,000         --          18,469,500
Earl P. Galleher III............................      --                 --         --                  --
David Goodtree..................................      --          1,260,000         --         412,754,958

---------------
(1) Based on the closing sale price of our common stock on December 31, 1999 ($327 5/8), as reported by the Nasdaq National Market, less the option exercise price.

                           RELATED PARTY TRANSACTIONS

ISSUANCES OF PREFERRED STOCK AND 15% SENIOR SUBORDINATED NOTES

     Since our inception in August 1998, we have issued and sold preferred stock and 15% senior subordinated notes coupled with warrants to purchase common stock at an exercise price of approximately $2.50 per share to the following persons and entities who are executive officers, directors or 5% or greater stockholders. For more detail on shares of stock held by these purchasers, see "Principal Stockholders" on page 42.

                                                                              WARRANTS TO
                                                                              PURCHASE THE
                                                                               FOLLOWING
                                       SERIES A    SERIES B     15% SENIOR     SHARES OF      AGGREGATE
                                       PREFERRED   PREFERRED   SUBORDINATED      COMMON       PURCHASE
NAME                                   STOCK(1)    STOCK(1)       NOTES          STOCK          PRICE
----                                   ---------   ---------   ------------   ------------   -----------
Arthur H. Bilger(2)..................    32,894       9,610     $  100,000       13,350      $   494,779
Baker Communications Fund, L.P. .....        --     929,244     $7,000,000      934,668      $20,999,990
Battery Ventures IV, L.P.(3).........   513,165      63,056             --           --      $ 4,850,056
George H. Conrades(4)................    29,605       8,649     $   65,154        8,694      $   420,458
Earl P. Galleher III.................     3,289         961     $   48,333        6,450      $    87,808
Jonathan Seelig......................    14,473       4,228     $   31,852        4,248      $   205,546
Entities affiliated with Polaris
  Venture Management Co. II,
  L.L.C.(5)..........................   263,163     237,318     $1,000,000      133,524      $ 6,575,472
Paul Sagan...........................     6,578       1,922     $   14,477        1,932      $    93,427

------------
(1) Upon the closing of our initial public offering on November 3, 1999, each share of preferred stock automatically converted into shares of common stock.

(2) Excludes securities held by Baker Communications Fund, L.P., of which Mr. Bilger is a limited partner. Mr. Bilger is the managing member of the general partner of ADASE Partners, L.P. and the managing member of AT Investors LLC. Mr. Bilger's shares of Series A preferred stock represent holdings of ADASE Partners, L.P. in Akamai. Mr. Bilger's shares of Akamai common stock issued upon conversion of Series B convertible preferred stock and his notes and warrants are held by AT Investors LLC. Mr. Bilger disclaims beneficial ownership of the securities held by ADASE Partners, L.P. and AT Investors LLC except to the extent of his pecuniary interest in those entities.

(3) Includes 7,895 shares of Series A convertible preferred stock and 969 shares of Series B convertible preferred stock held by Battery Investment Partners IV, LLC, of which Battery Ventures IV, L.P. is a managing member.

(4) Excludes securities held by entities affiliated with Polaris Venture Management Co. II, L.L.C., of which Mr. Conrades is a general partner.

(5) Represents 257,119 shares of Series A convertible preferred stock, 231,687 shares of Series B convertible preferred stock, 15% senior subordinated notes in the principal amount of $976,271 and 130,356 warrants held by Polaris Venture Partners II L.P. and 6,044 shares of Series A convertible preferred stock, 5,631 shares of Series B convertible preferred stock, 15% senior subordinated notes in the principal amount of $23,729 and 3,168 warrants held by Polaris Venture Partners Founders Fund II L.P.

     Series A Financing. On November 23, 1998, November 30, 1998 and December 14, 1998, we issued an aggregate of 1,100,000 shares of Series A preferred stock to 22 investors, including Arthur H. Bilger, Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, George H. Conrades, Earl P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The per share purchase price for the Series A convertible preferred stock was $7.60.

     Series B Financing. On April 16, 1999 and April 30, 1999, we issued an aggregate of 1,327,500 shares of Series B convertible preferred stock to 24 investors, including Arthur H. Bilger, Baker Communications Fund, L.P., Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, George H. Conrades, Earl P.

Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The per share purchase price for the Series B convertible preferred stock was $15.07. As part of our Series B financing, we granted Baker Communications Fund, L.P. an option to purchase up to 145,195 shares of its Series C convertible preferred stock and an option to purchase 5% of the shares sold in the initial public offering. In October 1999, Baker exercised both of these options.

     15% Senior Subordinated Note Financing. On May 7, 1999, we issued 15% senior subordinated notes in the aggregate principal amount of $15,000,000 coupled with warrants to purchase an aggregate of 2,002,836 shares of our common stock for an exercise price of approximately $2.50 per share to 20 investors, including Arthur H. Bilger, Baker Communications Fund, L.P., George H. Conrades, Earl P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The 15% senior subordinated notes had a term of five years and an interest rate of 15% per year, compounded annually. As of December 31, 1999, $2.8 million in aggregate principal amount remained outstanding under the 15% senior subordinated notes.

ISSUANCES OF COMMON STOCK

     The following table presents selected information regarding the issuances of common stock to our executive officers and directors. We issued the shares of common stock set forth in the table below pursuant to stock restriction agreements with each of the executive officers and directors which give us rights to repurchase all or a portion of the common stock at their purchase price in the event that the person ceases to provide services to us before the date specified in their respective agreements. Some of these stock restriction agreements prohibit us from repurchasing shares following a change in control of Akamai.

                                                        DATE OF       NUMBER        AGGREGATE
NAME                                                    ISSUANCE    OF SHARES     PURCHASE PRICE
----                                                    --------    ----------    --------------
Robert O. Ball III....................................   7/23/99       250,000      $  625,000
Arthur H. Bilger......................................  11/19/98       594,000      $    8,250
                                                         3/26/99       600,000      $  200,000
George H. Conrades....................................   3/26/99     5,940,000      $1,980,000
Earl P. Galleher III..................................   3/15/99     1,260,000      $   52,500
F. Thomson Leighton...................................    9/2/98    11,391,750      $   63,288
Daniel M. Lewin.......................................    9/2/98    11,391,750      $   63,288
Paul Sagan............................................  10/28/98     2,383,200      $   33,100
                                                         5/18/99       600,000      $  500,000
Jonathan Seelig.......................................    9/2/98     2,376,000      $   13,200
Timothy Weller........................................   7/23/99     1,050,000      $2,625,000

     We agreed to the material terms of each of the preferred stock issuances described above after arms'-length negotiations. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the members of our board, including a majority of the independent and disinterested directors on our board, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

AGREEMENTS WITH EXECUTIVE OFFICERS

     On March 26, 1999, in connection with the issuance of restricted common stock, we loaned $1,980,000 to George H. Conrades, our Chief Executive Officer and Chairman of the Board of Directors. The loan bears interest at a rate of 5.3% per year, compounded annually until paid in full. The loan must be paid in full by March 26, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Conrades upon his sale of our capital stock. On March 26, 1999 we entered into a severance agreement with Mr. Conrades. The severance agreement requires us to pay Mr. Conrades a lump-sum cash payment equal to 299% of his average annual salary and bonus for the most recent three years if his employment is terminated by us other than for cause within two years following a change in control of Akamai. Under the terms of Mr. Conrades's restricted stock grant, our right to repurchase shares of unvested restricted stock will cease in the event of a change in control of Akamai.

     On May 18, 1999, in connection with the issuance of restricted common stock, we loaned $500,000 to Paul Sagan, our President and Chief Operating Officer. The loan bears interest at a rate of 5.3% per year, compounded annually until paid in full. The loan must be paid in full by May 18, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Sagan upon his sale of capital stock of Akamai. Under the terms of Mr. Sagan's restricted stock grant, our right to repurchase shares of unvested restricted stock will cease in the event of a change in control of Akamai.

     On July 23, 1999, in connection with the issuance of restricted common stock, we loaned $623,750 to Robert O. Ball III, our Vice President of Business Development. The loan bears interest at a rate of 6.1% per year, compounded annually until paid in full. The loan must be paid in full by July 23, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Ball upon his sale of capital stock of Akamai. Under the terms of Mr. Ball's restricted stock grant, our right to repurchase shares of unvested restricted stock will cease in the event of a change in control of Akamai.

     On July 23, 1999, in connection with the issuance of restricted common stock, we loaned $2,619,750 to Timothy Weller, our Chief Financial Officer and Treasurer. The loan bears interest at a rate of 6.1% per year, compounded annually until paid in full. The loan must be paid in full by July 23, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Weller upon his sale of capital stock of Akamai. Under the terms of Mr. Weller's restricted stock grant, our right to repurchase shares of unvested restricted stock will cease in the event of a change in control of Akamai. In addition, if Mr. Weller's employment is terminated by us other than for cause or by Mr. Weller for good reason (as defined in Mr. Weller's restricted stock agreement), all of Mr. Weller's unvested restricted stock will vest.

     On March 4, 1999, we entered into a letter agreement with Earl P. Galleher III, our Executive Vice President. The letter agreement provides that if Akamai is sold then Mr. Galleher's restricted stock shall become fully vested. The letter agreement also provides that if we terminate the employment of Mr. Galleher without cause after March 4, 2000 and prior to March 4, 2001, then Mr. Galleher will receive a one-time payment equal to his then-current annualized base salary and he will receive an additional year of vesting of his restricted stock. The letter agreement further provides that if we terminate the employment of Mr. Galleher after March 4, 2001 and prior to March 4, 2002, then Mr. Galleher will receive a one-time payment equal to one-half of his then-current annualized base salary and he will receive an additional year of vesting of his restricted stock.

     We purchase bandwidth and colocation space from LIG Holdings, L.P., and Internet service provider. Avraham T. Freedman, our Vice President, Chief Network Architect, is a principal of LIG Holdings with a 35% equity ownership. Between January 1, 2000 and August 31, 2000, we paid approximately $1,045,000 to LIG Holdings, including refundable deposits of approximately $973,000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as to the number of shares of our common stock beneficially owned as of July 31, 2000 by:

     - each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

     - each of our directors;

     - our chief executive officer and other most highly compensated executive officers for the year ended December 31, 1999; and

     - all of our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o Akamai Technologies, Inc., 500 Technology Square, Cambridge, Massachusetts 02139.

                                                               NUMBER OF      PERCENTAGE OF
                                                                 SHARES          COMMON
                                                              BENEFICIALLY        STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED         OUTSTANDING
------------------------------------                          ------------    -------------
Battery Ventures IV, L.P.(1)................................   10,269,304          9.7%
  20 William Street
  Wellesley, MA 02481
F. Thomson Leighton.........................................    8,699,750          8.2
Daniel M. Lewin.............................................    8,816,750          8.3
Baker Communications Fund, L.P.(2)..........................    7,818,471          7.3
  c/o Baker Capital Partners, LLC
  540 Madison Avenue
  New York, NY 10022
George H. Conrades(3).......................................    5,074,381          4.8
Entities affiliated with Polaris Venture Management Co. II,
  L.L.C.(4).................................................    6,662,623          6.3
  1000 Winter Street, Suite 3350
  Waltham, MA 02451
Arthur H. Bilger(5).........................................    1,277,680          1.2
Todd A. Dagres(6)...........................................   10,269,304          9.7
  c/o Battery Ventures IV, L.P.
  20 William Street
  Wellesley, MA 02481
Terrance G. McGuire(7)......................................    6,662,623          6.3
  c/o Polaris Management Co. II, LLC
  1000 Winter Street, Suite 3350
  Waltham, MA 02451
Edward W. Scott(8)..........................................    7,818,471          7.3
  c/o Baker Capital Partners, LLC
  540 Madison Avenue
  New York, NY 10022
Paul Sagan(9)...............................................    2,037,777          1.9

                                                               NUMBER OF      PERCENTAGE OF
                                                                 SHARES          COMMON
                                                              BENEFICIALLY        STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED         OUTSTANDING
------------------------------------                          ------------    -------------
Earl P. Galleher III(10)....................................    1,334,295          1.3
Robert O. Ball III(11)......................................      250,300            *
David Goodtree(12)..........................................      394,050            *
All executive officers and directors as a group (20
  persons)(13)..............................................   56,215,902         52.2%

------------------------------
  *  Less than 1%.

 (1) Includes 157,906 shares held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. is the managing member of Battery Investment Partners IV, LLC.

 (2) Includes 934,668 shares issuable upon the exercise of warrants exercisable within 60 days after July 31, 2000.

 (3) Includes 8,694 shares issuable upon the exercise of warrants exercisable within 60 days after July 31, 2000. Excludes shares held by entities affiliated with Polaris Venture Management Co. II, L.L.C., of which Mr. Conrades is a general partner.

 (4) Represents 6,377,474 shares by Polaris Venture Partners II L.P., 151,625 shares held by Polaris Venture Partners Founders' Fund II L.P., 130,356 shares issuable upon exercise of warrants held by Polaris Venture Partners II L.P. and exercisable within 60 days after July 31, 2000 and 3,168 shares issuable upon the exercise of warrants held by Polaris Venture Partners Founders' Fund II L.P. and exercisable within 60 days after July 31, 2000. Polaris Venture Management Co. II, L.L.C. is the general partner of Polaris Venture Partners and Polaris Venture Founders' Fund II L.P.

 (5) Represents 1,220,872 shares held by ADASE Partners, L.P., 43,458 shares held by AT Investors LLC and 13,350 shares issuable upon the exercise of warrants held by AT Investors LLC and exercisable within 60 days after July 31, 2000. Mr. Bilger, a director of Akamai, is the managing member of the general partner of ADASE Partners, L.P. and managing member of AT Investors LLC. Mr. Bilger disclaims beneficial ownership of the shares held by ADASE Partners, L.P. and AT Investors LLC except to the extent of his pecuniary interest in those entities. Excludes shares held by Baker Communications Fund, L.P., of which Mr. Bilger is a limited partner.

 (6) Represents 10,111,398 shares held by Battery Ventures IV, L.P. and 157,906 shares held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. is the managing member of Battery Investment Partners IV, LLC. Todd A. Dagres, a director of Akamai, is a general partner of Battery Ventures IV, L.P. Mr. Dagres disclaims beneficial ownership of the shares held by Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC except to the extent of his pecuniary interest in those entities.

 (7) Represents 6,377,474 shares held by Polaris Venture Partners II L.P., 151,625 shares held by Polaris Venture Partners Founders' Fund II L.P., 130,356 shares issuable upon exercise of warrants held by Polaris Venture Partners II L.P. and exercisable within 60 days after July 31, 2000 and 3,168 shares issuable upon the exercise of warrants held by Polaris Venture Partners Founders' Fund II L.P. and exercisable within 60 days after July 31, 2000. Polaris Venture Management Co. II, L.L.C. is the general partner of Polaris Venture Partners II L.P. and Polaris Venture Partners Founders' Fund II L.P. Terrance G. McGuire, a director of Akamai, is a general partner of Polaris Venture Management Co. II, L.L.C. Mr. McGuire disclaims beneficial ownership of the shares held by Polaris Venture Partners II L.P. and Polaris Venture Partners Founders' Fund II L.P. except to the extent of his pecuniary interest in those entities.

 (8) Represents 6,883,803 shares held by Baker Communications Fund, L.P. and 934,668 shares issuable upon the exercise of warrants exercisable within 60 days after July 31, 2000 held by Baker Communications Fund, L.P. Baker Capital Partners, LLC is general partner of Baker Fund, L.P. Edward W. Scott, a director of Akamai, is a general partner of Baker Communications Fund, L.P. Mr. Scott disclaims beneficial ownership of the shares held by Baker Communications Fund, L.P. except to the extent of his pecuniary interest in Baker Communications Fund, L.P.

 (9) Includes 1,932 shares issuable upon the exercise of warrants exercisable within 60 days after July 31, 2000.

(10) Includes 6,450 shares issuable upon the exercise of warrants exercisable within 60 days after July 31, 2000.

(11) Includes 100 shares held as custodian for each of Mr. Ball's three minor children.

(12) Mr. Goodtree resigned as Vice President of Strategy and Products on June 23, 2000.

(13) Includes 1,307,786 shares issuable upon the exercise of options and warrants exercisable within 60 days after July 31, 2000.

                        DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

     The convertible notes were issued under an indenture, dated as of June 20, 2000, between us and State Street Bank and Trust Company, as trustee. The following description is a summary of the material provisions of the indenture. It does not restate this agreement in its entirety. We urge you to read the indenture and registration rights agreement because they, and not this description, define your rights as holders of these convertible notes. Copies of the proposed forms of the indenture and the registration rights agreement are available to you upon request.

     You can find the definitions of certain terms used in this description under the subheading "Definitions." In this section of this prospectus entitled "Description of Convertible Notes," when we refer to Akamai or Akamai Technologies, Inc., or "we," "our," or "us," we are referring only to Akamai Technologies, Inc. and not any of its subsidiaries.

     The convertible notes are unsecured obligations, subordinated in right of payment to all our existing and future Senior Debt as described under "--Subordination of Convertible Notes" and convertible into our common stock as described under "--Conversion." The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or issuance or repurchase of our securities. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction by us except to the extent described under "--Repurchase at the Option of Holders." The convertible notes are not guaranteed by any of our subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     We issued convertible notes with a maximum aggregate principal amount of $300,000,000 (including $50,000,000 from the exercise of the over allotment option). The convertible notes mature on July 1, 2007. Interest on the convertible notes accrues at a rate of 5 1/2% per annum from the date of original issuance, payable semiannually on January 1 and July 1, commencing on January 1, 2001. We will make each interest payment to the holders of record of the convertible notes on the immediately preceding December 15 and June 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The convertible notes are payable both as to principal and interest on presentation of the convertible notes if in certificated form at the offices or agencies we maintain for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses set forth in the register of holders of convertible notes or, if a holder who holds an aggregate principal amount of at least $5.0 million of convertible notes so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to us and the trustee. Until otherwise designated by us, our office or agency in New York will be the offices of the trustee maintained for such purpose. The convertible notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

CONVERSION

     The holder of any convertible note has the right, exercisable at any time following the date of original issuance of the convertible note and prior to its maturity, to convert the principal amount of the convertible note (or any portion of it that is an integral multiple of $1,000) into shares of our common stock at the conversion price set forth on the cover page of this prospectus, subject to adjustment as described below, which we refer to as the "conversion price." The foregoing notwithstanding, if a convertible note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption.

     If any convertible notes are converted during the period after any record date but before the next interest payment date, interest on such convertible notes will be paid on the next interest payment date, notwithstanding such conversion, to the holder of record on the record date of those convertible notes. Any convertible notes that are, however, delivered to us for conversion after any record date but before the next interest payment date must, except as described in the next sentence, be accompanied by a payment equal to the interest payable on such interest payment date on the principal amount of convertible notes being converted. We will not require the payment to us described in the preceding sentence if, during that period between a record date and the next interest payment date, convertible notes are delivered for conversion on or after the date that we have issued a redemption notice and prior to the date of redemption. If any convertible notes are converted after an interest payment date but on or before the next record date, no interest will be paid on those convertible notes. No fractional shares will be issued upon conversion, but a cash adjustment will be made for any fractional shares.

     The conversion price is subject to adjustment upon the occurrence of certain events, including:

          (1) the issuance of shares of common stock as a dividend or distribution on the common stock;

          (2) the subdivision or combination of the outstanding common stock;

          (3) the issuance to substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share, as defined;

          (4) the distribution of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (5) below) to all holders of common stock;

          (5) the distribution, by dividend or otherwise, of cash to all holders of common stock in an aggregate amount that, together with the aggregate of
     (i) any other distributions of cash within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution that did not trigger a conversion price adjustment to all holders of our common stock and (ii) all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of the product of (a) the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times
     (b) the number of shares of common stock outstanding on such date;

          (6) the payment of an Excess Payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for common stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a conversion price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of the product of the current market price per share on the expiration of the tender offer or the consummation of the other negotiated transaction, as the case may be, times the number of shares of common stock outstanding on that date; and

          (7) the distribution to substantially all holders of common stock of rights or warrants to subscribe for securities (other than those referred to in clause (3) above). In the event of a distribution to substantially all holders of common stock or rights to subscribe for additional shares of our capital stock (other than those referred to in clause (3) above), we may, instead of making any adjustment in the conversion price, make proper provision so that each holder of a convertible note who converts the convertible note after the record date for the distribution and prior to the expiration or redemption of the rights will be entitled to receive upon that conversion, in addition to shares of common stock, an appropriate number of rights.

No adjustment of the conversion price will be made until cumulative adjustments amount to one percent or more of the conversion price as last adjusted.

     If we reclassify or change our outstanding common stock, or consolidate with or merge into or transfer or lease all or substantially all of our assets to any person, or we are a party to a merger that reclassifies or changes our outstanding common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted the convertible notes immediately before the effective date of the transaction.

     The indenture also provides that if rights, warrants or options expire unexercised, the conversion price shall be readjusted to take into account the actual number of warrants, rights or options which were exercised.

     In the indenture, the "current market price" per share of common stock on any date is deemed to be the average of the daily market prices for the shorter of (1) 10 consecutive business days ending on the last full trading day on the exchange or market referred to in determining the daily market prices prior to the time of determination (as defined in the indenture) or (2) the period commencing on the date next succeeding the first public announcement of the issuance of rights or warrants or distribution through the last full trading day prior to the time of determination.

     We will be permitted to make such reductions in the conversion price as we, in our discretion, determine to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by us to our stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

     The convertible notes are subordinate in right of payment to all of our existing and future Senior Debt. The indenture does not restrict the amount of Senior Debt or other Indebtedness that we or any of our subsidiaries can incur. As of June 30, 2000, we had indebtedness of approximately $1.2 million, which constituted Senior Debt, and our subsidiaries had outstanding liabilities and other obligations of approximately $763,000, which would have been structurally senior to the convertible notes.

     The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right of payment to the prior payment in full of all of our existing and future Senior Debt. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including any payments made to holders of convertible notes pursuant to any Fundamental Change, as further described below under the heading "Repurchase at the Option of Holders," and no redemption, purchase or other acquisition of the convertible notes may be made unless (1) full payment of amounts then due on all Senior Debt has been made or duly provided for pursuant to the terms of the instrument governing that Senior Debt, and (2) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there does not exist under any Senior Debt or any agreement under which any Senior Debt has been issued, any default that has resulted in the full amount of the Senior Debt being declared due and payable. In addition, the indenture provides that if any of the holders of any issue of Designated Senior Debt notify us and the trustee that a default has occurred giving the holders of the Designated Senior Debt the right to accelerate its maturity, no payment on account of principal, redemption, interest, special interest, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period commencing on the date this notice, which we refer to as the payment blockage notice, is received and ending on the earlier of: (A) the date on which the default was cured or waived, or (B) 180 days from the date notice is received. We refer to this period as the payment blockage period. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of default existing or continuing at the time of notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless the event of default or other events of default have been cured or waived for a period of not less than 90 consecutive days. No new payment blockage period may be commenced by the holders of Designated Senior Debt during any period of 360 consecutive days unless all events of default which were the subject of the preceding payment blockage notice have been cured or waived.

     Upon any distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization of us or acceleration of the principal amount due on the convertible notes because of any Event of Default, which is further described on pages 53 and 54 below, all Senior Debt must be paid in full before the holders of the convertible notes are entitled to any payments whatsoever.

     As a result of these subordination provisions, in the event of our insolvency, holders of the convertible notes may recover ratably less than our general creditors.

     If the payment of the convertible notes is accelerated because of an Event of Default, we or the trustee shall promptly notify the holders of Senior Debt or the trustee(s) for the Senior Debt of the acceleration. We may not pay the convertible notes until five days after the holders or trustee(s) of Senior Debt receive notice of the acceleration, after which we may pay the convertible notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     If the trustee or any holder of convertible notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then the payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

     The convertible notes are our exclusive obligations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

     The indenture does not limit the amount of additional indebtedness, including Senior Debt, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness and other liabilities which any subsidiary can create, incur, assume or guarantee.

OPTIONAL REDEMPTION

     The convertible notes are not entitled to any sinking fund. At any time on or after July 3, 2003, we may redeem any portion of the convertible notes, in whole or in part, on at least 30 days' but no more than 60 days' notice at the following prices (expressed as a percentage of the principal amount), together with accrued and unpaid interest, to, but excluding, the redemption date:

    If redeemed during the period beginning July 3, 2003 and ending on June 30, 2004 at a redemption price of 103.143%, and if redeemed beginning on July 1 on the dates set forth below for the periods indicated,

                                                    REDEMPTION
PERIOD                                                PRICE
July 1, 2004 - June 30, 2005......................   102.357%
July 1, 2005 - June 30, 2006......................   101.571%
July 1, 2006 - June 30, 2007......................   100.786%
July 1, 2007......................................   100.000%

     If we redeem less than all of the outstanding convertible notes, the trustee will select the convertible notes to be redeemed in multiples of $1,000 by lot, pro rata or any other method the trustee considers fair and appropriate. If a portion of your convertible notes is selected for partial redemption and you convert a portion of the convertible notes, the portion selected for redemption will be converted. We may not give notice of any redemption if we have defaulted in payment of interest and the default is continuing.

MANDATORY REDEMPTION AND REPURCHASE

     We are not required to make mandatory redemption or sinking fund payments with respect to the convertible notes. We are required to make an offer with respect to a repurchase of the convertible notes under the circumstances described under the caption "Repurchase at the Option of Holders." We refer to this offer as the Fundamental Change Offer. Further information with respect to a Fundamental Change Offer is set forth in the indenture.

REPURCHASE AT THE OPTION OF HOLDERS

     If a Fundamental Change, which is further described below, occurs, each holder of convertible notes will have the right to require us to repurchase all or any part of the holder's convertible notes equal to $1,000 or an integral multiple of $1,000, pursuant to the Fundamental Change Offer at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, as of the date of purchase. We refer to this payment as the Fundamental Change Payment.

     A Fundamental Change is any transaction or event in connection with which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which is not all or substantially all common stock listed on, or that will be listed immediately after the transaction or event on:

     - a United States national securities exchange, or

     - approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

     Within 25 days following any Fundamental Change, we will mail a notice to each holder, stating:

          (1) that the Fundamental Change Offer is being made under the covenant entitled "Fundamental Change" and that all convertible notes tendered will be accepted for payment;

          (2) that the purchase price and the purchase date, which will be no earlier than 30 days nor later than 45 days from the date the notice is mailed. This date is referred to as the Fundamental Change Payment Date;

          (3) that interest will continue to accrue on any convertible notes not tendered, as provided in the convertible notes;

          (4) that, unless we default in the payment of the Fundamental Change Payment, with respect to all convertible notes accepted for payment under the Fundamental Change Offer, interest will cease to accrue after the Fundamental Change Payment Date;

          (5) that holders electing to have any convertible notes purchased under a Fundamental Change Offer will be required to surrender the convertible notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the convertible notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the Fundamental Change Payment Date;

          (6) that holders will be entitled to withdraw their election if the payment agent receives, not later than the close of business on the second business day preceding the Fundamental Change Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that the holder is withdrawing his election to have the convertible notes purchased; and

          (7) that holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof in principal amount.

     We will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a Fundamental Change.

     On the Fundamental Change Payment Date, we will, to the extent lawful:

          (1) accept for payment convertible notes or portions of convertible notes tendered under the Fundamental Change Offer;

          (2) deposit with the paying agent an amount equal to the Fundamental Change Payment in respect of all convertible notes or portions of convertible notes tendered; and

          (3) deliver or cause to be delivered to the trustee the convertible notes accepted together with an Officers' Certificate stating the convertible notes or portions of convertible notes tendered to us.

     The paying agent will promptly mail or deliver to each holder of convertible notes accepted payment in an amount equal to the purchase price for the convertible notes. The trustee will promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any; provided that each new convertible note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Fundamental Change Offer on or as soon as practicable after the Fundamental Change Payment Date.

     Except as described above with respect to a Fundamental Change, the indenture does not contain any other provision that permits the holders of the convertible notes to require that we repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. The Fundamental Change Offer requirement of the convertible notes may, in certain circumstances, make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Fundamental Change, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Fundamental Change under the indenture, but that could increase the amount of indebtedness outstanding at the time or otherwise affect our capital structure or credit ratings.

     Our ability to pay cash to the holders of convertible notes under a Fundamental Change Offer may be limited by our then existing financial resources and by the subordination provisions of the convertible notes. See "Risk Factors." Any future credit facilities or other agreements relating to our or our subsidiaries' indebtedness may contain prohibitions or restrictions on our ability to effect a Fundamental Change Payment. In the event a Fundamental Change occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders to the purchase of convertible notes and other Indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain those prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing the convertible notes. In that case, our failure to purchase tendered convertible notes would constitute an Event of Default with respect to the notes, whether or not such purchase is permitted by the subordination provisions. Moreover, the events that constitute a Fundamental Change under the indenture may constitute events of default under our future debt instruments or credit agreements of us or our subsidiaries. Those events of default may permit the lenders under the debt instruments or credit agreements to accelerate that debt and, if that debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of our assets or the assets of our subsidiaries. Therefore, our ability to raise cash to repay or repurchase the convertible notes may be limited.

SELECTION AND NOTICE

     If less than all of the convertible notes are to be redeemed at any time, selection of convertible notes for redemption will be made by the trustee in compliance with the requirements of any securities exchange on which the convertible notes are listed. In the absence of any requirements of any securities exchange or if the convertible notes are not listed, selection of the convertible note to be redeemed will be made on a pro rata basis, provided that no convertible notes of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of convertible notes to be redeemed at its registered address. If any convertible note is to be redeemed in part only, the notice of redemption that relates to that convertible note will state the portion of the principal amount to be redeemed. A new convertible note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

COVENANTS

  LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The indenture provides that we may not, directly or indirectly, consolidate with or merge with or into, or sell, lease or otherwise dispose of all or substantially all of our assets, on a consolidated basis, whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, other than to our wholly-owned subsidiaries, unless:

          (1) either:

             (a) in the case of a merger or consolidation, we are the surviving entity; or

             (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the convertible notes and the indenture; and

          (2) no Default or Event of Default shall exist immediately before or after giving effect on a pro forma basis to such transaction.

     Upon any permitted consolidation or merger or any permitted sale, lease or other disposition of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such sale, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor corporation had been named therein in the same manner as we are named, and, when a successor corporation duly assumes all of our obligations under the convertible notes and the indenture, we will be released from our obligations under the indenture and the convertible notes, except as to any obligations that arise from or as a result of such transaction.

     For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, of all or substantially all of the properties and assets of one or more subsidiaries, which properties and assets, if held by us instead of such subsidiary, would constitute all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets. This "Limitation on Merger, Sale or Consolidation" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our wholly-owned subsidiaries.

  LIMITATION ON STATUS AS INVESTMENT COMPANY

     The indenture provides that we will not, and will not permit any subsidiary to, conduct our or its business in a fashion that would cause us to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended).

  REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any convertible notes are outstanding, we will file with the SEC and furnish to the holders of convertible notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report by our certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date.

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

EVENTS OF DEFAULT

     The indenture provides that each of the following constitutes an Event of
Default:

          (1) a default for 30 days in the payment when due of interest on the convertible notes;

          (2) a default in the payment of principal of any convertible note when due at its stated maturity, upon optional redemption, in connection with a Fundamental Change Offer or otherwise;

          (3) the failure by us to comply for 30 days after notice with any of our obligations under the covenants described under "Repurchase at the Option of Holders" and "Limitation on Merger, Sale or Consolidation" (in each case, other than a failure to purchase convertible notes in connection with a Fundamental Change Offer);

          (4) the failure by us for 60 days after notice to comply with any other covenants and agreements contained in the indenture or the convertible notes;

          (5) the failure by us or any Significant Subsidiary to make any payment at final stated maturity, including any applicable grace period, in respect of our Indebtedness (other than non-recourse obligations) in an amount in excess of $15 million, and continuance of such failure for 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of convertible notes outstanding;

          (6) a default by us or any Significant Subsidiary with respect to any of our Indebtedness (other than non-recourse obligations), which default results in the acceleration of Indebtedness in an amount in excess of $15 million;

          (7) failure by us or any subsidiary of us that is a Significant Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments for the payment of money (other than any judgment as to which a reputable insurance company has accepted liability subject to customary terms) aggregating in excess of $5.0 million, which judgments are not paid, wired, discharged or stayed within 60 days after their entry; and

          (8) certain events of bankruptcy or insolvency with respect to us or any of our subsidiaries that is a Significant Subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provision limiting payment described in "Subordination of Convertible Notes." Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to us or any Significant Subsidiary, all outstanding convertible notes will become due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     In the event of a declaration of acceleration of the convertible notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) above, the declaration of acceleration of the convertible notes will be automatically annulled if:

          (1) the holders of any Indebtedness described in such clause (5) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days after the date of the declaration;

          (2) the annulment of the acceleration of the convertible notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

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

          (3) all existing Events of Default, except for nonpayment of principal of or interest on the convertible notes, have been cured or waived.

     The holders of a majority in aggregate principal amount of the then outstanding convertible notes by notice to the trustee may on behalf of all of the holders waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on or the principal of the convertible notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     None of our directors, officers, employees, incorporators or shareholders, as such, has any liability for any of our obligations under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

UNCLAIMED MONEY; PRESCRIPTION

     If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and the paying agent shall pay the money back to us at our written request. After that, holders of convertible notes entitled to the money must look to us for payment unless an abandoned property law designates another person and all liability of the trustee and the paying agent will cease. Other than as set forth in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the convertible notes.

BOOK-ENTRY, DELIVERY AND FORM

     The convertible notes were initially offered and sold to qualified institutional buyers in reliance on Rule 144A. We refer to these convertible notes as Rule 144A Notes. Convertible notes were also offered and sold to a limited number of accredited investors in transactions exempt from registration under the Securities Act. We refer to these convertible notes as Accredited Investor Notes. Except as set forth below, we issued the convertible notes in registered, global form, without coupons, in minimum denominations of $1,000, subject to a minimum initial purchase amount of $100,000 in the case of Accredited Investor Notes, and integral multiples of $1,000 in excess thereof.

     Rule 144A Notes initially are represented by one or more convertible notes in registered form without interest coupons. We refer to these convertible notes as the Global Notes. The Global Notes were deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole or in part, only to another DTC nominee or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for convertible notes in certificated form except in the limited circumstances described below. See "Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of convertible notes in certificated form.

     Accredited Investor Notes are issued only in registered, certificated (i.e., non-global) form without interest coupons. Accredited Investor Notes may not be exchanged for beneficial interests in any Global Note except in limited circumstances described below. See "Exchange of Accredited Investor Notes for Global Notes."

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

     Rule 144A Notes (including beneficial interests in the Global Notes) and Accredited Investor Notes are subject to certain restrictions on transfer and bear a restrictive legend. In addition, transfers of beneficial interests in Global Notes are subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the Participants) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the Indirect Participants). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchaser with portions of the principal amount of Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note are subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE CONVERTIBLE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF CONVERTIBLE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal, premium, and special interest, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the convertible notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, nor any agent of ours or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the convertible notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of convertible notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the convertible notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Subject to the transfer restrictions set forth in the offering memorandum under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of convertible notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the convertible notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the convertible notes, DTC reserves the right to exchange the Global Notes for legended convertible notes in certificated form, and to distribute such convertible notes to its Participants.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive convertible notes, which we refer to as Certificated Notes, in registered certificated form under the following circumstances:

          (1) if DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) if we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3) upon the request of a holder if there shall have occurred and be continuing an Event of Default with respect to the convertible notes.

     In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in the offering memorandum under "Notice to Investors" unless that legend is not required by applicable law.

EXCHANGE OF ACCREDITED INVESTOR NOTES FOR GLOBAL NOTES

     Accredited Investor Notes, which have been issued in certificated form, may not be exchanged for beneficial interests in a global note unless such exchange occurs in connection with a transfer of such Accredited Investor Notes and the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such convertible notes.

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

SAME DAY SETTLEMENT AND PAYMENT

     We will make payments in respect of the convertible notes represented by the Global Notes (including principal, premium, if any, and interest and special interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest, premium and special interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified or permitted to be specified, by mailing a check to each such Holder's registered address. The convertible notes represented by the Global Notes are traded in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such convertible notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange interests in the convertible notes in accordance with procedures described in "Book-Entry, Delivery and Form." The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any convertible note selected for redemption. Also, we are not required to transfer or exchange any convertible note for a period of 15 days before a selection of convertible notes to be redeemed.

     The registered holder of a convertible note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the outstanding convertible notes, as applicable, including consents obtained in connection with a tender offer or exchange offer for the convertible notes, and any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding convertible notes, including consents obtained in connection with a tender offer or exchange offer for the convertible notes.

     Without the consent of each holder affected, an amendment or waiver may not:

          (1) reduce the amount of convertible notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the optional redemption of the convertible notes in a manner adverse to the holders;

          (3) reduce the rate of or change the time for payment or accrual of interest on any convertible note;

          (4) waive a default in the payment of principal of or interest on any convertible notes, except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration;

          (5) make any convertible note payable in money other than that stated in the convertible notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Events of Default or the rights of holders of convertible notes to receive payments of principal of or interest on the convertible notes;

          (7) waive a redemption payment with respect to any convertible note;

          (8) impair the right to convert the convertible notes into common stock;

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

          (9) modify the conversion or subordination provision of the indenture in a manner adverse to the holders of the convertible notes; or

        (10) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of convertible notes, we and the trustee may amend or supplement the indenture or the convertible notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated convertible notes in addition to or in place of certificated convertible notes, to provide for the assumption of our obligations to holders of the convertible notes in the case of a merger or consolidation or certain transfers or leases, to make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

GOVERNING LAW AND JUDGMENTS

     The convertible notes and the indenture will be governed exclusively by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

     We will submit to the jurisdiction of the United States federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the convertible notes and the indenture. We have appointed CT Corporation System as our authorized agent upon which process may be served in any such action.

CONCERNING THE TRUSTEE

     The indenture contains limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of the majority in aggregate principal amount of the then outstanding convertible notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that if an Event of Default occurs, which is not cured or waived, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

     Set forth below are selected defined terms used in the indenture. Please refer to the indenture for a full definition of all terms, as well as certain other terms used in this description of the convertible notes for which no definition is provided.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means Senior Debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such Senior Debt shall be "Designated Senior Debt" for the purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt).

     "Excess Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by us or any of our subsidiaries with respect to our shares acquired in a tender offer or other negotiated transaction over
(B) the market value of such acquired shares (by reference to the per share value of the shares remaining outstanding) after giving effect to the completion of a tender offer or other negotiated transaction.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the placing into service or delivery of such property) including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition if incurred directly by such Person. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. Indebtedness shall not include liabilities for taxes of any kind.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

     "Issuance Date" means the date on which the convertible notes are first authenticated and issued.

     "Person" means person within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing.

     "Senior Debt" means the principal of, interest on and other amounts due on

          (1) our Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us, for money borrowed from banks or other financial institutions;

          (2) our Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us; and

          (3) our Indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements;

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

unless, in the instrument creating or evidencing or under which Indebtedness under (1) or (2) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the convertible notes.

     Senior Debt includes, with respect to the obligations described in clauses
(1) and (2) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by us for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; and (b) our Indebtedness to any of our subsidiaries.

     "Significant Subsidiary" means any of our subsidiaries that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act, as such registration is in effect on the date of the indenture.

REGISTRATION RIGHTS

     The following summary of certain provisions of the registration rights agreement and the convertible notes is not complete. You should refer to the registration rights agreement and the convertible notes for a full description of the registration rights that apply to the convertible notes.

     Pursuant to a registration rights agreement, we agreed for the benefit of the holders of the convertible notes, that (i) we will, at our cost, within 90 days after the closing of the sale of the convertible notes, which we refer to as the Closing, file a Shelf Registration Statement with the SEC with respect to resales of the convertible notes and the common stock issuable upon conversion thereof, (ii) we will use our reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the SEC within 180 days after the Closing, and (iii) we will use our reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to certain exceptions specified in the registration rights agreement, the second anniversary of the date of the Closing.

     We will be permitted to suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events. If (a) we fail to file the Shelf Registration Statement required by the registration rights agreement on or before 90 days after the Closing, (b) such Shelf Registration Statement is not declared effective by the SEC on or prior to 180 days after the Closing, which we refer to as the "Effectiveness Target Date," or (c) the Shelf Registration Statement is effective but thereafter ceases to be effective or usable for more than 60 days in the aggregate during any 12-month period in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the registration rights agreement, then we will pay special interest to each holder of Transfer Restricted Securities as further described below. Each of the events specified in clauses (a) through (c) in the preceding sentence is referred to as a Registration Default. With respect to the first 90 consecutive-day period immediately following the occurrence of such Registration Default, we will pay an amount equal to an increase in the annual interest on the convertible notes of 0.25% and with respect to each subsequent 90 consecutive-day period, we will pay additional amounts equal to an increase in the annual interest rate on the convertible notes of 0.25% until all Registration Defaults have been cured up to a maximum increase in the annual rate of interest on the convertible notes equal to 1.0%. All accrued special interest will be paid by us on each subsequent interest payment date in cash. Such payment will be made to the holder of the Global Notes by wire transfer of immediately available funds or by federal funds check and to holders of Certified Notes, if any, by wire transfer to the accounts specified by them to the extent permitted under the indenture or by mailing checks to their registered addresses if no such accounts have been specified by them. Following the cure of all Registration Defaults, the accrual of special interest will cease.

     For purposes of the foregoing, "Transfer Restricted Securities" means each convertible note and the common stock issuable upon conversion thereof until (i) the date on which such convertible note or the common stock issuable upon conversion thereof has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (ii) the date on which such convertible note or the common stock issuable upon conversion thereof is distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or is salable pursuant to Rule 144(k) under the Act or (iii) the date on which such convertible note or the common stock issuable upon conversion thereof ceases to be outstanding.

     Holders of the convertible notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their convertible notes or the common stock issuable upon conversion thereof included in the Shelf Registration Statement and benefit from the provisions regarding special interest set forth above.

     We will provide to each holder of convertible notes, or the common stock issuable upon conversion thereof, who is named in the prospectus, copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement for the convertible notes or the common stock issuable upon conversion thereof has become effective and take certain other actions as required to permit unrestricted resales of the convertible notes or the common stock issuable upon conversion thereof. A holder of the convertible notes or the common stock issuable upon conversion thereof that sells such securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification and contribution rights and obligations.

     Upon the initial sale of convertible notes or common stock issuable upon conversion thereof, each selling holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things, identify the sale as a transfer pursuant to the Shelf Registration Statement, certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with, and certify that the selling holder and the aggregate principal amount of securities owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 700,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of September 11, 2000, we had 107,238,239 shares of common stock outstanding held by 498 stockholders of record.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

     Our board of directors will be authorized to issue shares of preferred stock in one or more series without stockholder approval. The board will have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The board's ability to issue preferred stock will provide desirable flexibility in connection with possible acquisitions and other corporate purposes and could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock. We have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND OUR CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Our certificate of incorporation and by-laws to be effective on the closing of this offering provide:

     - That the board of directors be divided into three classes, as nearly equal in size as possible, with no class having more than one director more than any other class, with staggered three-year terms;

     - That directors may be removed only for cause by the vote of the holders of at least 66% of the shares of our capital stock entitled to vote; and

     - That any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

     The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, us.

     The certificate of incorporation and by-laws also provide that;

     - Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

     - Special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors. Our by-laws will also provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us.

     These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders meeting, and not by written consent.

     Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Generally, our by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. Changes to our by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors require the vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be then outstanding.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides that our directors and officers shall be indemnified by us except to the extent prohibited by Delaware law. This indemnification covers all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or to our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe.

                            SELLING SECURITYHOLDERS

     We originally sold the convertible notes on June 20, 2000 to Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC. The initial purchasers of the convertible notes have advised us that the convertible notes were resold in transactions exempt from the registration requirements of the Securities Act to (1) "qualified institutional buyers," as defined in Rule 144A of the Securities Act, and (2) a limited number of accredited investors in transactions exempt from registration under the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the convertible notes and/or shares of the common stock issuable upon conversion of the convertible notes pursuant to this prospectus.

     The convertible notes and the shares of common stock issuable upon conversion of the convertible notes are being registered in accordance with the registration rights agreement. Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the convertible notes and the shares of our common stock issuable upon conversion of the convertible notes and to keep the registration statement effective until the earlier of:

     (1) the sale of all the securities registered pursuant to the registration rights agreement and

     (2) the expiration of the holding period applicable to these securities under Rule 144(k) under the Securities Act or any successor provision.

     The selling securityholders may choose to sell convertible notes and/or the shares of common stock issuable upon conversion of the convertible notes from time to time. See "Plan of Distribution."

     The following table sets forth:

     (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement that they may intend to sell or otherwise dispose of convertible notes and/or shares of common stock issuable upon conversion of the convertible notes pursuant to the registration statement,

     (2) the principal amount of convertible notes and the number of shares of our common stock issuable upon conversion of the convertible notes which they may sell from time to time pursuant to the registration statement, and

     (3) the amount of outstanding convertible notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the convertible notes.

     To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

     A selling securityholder may offer all or some portion of the convertible notes and shares of the common stock issuable upon conversion of the convertible notes. Accordingly, no estimate can be given as to the amount or percentage of convertible notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their convertible notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

     The information contained under the column heading "Shares That May be Sold" represents shares issuable upon conversion of the principal amount of convertible notes listed and assumes conversion of the full amount of the convertible notes at the initial rate of $115.47 in principal amount of the convertible notes per share of the common stock. The name "Unknown" represents the remaining selling securityholders. We are unable to provide the names of these securityholders because certain of these convertible notes are currently evidenced by a global convertible note which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

                                        AMOUNT OF 5 1/2%    AMOUNT OF 5 1/2%
                                           CONVERTIBLE      CONVERTIBLE NOTES                 SHARES OF COMMON
                                         NOTES THAT MAY       OWNED BEFORE      SHARES THAT     STOCK OWNED
NAME                                         BE SOLD            OFFERING        MAY BE SOLD   BEFORE OFFERING
----                                    -----------------   -----------------   -----------   ----------------
AIG SoundShore Opportunity Holding
  Fund Ltd. ..........................    $  5,250,000        $  5,250,000          45,466             0
AIG SoundShore Strategic Holding Fund
  Ltd. ...............................       4,750,000           4,750,000          41,136             0
Bank Austria Cayman Island, Ltd.......       3,000,000           3,000,000          25,981             0
Chrysler Corporation Master Retirement
  Trust...............................       4,830,000           4,830,000          41,829             0
Deutsche Bank Securities Inc. ........      72,549,000          72,549,000         628,293             0
Donaldson, Lufkin & Jenrette
  Securities Corp. ...................       1,125,000           1,125,000           9,743             0
Goldman Sachs & Company...............       5,000,000           5,000,000          43,301         3,200
JMG Capital Partners, LP..............       1,000,000           1,000,000           8,660             0
JMG Triton Offshore Fund, Ltd. .......       6,000,000           6,000,000          51,962             0
J.M. Hall Associates, L.P. ...........         500,000             500,000           4,330             0
Lehman Brothers International
  (Europe)............................       2,000,000           2,000,000          17,321             0
Motion Picture Industry Health Plan --
  Active Member Fund..................         560,000             560,000           4,850             0
Motion Picture Industry Health Plan --
  Retiree Member Fund.................         280,000             280,000           2,425             0
OCM Convertible Limited Partnership...         135,000             135,000           1,169             0
OCM Convertible Limited Trust.........       2,140,000           2,140,000          18,533             0
State Employees' Retirement Fund of
  the State of Delaware...............       2,445,000           2,445,000          21,174             0
State of Connecticut Combined
  Investment Funds....................       5,440,000           5,400,000          47,112             0
Unknown...............................     182,996,000         182,996,000       1,584,793             0

---------------

     If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of convertible notes pursuant to the registration statement, we may supplement this prospectus to include that information.

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

       SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the convertible notes and the common stock into which the convertible notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury Regulations promulgated or proposed thereunder, or the Treasury Regulations, juridical authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary applies to you only if you hold the notes and common stock as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax laws. Special rules apply, for example, if you are:

     - a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company,

     - a broker or dealer in securities or foreign currency,

     - a person that has a functional currency other than the U.S. dollar,

     - a person who acquires the convertible notes or common stock in connection with your employment or other performance of services,

     - a partnership or other flow through entity

     - a subchapter S corporation

     - a person subject to alternative minimum tax,

     - a person who owns the convertible notes or common stock as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction,

     - a tax-exempt entity, or

     - an expatriate.

     In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of the convertible notes and common stock. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

     INVESTORS CONSIDERING THE PURCHASE OF CONVERTIBLE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

     As explained below, the federal income tax consequences of acquiring, owning and disposing of the convertible notes and common stock depend on whether or not you are a U.S. holder. For purposes of this summary, you are a U.S. holder if you are a beneficial owner of the convertible notes or common stock and for federal income tax purposes are:

     - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws,

     - a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia, unless otherwise provided by Treasury Regulations,

     - an estate the income of which is subject to federal income taxation regardless of its source, or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and if your status as a U.S. holder is not overridden under the provisions of an applicable tax treaty. Conversely, you are a "Non-U.S. holder" if you are a beneficial owner of the convertible notes or common stock and are not a U.S. holder.

IN GENERAL

     We have treated the notes as indebtedness for federal income tax purposes. This summary assumes that the IRS will respect this classification.

  PAYMENT OF INTEREST

     All of the notes bear interest at a stated fixed rate. You must generally include this stated interest in your gross income as ordinary interest income:

     - when you receive it, if you use the cash method of accounting for federal income tax purposes, or

     - when it accrues, if you use the accrual method of accounting for federal income tax purposes.

Purchase price for a note that is allocable to prior accrued stated interest may be treated as offsetting a portion of the interest income from the next scheduled stated interest payment on the note.

     Under Treasury Regulations, the possibility of an additional payment under a convertible note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by a holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date of the convertible notes are issued, is remote, or subject to an incidental contingency. We are obligated to pay special interest to holders of the convertible notes in certain circumstances described under "Description of Convertible Notes-Registration Rights." We believe that any such payment should be treated as subject to an "incidental contingency" for purposes of the original issue discount rules because the amount of such payments, if required to be made, is expected to be insignificant relative to the total expected amount of remaining payments on the convertible notes. Accordingly, any such amounts should be taxable to holders as payments of interest. Accordingly, we believe that the convertible notes do not have original issue discount. Our determination that such payment is subject to an incidental contingency is binding on you, unless you disclose in the manner required by applicable Treasury Regulations that your determination is different than ours. Our determination is not, however, binding on the IRS. In the event this contingency occurs, it would affect the amount and timing of the income that you must recognize.

  AMORTIZABLE BOND PREMIUM ON THE CONVERTIBLE NOTES

     If you acquire a convertible note and your adjusted tax basis in the convertible note upon acquisition is greater than its principal amount, then you will be treated as having acquired that note with bond premium equal to the excess. Amortizable bond premium, however, will not include any premium attributable to the value of the convertible note's conversion feature. You generally may elect to amortize this bond premium over the remaining term of the convertible note on a constant yield method. The amount amortized in any year will be treated as a reduction of your interest income from the convertible note for that year. If you do not make the election, your bond premium on a convertible note will decrease the gain or increase the loss that you otherwise recognize on the convertible note's disposition. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. We urge you to consult with your tax advisor regarding this election.

  MARKET DISCOUNT ON THE CONVERTIBLE NOTES

     If you acquire a convertible note and your adjusted tax basis upon acquisition is less than its principal amount, then you will be treated as having acquired that note at a market discount equal to the difference. The foregoing does not apply if the amount of the market discount is less than the de minimis amount specified under the Code. Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement or other taxable disposition of a convertible note, or any appreciation in a convertible note in the case of a nontaxable disposition, such as a gift, as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. In addition, you may be required to defer, until the maturity of the convertible note or earlier taxable disposition, the deduction of all or a portion of interest expense on any indebtedness incurred or continued to purchase or carry the convertible note.

     Any market discount will be considered to accrue evenly during the period from the day after your acquisition to the maturity date of the convertible note, unless you elect to accrue the market discount on a constant yield method. You may also elect to include market discount in income currently as it accrues, on either an even or constant yield method. In that event, your basis in the convertible note will increase by the amounts you so include in your income. If you make this election, the rules described above regarding ordinary income on dispositions and deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies. You may not revoke a market discount election without the consent of the IRS. We urge you to consult with your tax advisor regarding these market discount elections.

     You should consult your own tax advisors concerning the existence of, and tax consequences of, market discount and amortizable bond premium.

  SALE, EXCHANGE OR REDEMPTION OF THE CONVERTIBLE NOTES

     Generally, upon the sale, exchange or redemption of a convertible note, you will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest income, which is taxable as ordinary income) and (ii) your adjusted tax basis in the convertible note. Your adjusted tax basis in a convertible note generally will equal your acquisition cost of the convertible note after reduction for amounts allocated to prior accrued stated interest, increased by any market discount included in your income, and reduced by any bond premium you amortized and principal payments you received. Subject to the market discount rules described above, such capital gain or loss will be long-term if your holding period is more than 12 months and will be short-term if your holding period is equal to or less than 12 months. In general, for individuals, long-term capital gains are taxed at a maximum rate of 20% and short-term capital gains are taxed at a maximum rate of 39.6%.

  CONSTRUCTIVE DIVIDENDS ON CONVERTIBLE NOTES

     Under Treasury Regulations, an adjustment in the conversion price, or the failure to make such an adjustment, may, under particular circumstances, be treated as a constructive taxable dividend to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of your interest as a holder of the convertible notes generally will not be considered to result in a constructive distribution of stock where the adjustment does not compensate you for taxable distributions to other stockholders. However, if at any time

     (i) we make a distribution of cash or property to our stockholders or a purchase of common stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of our indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the indenture, the conversion price (as defined in the indenture) of the convertible notes is reduced,

     (ii) the conversion price is reduced pursuant to a formula that is not a bona fide reasonable adjustment formula, or

     (iii) the conversion price of the convertible notes is reduced at our discretion, such reduction in conversion price may be deemed to be the payment of a taxable dividend to you as a holder of the convertible notes (pursuant to Section 305 of the Code). You could therefore have taxable income as a result of an event pursuant to which you received no cash or property. Your tax basis in a convertible note, however, generally will be increased by the amount of any constructive dividend included in your income.

  CONVERSION OF THE CONVERTIBLE NOTES

     Generally, you will not recognize any income, gain or loss upon conversion of your convertible notes into common stock, except with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion of your convertible notes will be the same as your adjusted tax basis in the convertible notes at the time of conversion (reduced by any basis allocable to a fractional share interest), and your holding period for the common stock received on conversion will generally include your holding period of the convertible note converted.

     Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in gain or loss (measured by the difference between the cash you receive for the fractional share and your adjusted tax basis in the fractional share). Any gain would be ordinary income to the extent of any accrued market discount on your notes that you have not previously included in your income, and otherwise would be capital gain. Any accrued market discount not previously included in income as of the date of the conversion of the notes will carry over to the common stock received on conversion and will give rise to ordinary income upon the subsequent disposition of that stock.

  DIVIDENDS ON COMMON STOCK

     The amount of any distribution by us on the common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as follows:

     - first as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits,

     - next as a nontaxable return of capital that reduces your basis in the stock dollar-for-dollar until the basis has been reduced to zero, and

     - finally as gain from the sale or exchange of the stock.

     In general, if you are a corporate U.S. holder, you will qualify for the 70% dividends received deduction if you own less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). If you are a corporate U.S. holder that owns 20% or more of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock) generally you will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

     A failure to fully adjust the conversion price of the convertible notes to reflect a stock dividend or other event increasing the proportionate interest of holders of common stock in our earnings and profits or assets could, in some circumstances, be deemed to result in the payment of a taxable dividend to holders of common stock.

  SALE OF COMMON STOCK

     Subject to the market discount rules discussed above, your sale or other taxable disposition of common stock will generally result in capital gain or loss equal to the difference between the amount of cash or property you receive and your adjusted tax basis in the stock. Such capital gain or loss will be long-term if your holding period is more than 12 months and will be short-term if your holding period is equal to or less than 12 months. In general, for individuals, long-term capital gains are taxed at a maximum rate of 20% and short-term capital gains are taxed at a maximum rate of 39.6%. Your basis and holding period in common stock received upon conversion of a convertible note are determined as discussed above under "-- Conversion of the Convertible Notes."

  INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payment of principal, premium, if any, and interest on a convertible note, payments of dividends on common stock, payments of the proceeds of the sale of a convertible note and payments of the proceeds of the sale of common stock to certain noncorporate U.S. holders. You may be subject to back up withholding at a 31% rate when you receive interest and dividends with respect to the convertible notes or common stock, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the convertible notes or common stock. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

     - your correct taxpayer identification number, and

     - a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category,
       (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

     Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another enumerated exempt category, interest, dividend and other payments on the convertible notes or common stock paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS. Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

  OUR DEDUCTIONS FOR INTEREST ON THE CONVERTIBLE NOTES

     Under Section 279 of the Code, deductions otherwise allowable to a corporation for interest may be reduced or eliminated in the case of corporate acquisition indebtedness. This is defined generally to include subordinated convertible debt issued to provide consideration for the acquisition of stock or a substantial portion of the assets of another corporation, if either (i) the acquiring corporation has a debt to equity ratio that exceeds 2 to 1 or (ii) the projected earnings of the corporation (the average annual earnings for the three-year period ending on the test date) do not exceed three times the annual interest costs of the corporation. Our deductions for interest on the convertible notes could be reduced or eliminated if the convertible notes meet the definition of corporate acquisition indebtedness in the year of issue. Also, the convertible notes could become corporate acquisition indebtedness in a subsequent year if we initially meet the debt/equity ratio and earnings coverage tests, but later fail them in a year during which we issue additional indebtedness for corporate acquisitions. Our ability to deduct all of the interest payable on the convertible notes will depend on the application of the foregoing tests to us. The availability of an interest deduction with respect to the convertible notes was not determinative in our issuance of the convertible notes.

     Under Section 163(l) of the Code, no deduction is permitted for interest paid or accrued or any indebtedness of a corporation that is "payable in equity" of the issuer or a related party. Debt is treated as debt payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity. Such arrangements could include debt instruments that are convertible at the holder's option if it is substantially certain that the option will be exercised. The legislative history indicates that it is not expected the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, we do not believe that our interest deduction with respect to interest payments on the convertible notes will be adversely affected by these rules.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-U.S. holder" means any beneficial owner of a convertible note or common stock that is not a U.S. holder.

  PAYMENT OF INTEREST

     Generally, if you are a Non U.S. holder, interest income that is not effectively connected with a United States trade or business will not be subject to a U.S. withholding tax under the "portfolio interest exemption" provided that you

     (i) do not actually or constructively own (pursuant to the conversion feature of the convertible notes or otherwise) 10% or more of the combined voting power of all of our classes of stock entitled to vote,

     (ii) are not a controlled foreign corporation related to us actually or constructively through stock ownership,

     (iii) are not a bank which acquired the convertible notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and

     (iv) either (a) you provide a Form W-8BEN (or a suitable substitution form) signed under penalties of perjury that includes your name and address and certifies as to your non-United States status, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (or a suitable substitute) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.

     Interest on convertible notes not exempted from U.S. withholding tax as described above generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. We may be required to report annually to the IRS and to each Non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. holder.

     Except to the extent that an applicable treaty otherwise provides, generally you will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with your conduct of a United States trade or business. If you are a corporate Non-U.S. holder, you may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if you deliver a properly executed IRS Form W-8ECI to the payor.

  SALE, EXCHANGE OR REDEMPTION OF THE CONVERTIBLE NOTES

     If you are a Non-U.S. holder of a convertible note generally you will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the convertible note (including the receipt of cash in lieu of fractional shares upon conversion of a convertible note into common stock) unless

          (1) the gain is effectively connected with your conduct of a United States trade or business,

          (2) you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met, or

          (3) you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

  CONVERSION OF THE CONVERTIBLE NOTES

     In general, if you are a Non-U.S. holder no United States federal income tax or withholding tax will be imposed upon the conversion of a convertible note into common stock except with respect to your receipt of cash in lieu of fractional shares upon conversion of a convertible note where any of the conditions described above under "Non-United States Holders -- Sales, Exchange or Redemption of the Convertible Notes" is satisfied.

  SALE OR EXCHANGE OF COMMON STOCK

     As a Non-U.S. holder generally you will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless any of the conditions described above under "Non-United States
Holder -- Sale, Exchange or Redemption of the Convertible Notes" is satisfied.

  DIVIDENDS

     If you are a Non-U.S. holder, you will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty) on distributions by us with respect to the common stock that are treated as dividends paid (or dividends deemed paid on the convertible notes or common stock, as described above under "United States Holders -- Constructive Dividends on Convertible Notes" and "United States Holders -- Dividends on Common Stock") (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by you and are taxable as described below). Except to the extent that an applicable tax treaty otherwise provides, generally you will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified on an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if you deliver IRS Form W-8ECI to the payor.

     Under currently applicable Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above, and for purposes of determining the applicability of a tax treaty rate. Under Treasury Regulations applicable for payments made after December 31, 2000, however, if you are a Non-U.S. holder of common stock and wish to claim the benefit of an applicable treaty rate you will be required to satisfy certain certification requirements.

  DEATH OF A NON-UNITED STATES HOLDER

     If you are an individual who is not a citizen or resident of the United States and you hold a convertible note at the time of your death, it will not be includable in your gross estate for United States estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such convertible note would not have been effectively connected with your conduct of a trade or business within the United States.

     Common stock actually or beneficially held by you at the time of your death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

  INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     If you are a Non-U.S. holder, United States information reporting requirements and backup withholding tax will not apply to payments of interest on a convertible note if you provide the statement described in "Non-United States Holders -- Payment of Interest," provided that the payor does not have actual knowledge that you are a United States person.

     Information reporting will not apply to any payment of the proceeds of the sale of a convertible note, or any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker

          (i) is a United States person,

          (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or

          (iii) is a controlled foreign corporation for United States federal income tax purposes.

     Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Temporary Treasury Regulations indicate that such payments are not currently subject to backup withholding. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in "Non-United States Holders -- Payment of Interest" or otherwise establish an exemption.

     If paid to an address outside the United States, dividends on common stock held by you as a Non-U.S. holder will generally not be subject to the information reporting and backup withholding requirements described in this section. However, under recently issued Treasury Regulations, dividend payments made after December 31, 2000 will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied.

     Treasury regulations that apply to payments made after December 31, 2000 will modify current information reporting and backup withholding procedures and requirements. These regulations provide certain presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. For payments made after December 31, 2000, holders must provide certification, if applicable, that conforms to the requirements of the regulations, subject to certain transitional rules permitting certification in accordance with current Treasury regulations until December 31, 2000. Holders of a convertible note or common stock should consult with their tax advisors regarding the application of the backup withholding rules to their particular situation, the availability of an exemption, the procedure for obtaining any available exemption and the impact of these new regulations on payments made with respect to convertible notes or common stock after December 31, 2000.

UNITED STATES REAL PROPERTY HOLDING CORPORATIONS

     The discussion of the United States taxation of Non-U.S. holders of convertible notes and common stock assumes that we are at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code. Under present law, we would not be a United States real property holding corporation so long as (a) the fair market value of our United States real property interests is less than

(b) 50% of the sum of the fair market value of our United States real property interests, our interests in real property located outside the United States, and our other assets which are used or held for use in a trade or business. We believe that we are not a United States real property holding corporation and do not expect to become such a corporation. If we become a United States real property holding corporation, gain recognized by you as a Non-U.S. holder on a disposition of convertible notes or common stock would be subject to United States federal income tax unless

          (i) our common stock is "regularly traded on an established securities market" within the meaning of the Code and

          (ii) either (A) you do not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the common stock, or (B) in the case of a disposition of convertible notes, you do not own, actually or constructively, convertible notes which, as of any date on which you acquired convertible notes, had a fair market value greater than that of 5% of the common stock.

                              PLAN OF DISTRIBUTION

     We are registering the convertible notes and the shares of our common stock issuable upon conversion of the convertible notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the convertible notes and the shares of our common stock issuable upon conversion of the convertible notes covered by this prospectus.

     We will not receive any of the proceeds from the offering of the convertible notes or the shares of our common stock issuable upon conversion of the convertible notes by the selling securityholders. The convertible notes and shares of common stock issuable upon conversion of the convertible notes may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If convertible notes or shares of common stock issuable upon conversion of the convertible notes are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agents' commissions.

     The convertible notes or shares of common stock issuable upon conversion of the convertible notes may be sold:

     - in one or more transactions at fixed prices,

     - at prevailing market prices at the time of sale,

     - at varying prices determined at the time of sale or

     - at negotiated prices.

     Such sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

     - on any national securities exchange or quotation service on which the convertible notes or shares of common stock issuable upon conversion of the convertible notes may be listed or quoted at the time of sale,

     - in the over-the-counter market,

     - in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market or

     - through the writing of options.

     In connection with sales of the convertible notes or shares of common stock issuable upon conversion of the convertible notes or otherwise, any selling securityholder may:

     - enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the convertible notes or shares of common stock issuable upon conversion of the convertible notes in the course of hedging the positions they assume,

     - sell short and deliver convertible notes or shares of common stock issuable upon conversion of the convertible notes to close out the short positions or

     - loan or pledge convertible notes or shares of common stock issuable upon conversion of the convertible notes to broker-dealers that in turn may sell the securities.

     The outstanding common stock is publicly traded on the Nasdaq National Market. The initial purchasers of the convertible notes have advised us that certain of the initial purchasers are making and currently intend to continue making a market in the convertible notes; however, they are not obligated to do so and any market-making of this type may be discontinued at any time without notice, in the sole discretion of the initial purchasers. We do not intend to apply for listing of the convertible notes on Nasdaq or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

     The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the convertible notes or the shares of common stock issuable upon conversion of the convertible notes may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the convertible notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A, Regulation S or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A, Regulation S or any of the other available exemptions rather than pursuant to this prospectus.

     There is no assurance that any selling securityholder will sell any or all of the convertible notes or shares of common stock issuable upon conversion of the convertible notes described in this prospectus, and any selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

     We originally sold the convertible notes to the initial purchasers in June 2000 in a private placement. We agreed to indemnify and hold the initial purchasers of the convertible notes harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the convertible notes by the initial purchasers. The registration rights agreement provides for us and the selling securityholders to indemnify each other against certain liabilities arising under the Securities Act.

     We agreed pursuant to the registration rights agreement to use our best efforts to cause the registration statement to which this prospectus relates to become effective as promptly as is practicable and to keep the registration statement effective until the earlier of:

     1. the sale of all the securities registered pursuant to the registration rights agreement and

     2. the expiration of the holding period applicable to the securities under Rule 144(k) under the Securities Act or any successor provision.

     The registration rights agreement provides that we may suspend the use of this prospectus in connection with sales of convertible notes and shares of common stock issuable upon conversion of the convertible notes by holders for a period not to exceed an aggregate of 60 days in any 365 day period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

                                 LEGAL MATTERS

     The validity of the convertible notes and shares of common stock issuable upon conversion of the convertible notes were passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of Akamai Technologies, Inc. and subsidiaries as of December 31, 1999 and 1998 and for the period from inception (August 20, 1998) through December 31, 1998 and the year ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts on auditing and accounting.

     The consolidated financial statements of INTERVU Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in this prospectus in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

     The financial statements of Network24 Communications, Inc. as of December 31, 1999 and 1998 and for each of the two years ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts on auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the convertible notes and the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the convertible notes and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement, including exhibits, may be inspected without charge at the principal office of the SEC in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the SEC regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we are required to file annual and quarterly reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the SEC public reference rooms and the SEC's website referred to above.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference rooms in Washington, D.C., New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC Website at "http://www.sec.gov."

     You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the convertible notes or the common stock issuable upon conversion thereof in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     INDEX

                                                              PAGE
                                                              ----
AKAMAI TECHNOLOGIES, INC.
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Convertible Preferred Stock and
  Stockholders' Equity (Deficit)............................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Condensed Financial
  Information...............................................  F-27
Notes to Unaudited Pro Forma Combined Condensed Financial
  Information...............................................  F-30

INTERVU INC.
Report of Ernst & Young LLP, Independent Auditors...........  F-31
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-32
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-33
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1999, 1998 and 1997..............  F-34
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-35
Notes to Consolidated Financial Statements..................  F-36

NETWORK24 COMMUNICATIONS, INC.
Report of Independent Accountants...........................  F-49
Balance Sheets..............................................  F-50
Statements of Operations....................................  F-51
Statements of Changes in Stockholders' Equity...............  F-52
Statements of Cash Flows....................................  F-53
Notes to Financial Statements...............................  F-54

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Akamai Technologies, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, cash flows and convertible preferred stock and stockholders' equity (deficit) present fairly in all material respects, the financial position of Akamai Technologies, Inc. and its subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from inception (August 20, 1998) to December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 25, 2000

                           AKAMAI TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                                 DECEMBER 31,         JUNE 30,
                                                              -------------------    -----------
                                                               1998        1999         2000
                                                              -------    --------    -----------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 6,805    $269,554    $  354,540
  Short-term investments....................................       --          --       161,133
  Accounts receivable, net of allowance for doubtful
    accounts of $0, $70, and $616, respectively.............       --       1,588        11,650
  Prepaid expenses and other current assets.................       57       2,521        10,472
                                                              -------    --------    ----------
         Total current assets...............................    6,862     273,663       537,795
  Property and equipment, net (Note 5)......................    1,523      23,875        92,563
  Intangible assets, net....................................      481         434     2,656,074
  Long-term investments.....................................       --          --        17,558
  Other assets..............................................       --       2,843        31,823
                                                              -------    --------    ----------
         Total assets.......................................  $ 8,866    $300,815    $3,335,813
                                                              =======    ========    ==========
 LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
                       EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   665    $  8,987    $   29,212
  Accrued expenses..........................................       --       2,083         6,031
  Accrued payroll and benefits..............................       28       3,614         8,973
  Deferred revenue..........................................       --         698         4,437
  Current portion of obligations under capital leases and
    equipment loan..........................................       12         504         1,023
  Current portion of long-term debt.........................       --       2,751            --
                                                              -------    --------    ----------
         Total current liabilities..........................      705      18,637        49,676
  Convertible subordinated notes............................       --          --       300,000
  Obligations under capital leases and equipment loan, net
    of current portion......................................       25         733           901
  Other liabilities.........................................       --          --           523
                                                              -------    --------    ----------
         Total liabilities..................................      730      19,370       351,100
                                                              -------    --------    ----------

Convertible preferred stock (Note 9):
Series A convertible preferred stock, $0.01 par value;
  1,100,000 shares authorized, 1,100,000 issued and
  outstanding at December 31, 1998; no shares authorized,
  issued or outstanding at December 31, 1999 and June 30,
  2000......................................................    8,284          --            --
                                                              -------    --------    ----------
Commitments (Note 8)

Stockholders' equity (deficit) (Notes 9 and 10):
  Preferred stock, $0.01 par value; no shares authorized,
    issued or outstanding at December 31, 1998; 5,000,000
    shares authorized, no shares issued or outstanding at
    December 31, 1999 and June 30, 2000.....................       --          --            --
  Common stock, $0.01 par value; 300,000,000 shares
    authorized, 34,565,310 issued and outstanding at
    December 31, 1998; 300,000,000 shares authorized,
    92,498,525 shares issued and outstanding at December 31,
    1999; 700,000,000 shares authorized, 105,872,650 shares
    issued and outstanding at June 30, 2000.................      346         925         1,058
  Additional paid-in capital................................    2,034     374,739     3,353,006
  Notes receivable from officers for stock..................       --      (5,907)       (6,306)
  Deferred compensation.....................................   (1,506)    (29,731)      (26,559)
  Accumulated other comprehensive income....................       --          --           728
  Accumulated deficit.......................................   (1,022)    (58,581)     (337,214)
                                                              -------    --------    ----------
         Total stockholders' equity (deficit)...............     (148)    281,445     2,984,713
                                                              -------    --------    ----------
         Total liabilities, convertible preferred stock and
           stockholders' equity (deficit)...................  $ 8,866    $300,815    $3,335,813
                                                              =======    ========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AKAMAI TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                            PERIOD FROM
                                             INCEPTION                                SIX MONTHS
                                         (AUGUST 20, 1998)                          ENDED JUNE 30,
                                              THROUGH           YEAR ENDED       ---------------------
                                         DECEMBER 31, 1998   DECEMBER 31, 1999     1999        2000
                                         -----------------   -----------------   --------    ---------
                                                                                      (UNAUDITED)

Revenue................................       $   --             $  3,986        $    404    $  25,366
                                              ------             --------        --------    ---------
Operating expenses:
  Cost of services.....................           31                9,002           1,408       19,283
  Engineering and development (excludes
     $7, $5,061, $187 and $1,697,
     respectively, of equity-related
     compensation disclosed separately
     below)............................          229               11,749           2,054       19,846
  Sales, general and administrative
     (excludes $198, $4,944, $1,151 and
     $9,913, respectively, of
     equity-related compensation
     disclosed separately below).......          426               29,621           5,220       61,124
  Amortization of intangible assets....            9                   47              23      198,080
  Acquired in-process research and
     development.......................           --                   --              --        1,372
  Equity-related compensation..........          205               10,005           1,338       11,610
                                              ------             --------        --------    ---------
          Total operating expenses.....          900               60,424          10,043      311,315
                                              ------             --------        --------    ---------
Operating loss.........................         (900)             (56,438)         (9,639)    (285,949)
Interest income........................           20                4,414             398        8,181
Interest expense.......................          (10)              (2,145)           (542)        (753)
                                              ------             --------        --------    ---------
Loss before provision for income taxes
  and extraordinary loss...............         (890)             (54,169)         (9,783)    (278,521)
  Provision for income taxes...........           --                   --              --          112
                                              ------             --------        --------    ---------
Loss before extraordinary loss from
  early extinguishment of debt.........         (890)             (54,169)         (9,783)    (278,633)
Extraordinary loss from early
  extinguishment of debt...............           --                3,390              --           --
                                              ------             --------        --------    ---------
Net loss...............................         (890)             (57,559)         (9,783)    (278,633)
Dividends and accretion to preferred
  stock redemption value...............           --                2,241             295           --
                                              ------             --------        --------    ---------
Net loss attributable to common
  stockholders.........................       $ (890)            $(59,800)       $(10,078)   $(278,633)
                                              ======             ========        ========    =========
Basic and diluted net loss per share...       $(0.06)            $  (1.98)       $  (0.53)   $   (3.43)
Weighted average common shares
  outstanding..........................       15,015               30,177          18,891       81,251

  The accompanying notes are an integral part of these consolidated financial statements.

                           AKAMAI TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)

 FOR THE PERIOD FROM INCEPTION (AUGUST 20, 1998) TO DECEMBER 31, 1998, FOR THE
                         YEAR ENDED DECEMBER 31, 1999,
             AND FOR THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)
                (in thousands, except share and per share data)

                                           CONVERTIBLE
                                         PREFERRED STOCK             COMMON STOCK        ADDITIONAL
                                     ------------------------   ----------------------    PAID-IN       DEFERRED       NOTES
                                        SHARES       AMOUNT       SHARES       AMOUNT     CAPITAL     COMPENSATION   RECEIVABLE
                                     ------------   ---------   -----------   --------   ----------   ------------   ----------
Issuance of common stock to
 founders..........................                              29,646,000   $    297
Issuance of common stock for
 technology license................                                 682,110          7   $      281
Sales of restricted common stock...                               4,237,200         42        1,753     $ (1,712)
Sale of Series A convertible
 preferred stock...................     1,100,000   $   8,284
Amortization of deferred
 compensation......................                                                                          206
Net loss...........................
                                     ------------   ---------   -----------   --------   ----------     --------
Balance at December 31, 1998.......     1,100,000       8,284    34,565,310        346        2,034       (1,506)
Sale of restricted common stock....                               1,980,000         20          902         (623)
Sale of restricted common stock in
 exchange for notes................                               7,840,000         78       20,986      (15,340)    $  (5,724)
Sale of Series B convertible
 preferred stock...................     1,327,500      19,875
Sale of Series C convertible
 preferred stock...................       145,195       5,000
Sale of Series D convertible
 preferred stock...................       685,194      12,475
Sale of Series E convertible
 preferred stock...................     1,867,480      48,966
Sale of Series F convertible
 preferred stock...................       985,545      14,988
Dividends and accretion to
 preferred stock redemption
 value.............................                     2,241                               (2,241)
Issuance of warrants...............                                                           3,902
Deferred compensation related to
 grant of stock options............                                                          22,267      (22,267)
Amortization of deferred
 compensation......................                                                                       10,005
Conversion of convertible preferred
 stock.............................    (6,110,914)   (111,829)   38,467,466        385      111,444
Issuance of common stock upon the
 Company's initial public offering,
 net of offering costs.............                               9,000,000         90      215,335
Issuance of common stock upon
 exercise of warrants..............                                  96,249          1           83
Issuance of common stock upon
 exercise of stock options.........                                 549,500          5           27
Interest on note receivable........                                                                                       (183)
Net loss...........................
                                     ------------   ---------   -----------   --------   ----------     --------     ---------
Balance at December 31, 1999.......            --          --    92,498,525        925      374,739      (29,731)       (5,907)
Deferred compensation related to
 the grant of stock options........                                                           8,438       (8,438)
Amortization of deferred
 compensation......................                                                                       11,610
Issuance of common stock upon the
 exercise of warrants..............                                 892,944          8           18
Issuance of common stock upon the
 exercise of stock options.........                               1,759,548         18       13,242
Interest on note receivable........                                                                                       (171)
Issuance of common stock under
 employee stock purchase plan......                                  77,014          1        1,702
Issuance of common stock for the
 acquisition of Network24..........                                 620,872          6      189,300                       (228)
Issuance of common stock for the
 acquisition of INTERVU............                              10,023,747        100    2,765,567
Other comprehensive income
 (loss)............................
Net loss...........................
                                     ------------   ---------   -----------   --------   ----------     --------     ---------
Balance at June 30, 2000...........            --   $      --   105,872,650   $  1,058   $3,353,006     $(26,559)    $  (6,306)
                                     ============   =========   ===========   ========   ==========     ========     =========

                                      ACCUMULATED                      TOTAL
                                         OTHER                     SHAREHOLDERS'
                                     COMPREHENSIVE   ACCUMULATED      EQUITY
                                        INCOME         DEFICIT       (DEFICIT)
                                     -------------   -----------   -------------
Issuance of common stock to
 founders..........................                   $    (132)    $      165
Issuance of common stock for
 technology license................                                        288
Sales of restricted common stock...                                         83
Sale of Series A convertible
 preferred stock...................
Amortization of deferred
 compensation......................                                        206
Net loss...........................                        (890)          (890)
                                                      ---------     ----------
Balance at December 31, 1998.......                      (1,022)          (148)
Sale of restricted common stock....                                        299
Sale of restricted common stock in
 exchange for notes................                                         --
Sale of Series B convertible
 preferred stock...................
Sale of Series C convertible
 preferred stock...................
Sale of Series D convertible
 preferred stock...................
Sale of Series E convertible
 preferred stock...................
Sale of Series F convertible
 preferred stock...................
Dividends and accretion to
 preferred stock redemption
 value.............................                                     (2,241)
Issuance of warrants...............                                      3,902
Deferred compensation related to
 grant of stock options............                                         --
Amortization of deferred
 compensation......................                                     10,005
Conversion of convertible preferred
 stock.............................                                    111,829
Issuance of common stock upon the
 Company's initial public offering,
 net of offering costs.............                                    215,425
Issuance of common stock upon
 exercise of warrants..............                                         84
Issuance of common stock upon
 exercise of stock options.........                                         32
Interest on note receivable........                                       (183)
Net loss...........................                     (57,559)       (57,559)
                                                      ---------     ----------
Balance at December 31, 1999.......                     (58,581)       281,445
Deferred compensation related to
 the grant of stock options........                                         --
Amortization of deferred
 compensation......................                                     11,610
Issuance of common stock upon the
 exercise of warrants..............                                         26
Issuance of common stock upon the
 exercise of stock options.........                                     13,260
Interest on note receivable........                                       (171)
Issuance of common stock under
 employee stock purchase plan......                                      1,703
Issuance of common stock for the
 acquisition of Network24..........                                    189,078
Issuance of common stock for the
 acquisition of INTERVU............                                  2,765,667
Other comprehensive income
 (loss)............................     $   728                            728
Net loss...........................                    (278,633)      (278,633)
                                        -------       ---------     ----------
Balance at June 30, 2000...........     $   728       $(337,214)    $2,984,713
                                        =======       =========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AKAMAI TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                (in thousands, except share and per share data)

                                                       PERIOD FROM
                                                        INCEPTION                            SIX MONTHS ENDED
                                                    (AUGUST 20, 1998)                            JUNE 30,
                                                         THROUGH           YEAR ENDED       -------------------
                                                    DECEMBER 31, 1998   DECEMBER 31, 1999    1999       2000
                                                    -----------------   -----------------   -------   ---------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................       $  (890)           $(57,559)       $(9,783)  $(278,633)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.................            50               3,434            571     208,447
    Amortization of discount on senior
      subordinated notes and equipment loan.......            --                 542            133          --
    Amortization of deferred compensation.........           206              10,005          1,339      11,611
    Loss on disposal of property and equipment....            --                  33             22          --
    Acquired in-process research and
      development.................................            --                  --             --       1,372
    Interest on notes receivable from officers for
      stock.......................................            --                (183)            --        (171)
    Extraordinary loss on early extinguishment of
      debt........................................            --               3,390             --          --
    Changes in operating assets and liabilities,
      net of effects of acquired businesses:
      Accounts receivable, net....................            --              (1,588)          (395)     (3,991)
      Prepaid expenses and other current assets...           (57)             (5,082)          (388)     (7,638)
      Accounts payable and accrued expenses.......           693              13,991          3,594      15,670
      Deferred revenue............................            --                 698             --       3,076
      Other noncurrent assets and liabilities.....            --                  --             --         765
                                                         -------            --------        -------   ---------
Net cash provided by (used in) operating
  activities......................................             2             (32,319)        (4,907)    (49,492)
                                                         -------            --------        -------   ---------
Cash flows from investing activities:
  Purchases of property and equipment.............        (1,523)            (25,670)        (5,308)    (55,624)
  Purchase of investments.........................            --                (475)          (475)   (277,588)
  Cash acquired from the acquisition of
    businesses, net of cash paid..................            --                  --             --      17,466
  Proceeds from sales and maturities of
    investments...................................            --                 250             --     147,777
                                                         -------            --------        -------   ---------
Net cash used in investing activities.............        (1,523)            (25,895)        (5,783)   (167,969)
                                                         -------            --------        -------   ---------
Cash flows from financing activities:
  Proceeds from the issuance of convertible
    subordinated notes, net of offering costs.....            --                  --             --     290,500
  Proceeds from equipment financing loan..........            --               1,500          1,500          --
  Payment on capital leases and equipment
    financing loan................................            (4)               (402)          (174)       (273)
  Proceeds from the issuance of senior
    subordinated notes, net.......................            --              14,970         14,970          --
  Payment of the senior subordinated notes........            --             (12,249)            --      (2,751)
  Proceeds from the issuance of common stock,
    net...........................................            --             215,425             --          --
  Proceeds from the issuance of convertible
    preferred stock, net..........................         8,284             101,304         32,350          --
  Proceeds from the issuance of common stock upon
    the exercise of warrants......................            --                  84             --          10
  Proceeds from the issuance of common stock under
    stock option and employee stock purchase
    plans.........................................            --                  32             --      14,977
  Proceeds from the issuance of restricted common
    stock.........................................            46                 299            293          --
                                                         -------            --------        -------   ---------
Net cash provided by financing activities.........         8,326             320,963         48,939     302,463
                                                         -------            --------        -------   ---------
Effects of exchange rate translation on cash and
  cash equivalents................................            --                  --             --         (16)
                                                         -------            --------        -------   ---------
Net increase in cash and cash equivalents.........         6,805             262,749         38,249      84,986
Cash and cash equivalents, beginning of the
  period..........................................            --               6,805          6,580     269,554
                                                         -------            --------        -------   ---------
Cash and cash equivalents, end of the period......       $ 6,805            $269,554        $44,829   $ 354,540
                                                         =======            ========        =======   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AKAMAI TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1.  NATURE OF BUSINESS:

     Akamai Technologies, Inc. ("Akamai" or the "Company") provides global delivery services for Internet content, streaming media and applications, and global Internet traffic management services. Our services improve the speed, quality, reliability and scaleability of Web sites. Akamai's services deliver customers' Internet content, steaming media and applications through a distributed worldwide server network that locates the content geographically closer to users.

     The Company has a single operating segment: global delivery service for Internet content, streaming media and applications and global Internet traffic management services. The Company has no organizational structure dictated by product lines, geography or customer type. Substantially all revenue earned to date has been generated from U.S. based customers.

2.  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION:

     The accompanying unaudited interim consolidated financial statements as of and for the six months ended June 30, 1999 and 2000, together with the related notes are unaudited and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary for a fair statement of the results for the interim periods. The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Consequently, these interim financial statements do not include all disclosures normally required by generally accepted accounting principles for annual financial statements. Results for the interim periods are not necessarily indicative of results for the entire fiscal year.

     The consolidated financial statements include the accounts of Akamai and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CASH, CASH EQUIVALENTS AND INVESTMENTS

     Cash and cash equivalents consist of cash held in bank deposit accounts and short-term, highly liquid investments with original maturities of three months or less at the date of purchase. Cash equivalents are carried at cost, which approximates fair market value. Short-term investments consist of high quality corporate and governmental securities, which have original maturities of more than three months at the date of purchase and less than one year from the date of the balance sheet, and equity investments in public companies. Long-term investments consist of high quality corporate and government securities with maturities of more than one year from the balance sheet and equity investments in private companies. The Company classifies all debt securities and equity securities with readily determinable market values as "available-for-sale" in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." These investments are carried at fair market value with any unrealized gain or loss recorded as a separate element of stockholders' equity. Investments in equity securities with no readily determinable fair value are carried at cost.

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The following is a summary of investments at June 30, 2000 (in thousands):

                                                                              GROSS
                                                              AMORTIZED     UNREALIZED     ESTIMATED
                                                                COST      GAINS   LOSSES   FAIR VALUE
                                                              ---------   -----   ------   ----------
US treasury securities and obligations of US government
  agencies..................................................  $ 25,000    $ --     $  8     $ 24,992
Certificates of deposit.....................................       509      --       --          509
Municipal bonds.............................................     7,400      --       --        7,400
US corporate debt securities................................   132,689       8      117      132,580
Equity securities...........................................    12,350     860       --       13,210
                                                              --------    ----     ----     --------
                                                              $177,948    $868     $125     $178,691
                                                              ========    ====     ====     ========

     Available-for-sale securities by contractual maturity are as follows (in thousands):

                                                              JUNE 30,
                                                                2000
                                                              --------
Due in one year or less.....................................  $155,273
Due after one year through two years........................    10,208
                                                              --------
                                                              $165,481
                                                              ========

For all periods presented, realized gains and losses on sales of available-for-sale securities were immaterial. The Company determines the costs basis of securities by specific identification.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of three to five years. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. Property and equipment acquired under capital lease is depreciated over the shorter of related lease terms or the useful life of the asset. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expensed as incurred.

  INTANGIBLE ASSETS

     Intangible assets consists primarily of goodwill arising from the acquisition of businesses. Intangible assets from the acquisition of businesses are amortized using the straight-line method over two to three years, based on their estimated useful lives. Intangible assets also includes the cost of acquired licence rights to content delivery technology. These licence rights are amortized over ten years. The carrying value of the intangible assets is reviewed on a quarterly basis for the existence of facts or circumstances both internally and externally that may suggest impairment. To date, no such impairment has occurred. The Company determines whether an impairment has occurred based on gross expected future cash flows and measures the amount of the impairment based on the related future estimated discounted cash flows. The cash flow estimates used to determine the impairment, if any, contain management's best estimates, using appropriate and customary assumptions and projections at that time.

  REVENUE RECOGNITION

     The Company derives revenue from the sale of its services under contracts with terms typically ranging from 12 to 24 months. The Company recognizes revenue based on fees for the amount of Internet content delivered through the Company's services. These contracts also provide for minimum monthly fees. Customers are typically billed monthly in advance for minimums and monthly in arrears for usage above the

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

minimums. We also derive revenue for implementation, installation, usage and other fees that are recognized over the period of the related contracts or customer relationships. Deferred revenue consists of billings in excess of revenue recognized.

  COST OF SERVICES

     Cost of services consists of depreciation of network equipment used in providing the Company's services, fees paid to network providers for bandwidth and monthly fees for housing the Company's servers in third-party network data centers. The Company enters into contracts for bandwidth with third-party network providers with terms typically ranging from six months to three years. These contracts commit the Company to minimum monthly fees plus additional fees for bandwidth usage above the contracted level or may commit the Company to share with the third-party network providers a portion of the revenue recognized from customers that use these third-party networks. Under the Akamai accelerated networks program, the Company provides use of its servers to smaller Internet service providers which, in turn, provide the Company with rack space for the Company's servers and access to their bandwidth. The Company does not recognize as revenue any value to the Internet service providers associated with the use of the Company's servers and does not expense the value of the rack space and bandwidth received. The Company believes that, to date, the value provided under this program has been insignificant.

  STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 11). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123. The Company has also adopted certain conclusions of Financial Accounting Standards Board ("FASB") Interpretation No. 44 ("FIN 44") for the period ended June 30, 2000.

  ENGINEERING AND DEVELOPMENT COSTS

     Engineering and development costs consist primarily of salaries and related personnel costs for the design, deployment, testing and enhancement of the Company's service and the Company's network.

     Costs incurred in the engineering and development of the Company's service are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by SFAS No. 86, "Accounting for the costs of Computer Software to be Sold, Leased, or Otherwise Marketed") and capitalized thereafter. The Company also has adopted Statement of Position ("SOP") 98-1, which requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Costs eligible for capitalization under SFAS No. 86 and SOP 98-1 have been insignificant to date.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. At December 31, 1998 and 1999, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

     For the year ended December 31, 1999, two customers accounted for 22% and 13%, respectively, of total revenue. For the six months ended June 30, 1999, two customers accounted for 75% and 14%, respectively, of total revenue. For the six months ended June 30, 2000, one customer accounted for 18% of total revenue.

  INCOME TAXES

     Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not some or all of the deferred tax assets will not be realized.

  ADVERTISING EXPENSE

     The Company recognizes advertising expense as incurred. Advertising expense was approximately $7.7 million for the year ended December 31, 1999, $1.5 million for the six months ended June 30, 1999 and $10.1 million for the six months ended June 30, 2000. There was no advertising expense for the period from inception (August 20, 1998) to December 31, 1998.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, which include cash equivalents, short-term and long-term investments, accounts receivable, notes receivable, accounts payable, accrued expenses, notes payable and convertible subordinated notes approximate their fair values at December 31, 1998 and 1999 and June 30, 2000.

  OTHER COMPREHENSIVE INCOME

     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive loss is equal to net loss, for the period from inception (August 20, 1998) to December 31, 1998, for the six month period ended June 30, 1999 and for the year ended December 31, 1999. Comprehensive loss is equal to net loss, unrealized gain and loss on investments, and foreign currency translation adjustments for the six month period ended June 30, 2000.

  USE OF ESTIMATES

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in these financial statements include valuation of deferred tax assets and useful lives of depreciable assets.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to confirm to the current year presentation.

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

  RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133," in fiscal year 2001.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as amended by SAB No. 101A and 101B, which is effective no later than the quarter ending December 31, 2000. SAB No. 101 clarifies the SEC's views regarding the recognition of revenue. The Company will adopt SAB No. 101 in the fourth quarter of 2000. The Company does not expect the application of SAB No. 101 to have a significant impact on its financial position or results of operations.

     In March 2000, the FASB issued FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25." FIN No. 44 primarily clarifies (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of previously fixed stock options or awards, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN No. 44 to have a significant impact on its financial position or results of operations.

4.  NET LOSS PER SHARE:

     Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common stock. Potential common stock consists of convertible preferred stock, unvested restricted common stock, stock options and warrants, convertible subordinated notes and contingently issuable stock.

     The following table sets forth potential common stock excluded from the calculation of earnings per share since their inclusion would be antidilutive:

                                     PERIOD FROM
                                      INCEPTION
                                  (AUGUST 20, 1998)    YEAR ENDED         AS OF JUNE 30,
                                   TO DECEMBER 31,    DECEMBER 31,   ------------------------
                                        1998              1999          1999          2000
                                  -----------------   ------------   ----------    ----------
Stock options...................      1,287,000        14,416,565     9,116,000    19,235,704
Unvested restricted common
  stock.........................     18,049,104        19,230,430    19,950,804    14,360,695
Convertible preferred stock.....     19,800,000                --    32,215,694            --
Warrants........................             --         1,981,086     2,075,100     2,283,732
Convertible subordinated
  notes.........................             --                --            --     2,598,077
Contingently issuable stock
  (Note 16).....................             --                --            --        44,477

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

5.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                DECEMBER 31,                  ESTIMATED
                                              ----------------   JUNE 30,       USEFUL
                                               1998     1999       2000     LIVES IN YEARS
                                              ------   -------   --------   --------------
                                               (in thousands)
Computer and networking equipment...........  $1,384   $23,817   $ 88,566          3
Purchased software..........................      --     1,256      5,023          3
Furniture and fixtures......................     105       711      4,648          5
Office equipment............................      45       541      2,394          3
Leasehold improvements......................      30       972      5,681          5
Vehicles....................................      --        --         42          5
                                              ------   -------   --------
                                               1,564    27,297    106,354
Accumulated depreciation and amortization...     (41)   (3,422)   (13,791)
                                              ------   -------   --------
                                              $1,523   $23,875   $ 92,563
                                              ======   =======   ========

     Depreciation and amortization expense on property and equipment for the period from inception (August 20, 1998) to December 31, 1998, for the year ended December 31, 1999 and for the six months ended June 30, 1999 and June 30, 2000 was $41,152, $3.4 million, $543,078 and $10.4 million, respectively.

     Equipment under capital leases at:

                                                   DECEMBER 31,                 ESTIMATED
                                                   ------------    JUNE 30,    USEFUL LIFE
                                                   1998    1999      2000       IN YEARS
                                                   ----    ----    --------   -------------
                                                        (in thousands)
Office equipment.................................  $ 40    $142      $305           3
Accumulated amortization.........................    (2)    (30)      (30)
                                                   ----    ----      ----
                                                   $ 38    $112      $275
                                                   ====    ====      ====

6.  GOODWILL AND OTHER INTANGIBLE ASSETS:

     Goodwill and other intangible assets consist of the following (in thousands):

                                 DECEMBER 31,   DECEMBER 31,    JUNE 30,    ESTIMATED USEFUL
                                     1998           1999          2000       LIVES IN YEARS
                                 ------------   ------------   ----------   ----------------
Goodwill.......................      $ --           $ --       $2,808,455           3
Completed technology...........        --             --           28,130           3
Assembled workforce............        --             --           12,234         2-3
Trademarks and tradenames......        --             --            4,901           3
Acquired license rights........       490            490              490          10
                                     ----           ----       ----------
                                      490            490        2,854,210
Less accumulated
  amortization.................         9             56          198,136
                                     ----           ----       ----------
                                     $481           $434       $2,656,074
                                     ====           ====       ==========

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Goodwill and other intangible assets will be amortized as follows (in millions):

Six months ending December 31, 2000.........................  $  476
2001........................................................     953
2002........................................................     953
2003........................................................     274
                                                              ------
Total.......................................................  $2,656
                                                              ======

7.  SENIOR SUBORDINATED NOTES AND CONVERTIBLE SUBORDINATED NOTES:

     During April 1999, Akamai entered into note and warrant purchase agreements with private investors. Under the agreements, Akamai issued 15% subordinated demand notes payable in the aggregate amount of $15.0 million due in May 2004. In connection with the notes, the Company also issued warrants to purchase an aggregate of 2,002,836 shares of common stock at $2.50 per share in exchange for cash. These warrants expire in May 2004. The fair value of the warrants at the time of issuance was estimated to be approximately $3.9 million, which was recorded as additional paid-in capital and reduced the carrying value of the notes. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, volatility of 100%, risk free interest rate of 5.1% and an expected life of five years. The discount on the notes is being amortized over the term of the notes. For the year ended December 31, 1999, interest expense of $1.5 million related to the fair value of the warrants was recognized. In December 1999, the Company exercised its right to pay off the notes in full and paid $12.2 million in interest and principal. The remaining unpaid balance of $2.8 million was paid in the six months ended June 30, 2000. The Company recognized an extraordinary loss from early extinguishment of debt of $3.4 million (or $0.11 per share) during the year ended December 31, 1999.

     In June 2000, Akamai issued $300.0 million of 5 1/2% Convertible Subordinated Notes due July 1, 2007 (the "Convertible Notes") for aggregate net proceeds of approximately $290.5 million (net of offering expense of $9.5 million). The Convertible Notes are due July 1, 2007, and are convertible at any time following the date of original issuance into the Company's common stock at a conversion price of $115.47 per share (equivalent to 8.6603 shares of common stock per $1,000 principal amount of Convertible Notes), subject to adjustment in certain events. The Company can redeem the Convertible Notes on or after July 3, 2003 at the Company's option. In the event of a change of control, Akamai may be required to repurchase all or a portion of the Convertible Notes at a repurchase price of 100% of the principal amount plus accrued interest. Interest on the Convertible Notes accrues as of the issue date and is payable semiannually on January 1 and July 1 of each year, commencing on January 1, 2001. The Convertible Notes are unsecured obligations and are subordinated to all existing and future senior indebtedness and effectively rank junior to all secured debts and to all of the existing and future debts and other liabilities of the Company's subsidiaries.

8.  COMMITMENTS:

  LEASES

     The Company leases its facilities and certain equipment under operating leases. Rent expense for the period from inception (August 20, 1998) to December 31, 1998 and for the year ended December 31, 1999 was $36,000 and $599,000, respectively. Rent expense for the six months ended June 30, 1999 and 2000 was $185,335 and $2.9 million, respectively. The leases expire at various dates through March 1, 2006 and

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

generally require the payment of real estate taxes, insurance, maintenance and operating costs. The Company also leases certain equipment under capital leases. The minimum aggregate future obligations under noncancelable leases and equipment loans as of December 31, 1999 are as follows:

                                                                            CAPITAL
                                                                             LEASES
                                                                           (INCLUDING
                                                              OPERATING    EQUIPMENT
YEAR ENDING                                                    LEASES        LOAN)
-----------                                                   ---------    ----------
                                                                  (in thousands)
2000........................................................   $ 4,869       $  608
2001........................................................     5,594          604
2002........................................................     5,755          181
2003........................................................     5,489           --
2004........................................................     5,319           --
                                                               -------       ------
Total.......................................................   $27,026        1,393
                                                               =======
Less interest...............................................                   (156)
                                                                             ------
Total principal obligation..................................                  1,237
Less current portion........................................                   (504)
                                                                             ------
Noncurrent portion of principal obligation..................                 $  733
                                                                             ======

  EQUIPMENT LOAN

     The Company received an equipment loan from its bank for $1.5 million on January 26, 1999. The equipment loan is repayable in monthly installments of $46,317 for 36 months, with a lump sum payment of $112,500 due in February 2002. Interest expense on the loan for the year ended December 31, 1999 was $131,603.

     In connection with the equipment loan, the Company issued warrants for the purchase of 74,499 shares of common stock at a purchase price of $0.40 per share. The warrants were exercisable upon issuance and expire on January 26, 2002. The Company estimated the value of the warrants to be $25,000 at the date of issuance, which has been recorded as additional paid-in capital and reduced the carrying value of the equipment loan. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, volatility of 100%, risk free interest rate of 5.1% and an expected life of three years. The discount on the note is being amortized over the estimated life of the loan. In November 1999, the warrants were fully exercised.

  BANDWIDTH USAGE AND CO-LOCATION COSTS

     The Company has commitments for bandwidth usage and co-location with various network service providers. For the years ending December 31, 2000, 2001 and 2002, the minimum commitments are approximately $10.9 million, $3.8 million, and $1.2 million, respectively. Some of these agreements may be amended to either increase or decrease the minimum commitments during the life of the contract.

9.  CONVERTIBLE PREFERRED STOCK:

     The authorized capital stock of the Company consists of (i) 700,000,000 shares of voting common stock ("common stock") authorized for issuance with a par value of $0.01, and (ii) 5,000,000 shares of

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

undesignated preferred stock with a par value of $0.01. Prior to the closing of the Company's initial public offering, the Company authorized 10,000,000 shares of preferred stock with a par value of $0.01, of which 1,100,000 shares were designated as Series A convertible preferred stock ("Series A preferred stock"), 1,327,500 shares were designated as Series B convertible preferred stock ("Series B preferred stock"), 145,195 shares were designated as Series C convertible preferred stock ("Series C preferred stock"), 685,194 shares were designated as Series D convertible preferred stock ("Series D preferred stock"), 1,867,480 shares were designated as Series E convertible preferred stock ("Series E preferred stock") and 985,545 shares were designated as Series F convertible preferred stock ("Series F preferred stock").

     All outstanding shares of preferred stock automatically converted into shares of common stock upon the closing of the initial public offering as follows:

                                                               SHARES OF
                                                              COMMON STOCK
                                                              ------------
Series A preferred stock....................................   20,762,457
Series B preferred stock....................................    7,965,000
Series C preferred stock....................................      908,340
Series D preferred stock....................................    4,111,164
Series E preferred stock....................................    3,734,960
Series F preferred stock....................................      985,545
                                                               ----------
                                                               38,467,466
                                                               ==========

  SERIES A CONVERTIBLE PREFERRED STOCK

     In November and December 1998, the Company issued 1,100,000 shares of Series A preferred stock at $7.60 per share to investors for total consideration of $8,283,758 (net of offering costs of $76,242).

     Prior to conversion of the Series A preferred stock, the holders of the Series A preferred stock had voting rights equivalent to the number of shares of common stock into which their shares of Series A preferred stock were convertible. Dividends were required to be paid when dividends were declared on common stock. The Series A preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events including stock splits and dividends. The Series A preferred stock was redeemable, subject to the approval of the holders of 66% of the then outstanding shares of Series A preferred stock beginning November 23, 2003 if the Company had not made a qualified initial public offering of its common stock. Upon liquidation, holders of Series A preferred stock were entitled to receive, out of funds then generally available, $7.60 per share, plus any declared and unpaid dividends thereon. Following payment to holders of all other classes of preferred stock to which the Series A preferred stock was subordinated, holders of Series A preferred stock were then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock.

  SERIES B CONVERTIBLE PREFERRED STOCK

     In April 1999, the Company issued 1,327,500 shares of Series B preferred stock at $15.066 per share to private investors for total consideration of $19,875,115 (net of offering costs of $125,000). In addition, the Company issued a warrant to purchase 145,195 shares of Series C preferred stock at an exercise price of $34.436 per share which expired at the earlier of (i) December 31, 1999 and (ii) the date immediately prior to the consummation of a qualified initial public offering. The warrant was exercised in October 1999.

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Prior to conversion of the Series B preferred stock, the holders of Series B preferred stock had voting rights equivalent to the number of shares of common stock into which their shares of Series B preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $15.066 per share, on a per share basis. Dividends were only required to be paid in the event of a liquidation or redemption, as defined. The Series B preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events including stock splits. The Series B preferred stock was redeemable, as defined, subject to the approval of the holders of 66% of the then outstanding shares of Series B preferred stock beginning April 16, 2004 if the Company had not made a qualified initial public offering of its common stock. Upon liquidation, holders of Series B preferred stock were entitled to receive, out of funds then generally available, $15.066 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock to which the Series B preferred stock was subordinated, holders of Series B preferred stock were then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.

  SERIES C CONVERTIBLE PREFERRED STOCK

     In connection with the Series B preferred stock issuance, one holder of the Series B preferred stock received the option to purchase 145,195 shares of Series C preferred stock at the purchase price of $34.436 per share. The option to purchase the Series C preferred stock expired upon the earlier of an initial public offering or December 31, 1999. The option was exercised in October 1999.

     Prior to conversion of the Series C preferred stock, the holders of the Series C preferred stock had voting rights equivalent to the number of shares of common stock into which their shares of Series C preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $34.436 per share, on a per share basis. Dividends were only required to be paid in the event of a liquidation or redemption. The Series C preferred stock was convertible at any time by the holders, at the then applicable conversion rate (1-to-1 on the date of issuance; 6.256-to-1 at September 30, 1999) adjusted for certain events including stock splits and dividends subject to the approval of the holders of 66% of the then outstanding shares of Series C preferred stock beginning April 5, 2003 if the Company had not made a qualified initial public offering of its common stock. Upon liquidation, holders of Series C preferred stock were entitled to receive, out of funds generally available, $34.436 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock to which Series C was subordinated, holders of Series C preferred stock were then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.

  SERIES D CONVERTIBLE PREFERRED STOCK

     In June 1999, the Company issued 685,194 shares of Series D preferred stock at $18.243 per share to private investors for total consideration of $12,475,000 (net of offering costs of $25,000).

     Prior to conversion of the Series D preferred stock, the holders of Series D preferred stock had voting rights equivalent to the number of shares of common stock into which their shares of Series D preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $18.243 per share, on a per share basis. Dividends were required to be paid only in the event of a liquidation or redemption, as defined. The Series D preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events including stock splits and dividends. The Series D preferred stock was redeemable, as defined, subject to the approval of the holder of 66% of the then outstanding shares of Series D preferred stock.

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The holder of the Series D preferred stock is also a customer of the Company. In June 1999, the holder of the Series D preferred stock entered into a services agreement with the Company at customary rates. The aggregate minimum value of the services agreement is $12.54 million through April 2001. Revenue recognized from this customer for the period ended December 31, 1999 was $882,981.

  SERIES E CONVERTIBLE PREFERRED STOCK

     In August 1999, the Company issued 1,867,480 shares of Series E preferred stock at $26.239 per share to a private investor for total consideration of $48,966,282 (net of offering costs of $34,526).

     Prior to conversion of the Series E preferred stock, the holders of Series E preferred stock had voting rights equivalent to the number of shares of common stock into which the shares of Series E preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $26.239 per share, on a per share basis. Dividends were required to be paid only in the event of a liquidation or redemption. The Series E preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events such as stock splits and dividends. The Series E preferred stock was redeemable, subject to the approval of the holders of 66% of the then outstanding shares of Series E preferred stock.

  SERIES F CONVERTIBLE PREFERRED STOCK

     In September 1999, the Company issued 985,545 shares of Series F preferred stock at $15.22 per share to a private investor for total consideration of $14,987,595 (net of offering costs of $12,400).

     Prior to conversion of the Series F preferred stock, the holders of Series F preferred stock had voting rights equivalent to the number of shares of common stock into which the shares of Series F preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $15.22 per share, on a per share basis. Dividends were required to be paid only in the event of a liquidation or redemption. The Series F preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events such as stock splits and dividends. The Series F preferred stock was redeemable, subject to the approval of the holders of 66% of the then outstanding shares of Series F preferred stock.

10.  STOCKHOLDERS' EQUITY (DEFICIT):

  PUBLIC OFFERING

     In October 1999, Akamai completed an initial public offering of 9,000,000 shares of its common stock for net proceeds of $215.4 million after underwriting discounts and commissions and offering expenses. As a result, all outstanding shares of preferred stock automatically converted into 38,467,466 shares of common stock.

  STOCK SPLIT

     On January 28, 1999, the Company effected a 3-for-1 stock split through a stock dividend of common stock. On May 25, 1999, the Company effected a 3-for-1 stock split through a stock dividend of common stock. On September 8, 1999 the Company effected a 2-for-1 stock split through a stock dividend of common stock. All references to preferred and common stock share and per share amounts including options and warrants to purchase common stock have been retroactively restated to reflect the stock splits.

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

  COMMON STOCK

     The common stockholders are entitled to one vote per share. At December 31, 1999, the Company had reserved 16,397,611 shares of common stock for future issuance upon the exercise of warrants and stock options.

  NOTES RECEIVABLE FROM OFFICERS FOR STOCK

     In the connection with the issuance of restricted common stock, the Company received full recourse notes receivable from the Chief Executive Officer, President, Chief Financial Officer and the General Counsel of the Company in the amounts of $1,980,000, $500,000, $2,620,000 and $624,000, respectively. These notes bear interest between 5.3% and 6.1%, and are payable in full by March 26, 2009, May 18, 2009, July 23, 2009 and July 23, 2009, respectively.

11.  STOCK PLANS:

  1998 OPTION PLAN

     In 1998, the Board of Directors adopted the 1998 Stock Incentive Plan (the "1998 Option Plan") for the issuance of incentive and nonqualified stock options and restricted stock awards. The number of shares of common stock reserved for issuance under the 1998 Option Plan is 28,755,600 shares. Options to purchase common stock and restricted stock awards are granted at the discretion of the Board of Directors. In May 2000, the stockholders of the Company approved an increase in the number of shares available for issuance under the 1998 Option Plan to 37,755,600 (unaudited).

     Under the terms of the 1998 Option Plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors but in no case may the exercise price be less than the statutory minimum. Vesting of options granted is at the discretion of the Board of Directors, which typically is four years. The term of options granted cannot exceed ten years (five years for incentive stock options granted to holders of more than 10% of the voting stock of the Company.)

     A restricted stock award provides for the issuance of common stock to directors, officers, consultants and other key personnel at prices determined by a Committee selected by the Board of Directors. Participants' unvested shares are subject to repurchase by the Company at the original purchase price for up to four years. Generally, 25% of the shares vest on the first anniversary of the date of purchase and, thereafter, the remaining shares vest on a quarterly basis through the fourth anniversary of the date of purchase. As of December 31, 1998 and 1999 and June 30, 2000, the Company had the right to repurchase up to 3,283,200, 9,874,750 and 6,561,878 unvested shares, respectively. Such shares may be repurchased at the original purchase prices ranging from $0.01 to $2.50 per share.

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     A summary of activity under the Company's 1998 Option Plan for the period from inception (August 20, 1998) to December 31, 1998 and the year ended December 31, 1999 is presented below:

                                                                            WEIGHTED
                                                                             AVERAGE
                                                                            PURCHASE
                                                                SHARES        PRICE
                                                              ----------    ---------
RESTRICTED STOCK AWARDS
Outstanding at inception....................................          --         --
  Issued....................................................   3,283,200      $0.02
                                                              ==========
Outstanding at December 31, 1998............................   3,283,200       0.02
  Issued....................................................   9,820,000       0.62
                                                              ----------
Outstanding at December 31, 1999............................  13,103,200       0.21
                                                              ==========
Vested restricted common stock at December 31, 1999.........   3,228,450       0.22
                                                              ==========
Vested restricted common stock at June 30, 2000.............   6,541,322      $0.36
                                                              ==========

     There were 31,282,100 shares of restricted common stock issued outside of the plan in the period ended December 31, 1998. As of December 31, 1998 and 1999 and June 30, 2000, the Company had the right to repurchase up to 14,765,904, 9,355,680 and 7,798,817 unvested shares, respectively.

                                                                            WEIGHTED
                                                                             AVERAGE
                                                                            EXERCISE
                                                                SHARES        PRICE
                                                              ----------    ---------
STOCK OPTION AWARDS
Outstanding at inception....................................          --         --
  Granted...................................................   1,287,000     $ 0.02
                                                              ----------
Outstanding at December 31, 1998............................   1,287,000       0.02
  Granted...................................................  15,324,425       7.22
  Exercised.................................................    (549,500)      0.06
  Forfeited.................................................  (1,645,400)      2.76
                                                              ----------
Outstanding at December 31, 1999............................  14,416,525       7.43
                                                              ==========
Outstanding at June 30, 2000................................  19,235,704     $20.84
                                                              ==========

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                         VESTED AND EXERCISABLE
                                 WEIGHTED                -----------------------
                                  AVERAGE     WEIGHTED                 WEIGHTED
    RANGE OF        NUMBER       REMAINING    AVERAGE                   AVERAGE
    EXERCISE      OF OPTIONS    CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
     PRICES       OUTSTANDING      LIFE        PRICE     OF OPTIONS      PRICE
    --------      -----------   -----------   --------   -----------   ---------
$ 0.01 -   0.04    5,340,900        9.0        $ 0.03      424,350      $ 0.02
  0.34 -   0.50      702,000        9.2          0.42           --          --
  0.84 -   1.00    1,368,600        9.4          0.90      120,000        0.84
      2.50         1,028,000        9.5          2.50       20,000        2.50
 13.12 -  15.22    5,174,400        9.7         14.21       20,000       15.22
     19.80           738,500        9.8         19.80           --          --
     230.38           64,125       10.0        230.38           --          --
                  ----------                               -------
  0.01 - 230.38   14,416,525        9.4          7.43      584,350        0.79
                  ==========                               =======

  FAIR VALUE DISCLOSURE

     As discussed in Note 3, the Company has adopted SFAS No. 123 through disclosure only. Had the Company accounted for stock options to employees under the fair value method prescribed under SFAS No. 123, Akamai's net losses and basic and diluted net loss per share on a pro forma basis would be as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              ------    --------
Net loss attributable to common stockholders (in thousands):
  As reported...............................................  $ (890)   $(59,800)
  Pro Forma.................................................    (891)    (64,600)
Basic and diluted net loss per share:
  As reported...............................................  $(0.06)   $  (1.98)
  Pro Forma.................................................   (0.06)      (2.14)

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
Expected option term (years)................................     7.0       5.6
Risk-free interest rate (%).................................    4.07      5.61
Expected volatility (%).....................................      --      24.7
Dividend yield (%)..........................................      --        --
Weighted average fair value of options granted..............  $ 0.26    $ 4.74

     From inception (August 20, 1998) through December 31, 1998, the Company recorded $1.7 million in deferred compensation for restricted stock awards and options to purchase common stock granted at exercise

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

or purchase prices subsequently determined to be below the fair value of the common stock. Compensation expense of $205,617 was recognized during the period from inception (August 20, 1998) through December 31, 1998. For the year ended December 31, 1999, the Company recorded $38.2 million in deferred compensation for restricted stock awards and options to purchase common stock granted at exercise or purchase prices subsequently determined to be below the fair value of common stock. Compensation expense related to this deferred compensation of $10.0 million and $4.3 million was recognized during the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

     During the six months ended June 30, 2000, the Company accelerated the vesting of options for seven terminated employees and recorded compensation expense of $6.6 million based on the intrinsic value of the options at the time of the acceleration.

  EMPLOYEE STOCK PURCHASE PLAN

     In August 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan provides for the issuance of up to 600,000 shares of common stock to participating employees. At June 30, 2000, a total of $383,000 had been withheld from employees for future purchases under this plan.

12.  INCOME TAXES:

     The provision for income taxes consists of the following:

                                                             PERIOD FROM
                                                              INCEPTION
                                                          (AUGUST 20, 1998)    YEAR ENDED
                                                           TO DECEMBER 31,    DECEMBER 31,
                                                                1998              1999
                                                          -----------------   -------------
                                                                   (in thousands)
Deferred tax expense/(benefit)..........................        $(288)          $(19,573)
Valuation allowance.....................................          288             19,573
                                                                -----           --------
                                                                $  --           $     --
                                                                =====           ========

     The Company's effective tax rate varies from the statutory rate as follows:

                                                              PERIOD FROM
                                                               INCEPTION
                                                           (AUGUST 20, 1998)    YEAR ENDED
                                                            TO DECEMBER 31,    DECEMBER 31,
                                                                 1998              1999
                                                           -----------------   -------------
U.S. Federal income tax rate.............................        (34.0)%           (34.0)%
State taxes..............................................         (6.3)             (5.4)
Deferred compensation amortization.......................          3.2               6.0
Other....................................................         (0.9)             (0.6)
Valuation allowance......................................         38.0              34.0
                                                                 -----            ------
                                                                    --%               --%
                                                                 =====            ======

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Based on the Company's history of recurring losses, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and, accordingly, a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                                                    DECEMBER 31,
                                                          ---------------------------------
                                                                1998              1999
                                                          -----------------   -------------
                                                                   (in thousands)
Net operating loss carryforwards........................        $  16           $ 15,617
Capitalized start-up costs..............................          207                458
Capitalized research and development expenses...........           70              2,624
Depreciation............................................          (13)               624
Equity related compensation.............................           --                510
Other...................................................            8                 28
                                                                -----           --------
                                                                  288             19,861
Valuation allowance.....................................         (288)           (19,861)
                                                                -----           --------
Net deferred tax assets.................................        $  --           $     --
                                                                =====           ========

     As of December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $37.5 million which begin to expire in 2019 and 2004, respectively. The Company also has federal and state tax credit carryforwards of $323,000 and $247,000, respectively.

     Ownership changes resulting from the Company's issuance of capital stock may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon the Company's value immediately prior to the ownership change. Subsequent significant changes in ownership could further affect the limitation in future years.

13.  EMPLOYEE BENEFIT PLAN:

     In January 1999, the Company established a savings plan for its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company has contributed $142,375 to the savings plan for the six months ended June 30, 2000.

14.  COMPREHENSIVE LOSS:

     The following table presents the calculation of comprehensive loss and its components for the period from inception through December 31, 1998, the year ended December 31, 1999 and the six months ended June 30, 1999 and 2000 (in thousands):

                                              YEAR ENDED           SIX MONTHS ENDED
                                             DECEMBER 31,              JUNE 30,
                                         --------------------    ---------------------
                                           1998        1999        1999        2000
                                         --------    --------    --------    ---------
Net loss...............................  $   (890)   $(57,559)   $(10,078)   $(278,633)
Other comprehensive income (loss):
  Foreign currency translation
     adjustment........................        --          --          --          (15)
  Unrealized gain on securities........        --          --          --          743
                                         --------    --------    --------    ---------
Comprehensive loss.....................  $   (890)   $(57,559)   $(10,078)   $(277,905)
                                         ========    ========    ========    =========

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

15.  ACQUISITIONS (UNAUDITED):

  NETWORK24 COMMUNICATIONS, INC.

     In February 2000, the Company acquired all of the outstanding common and preferred stock of Network24 Communications, Inc. ("Network24") in exchange for 620,872 shares of Akamai common stock and $12.5 million in cash. Akamai also issued options and warrants exercisable for 195,862 shares of Akamai common stock in exchange for all outstanding options and warrants exercisable for Network24 common stock. Network24 is a provider of Internet broadcasting application services. The value of the acquisition was $203.6 million based on the fair value of the consideration paid plus direct acquisition costs. The acquisition has been accounted for using the purchase method. Accordingly, the results of operations of Network24 subsequent to February 10, 2000 have been included in Akamai's statements of operations for the three and six months ended June 30, 2000. The purchase price allocation is as follows:

                                                              (IN MILLIONS)
Tangible net assets.........................................     $  2.7
Intangible assets acquired:
  Completed technology......................................        6.8
  Assembled workforce.......................................        1.5
  Trademarks and tradenames.................................        1.4
  Goodwill..................................................      191.2
                                                                 ------
Total purchase price allocation.............................     $203.6
                                                                 ======

     Goodwill and other intangibles are being amortized on a straight-line basis over estimated useful lives of three years (see Note 6).

  INTERVU INC.

     In April 2000, the Company acquired all of the outstanding common and preferred stock of INTERVU Inc. ("INTERVU") in exchange for 10.0 million shares of Akamai common stock. Akamai also issued options and warrants exercisable for
2.2 million shares of Akamai common stock in exchange for all outstanding options and warrants exercisable for INTERVU common stock. INTERVU is a service provider for Internet audio and video delivery solutions. The acquisition was accounted for using the purchase method. Accordingly, the results of operations of INTERVU subsequent to April 20, 2000 have been included in Akamai's statements of operations for the three and six months ended June 30, 2000. The total purchase price of $2.8 billion includes the fair market value of Akamai stock and options issued of $2.8 billion and estimated direct transaction costs of $19.0 million. The preliminary purchase price allocation is as follows:

                                                              (IN MILLIONS)
Tangible net assets.........................................    $  130.4
Intangible assets acquired:
  Completed technology......................................        21.4
  Assembled workforce.......................................        10.7
  Trademarks and tradenames.................................         3.5
  In-process research and development.......................         1.4
  Goodwill..................................................     2,617.3
                                                                --------
Total purchase price allocation.............................    $2,784.7
                                                                ========

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     Tangible net assets acquired include cash, short-term and long-term investments, accounts receivable, fixed assets and prepaid advertising (see Note
16). Liabilities assumed include accounts payable, accrued compensation and accrued expenses. Goodwill and other intangibles are being amortized on a straight-line basis over estimated useful lives of two to three years (see Note
6).

     A portion of the purchase price was allocated to acquired in-process research and development ("IPR&D") and completed technology. Completed technology and IPR&D were identified and valued through interviews and analysis of data provided by management regarding products under development. Developmental projects that had reached technological feasibility were classified as completed technology and will be amortized over three years. Projects that had not reached technological feasibility and had no future alternatives uses were classified as IPR&D and charged to expense on the date of the acquisition. The value of IPR&D was determined considering the project's stage of completion, the time and resources needed for completion, the contribution of core technology, and the projected discounted cash flows of completed products. The discount rate was determined considering Akamai's weighted average cost of capital and the risks surrounding the successful completion of the projects under development.

     The summary table below, prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations with Network24's and INTERVU's results of operations as if each company had been acquired as of January 1, 1999 (in thousands, except per share data).

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                   1999
                                                              ---------
                                                                                2000
                                                                           ---------
Revenue.....................................................  $   4,142    $  32,052
Net loss....................................................   (496,581)    (566,399)
Loss per share..............................................     (16.81)       (6.47)

     The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

  CALLTHESHOTS INC.

     In July 2000, the Company acquired all of the outstanding common and preferred stock of CallTheShots Inc. ("CTS"), in exchange for a combination of Akamai common stock and cash. The purchase price is estimated to be approximately $6 million based on the fair value of the consideration paid plus direct acquisition costs. The acquisition will be accounted for using the purchase method. CTS develops services that enable Web site visitors to personalize their interaction with such site.

16.  CNN NEWS GROUP STRATEGIC ALLIANCE (UNAUDITED):

     On November 11, 1999, INTERVU, which the Company acquired in April 2000 (see Note 15), entered a strategic alliance with the CNN News Group ("CNN"). In accordance with the agreement, INTERVU issued common stock valued at $20 million to CNN. In return, CNN agreed to provide INTERVU with three years of on-air and online advertising and promotional opportunities across CNN's properties. As part of its purchase price allocation, Akamai estimated the fair value of these services to be $19.2 million. This amount has been recorded in Other Assets and will be amortized over the remaining life of the agreement (approximately 28 months) to advertising expense. In addition, for a fee INTERVU agreed to be CNN's exclusive provider of Internet video management and delivery services and deliver audio streaming services.

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

Following the first anniversary of the agreement, if the market value of the Company's common stock prior to the end of any fiscal quarter falls below $33.60 per share, the Company will be obligated to issue a letter of credit in an amount not to exceed $10.0 million, with the actual amount calculated on the basis of the number of shares held by CNN at the time and the remaining number of days in the term of the agreement. In addition, the Company may become obligated to pay CNN up to $10 million in cash or common stock, at the Company's option, if CNN holds the shares for three years and the price per share of common stock does not increase by 1.5 times the initial price at the effective date of the agreement. At the time of the acquisition, the Company estimated the fair value of the guaranteed return to CNN using the Black Scholes option pricing model, and determined its value to be approximately $7 million, which was included in the purchase price of INTERVU. Either party may terminate the contract at any time for material breach by the other party that remains uncured or the other party's bankruptcy or similar adverse condition. In the event the agreement is terminated by CNN, CNN is required to pay the Company as of the date of the termination notice the value of the undelivered services purchased under the agreement. In the event the agreement is terminated by the Company because CNN engages another party to provide Internet video management and delivery services, CNN is required to pay the Company as of the date of the termination (i) the value of the undelivered services purchased under the agreement and (ii) a breakup fee of $3,000,000 initially that declines to zero over the term of the agreement.

17.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     The following is the supplemental cash flow information for all periods presented (in thousands):

                                        PERIOD FROM
                                         INCEPTION                                SIX MONTHS
                                     (AUGUST 20, 1998)    YEAR ENDED            ENDED JUNE 30,
                                      TO DECEMBER 31,    DECEMBER 31,   -------------------------------
                                           1998              1999            1999             2000
                                     -----------------   ------------   --------------   --------------
Cash paid during the period for
  interest.........................        $ 10             $1,603          $  542         $       80
Cash paid during the period for
  income taxes.....................          --                  6              --                112
Noncash financing and investing
  activities:
     Purchase of technology license
       for stock...................         490                 --              --                 --
     Issuance of restricted common
       stock in exchange for note
       receivable..................          --              5,724           2,480                 --
     Dividends accrued, not paid on
       convertible preferred
       stock.......................          --              2,241             295                 --
     Common stock issued for
       acquisition of businesses...          --                 --              --          2,954,973
     Issuance of common stock in
       exchange for note
       receivable..................          --                 --              --                228
     Acquisition of equipment
       through capital lease.......        $ 40             $  102          $   14         $      190

                           AKAMAI TECHNOLOGIES, INC.

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

18.  QUARTERLY FINANCIAL RESULTS (UNAUDITED):

     The following tables set forth certain unaudited quarterly results of operations of the Company for the year ended 1999 and for the six months ended June 30, 2000. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly information when read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus. The quarterly operating results are not necessarily indicative of future results of operations.

                                                       THREE MONTHS ENDED (UNAUDITED)
                                 ---------------------------------------------------------------------------
                                 MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                   1999        1999         1999            1999         2000        2000
                                 ---------   --------   -------------   ------------   ---------   ---------
                                                    (in thousands, except per share data)
Revenue........................   $    --    $   404      $    883        $  2,699     $  7,222    $  18,144
Loss before extraordinary loss
  on early extinguishment of
  debt.........................    (2,887)    (6,896)      (18,542)        (25,844)     (35,397)    (243,236)
Net loss.......................    (2,887)    (6,896)      (18,542)        (29,234)     (35,397)    (243,236)
Net loss attributable to common
  stockholders.................   $(2,891)   $(7,187)     $(19,892)       $(29,830)    $(35,397)   $(243,236)
Basic and diluted net loss per
  share........................   $ (0.17)   $ (0.34)     $  (0.80)       $  (0.51)    $  (0.47)   $   (2.78)
Weighted average common shares
  outstanding..................    17,045     21,166        24,849          59,033       75,029       87,374

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information gives effect to the acquisitions by Akamai of INTERVU and Network24 as if the transactions had occurred on January 1, 1999. These transactions are being accounted for using the purchase method of accounting. The unaudited pro forma combined condensed financial information for the year ended December 31, 1999 combines Akamai's historical statements of continuing operations for the year ended December 31, 1999 with INTERVU's and Network24's historical statements of continuing operations for the year ended December 31, 1999. The unaudited pro forma combined condensed financial information for the six months ended June 30, 2000 combines Akamai's historical statements of continuing operations for the six months ended June 30, 2000 with INTERVU's historical statements of continuing operations for the period from January 1, 2000 to April 20, 2000 and Network24's historical statements of continuing operations for the period from January 1, 2000 to February 10, 2000. The pro forma combined condensed financial information is based on continuing operations only and excludes extraordinary items. A pro forma balance sheet has not been presented as the transactions have been reflected in Akamai's June 30, 2000 balance sheet.

     The pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisition had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results of Akamai. The pro forma combined condensed financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of Akamai's, INTERVU's and Network24's operations.

     The unaudited pro forma combined condensed financial information should be read in conjunction with the audited financial statements and accompanying notes of Akamai, INTERVU and Network24 included elsewhere in this prospectus.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
         OF CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
                     (in thousands, except per share data)

                                               HISTORICAL                       PRO FORMA
                                     -------------------------------   ----------------------------
                                      AKAMAI    NETWORK24   INTERVU    ADJUSTMENTS       COMBINED
                                     --------   ---------   --------   -----------      -----------
Revenue............................  $  3,986    $   735    $11,834     $      --       $    16,555
                                     --------    -------    --------    ---------       -----------
Operating expenses:
  Cost of services.................     9,002        768      5,160            --            14,930
  Engineering and development......    11,749        463     10,094          (169)(3)        22,137
  Sales, general and
     administrative................    29,621      2,270     26,659        (1,725)(3)        56,825
  Amortization of intangible
     assets........................        47         --         86       952,942(2)        953,075
  Charges associated with the NBC
     Strategic Alliance
     Agreement.....................        --         --     17,194            --            17,194
  Equity-related compensation......    10,005         --         --            --            10,005
                                     --------    -------    --------    ---------       -----------
     Total operating expenses......    60,424      3,501     59,193       951,048         1,074,166
                                     --------    -------    --------    ---------       -----------
Operating loss.....................   (56,438)    (2,766)   (47,359)     (951,048)       (1,057,611)
Interest income, net...............     2,269         62      3,968            --             6,299
                                     --------    -------    --------    ---------       -----------
Loss from continuing operations....  $(54,169)   $(2,704)   $(43,391)   $(951,048)      $(1,051,312)
                                     ========    =======    ========    =========       ===========
Loss from continuing operations per
  common share:
  Basis and diluted................  $  (1.80)                                          $    (25.75)
                                     ========                                           ===========
Weighted average number of common
  shares:
  Basis and diluted................    30,177                              10,645(1)         40,822
                                     ========                           =========       ===========

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
          OF CONTINUING OPERATIONS FOR THE PERIOD ENDED JUNE 30, 2000
                     (in thousands, except per share data)

                                                 HISTORICAL                      PRO FORMA
                                      --------------------------------   --------------------------
                                       AKAMAI     NETWORK24   INTERVU    ADJUSTMENTS      COMBINED
                                      ---------   ---------   --------   -----------      ---------
Revenue.............................  $  25,366    $    80    $ 6,606     $      --       $  32,052
                                      ---------    -------    --------    ---------       ---------
Operating expenses:
     Cost of services...............     19,283        241      2,576            --          22,100
     Engineering and development....     19,846        149      5,151            --          25,146
     Sales, general and
       administrative...............     61,124        764     15,707            --          77,595
     Amortization of intangible
       assets.......................    198,080         --         52       273,212(2)      471,344
     Acquired in-process research
       and development..............      1,372         --         --        (1,372)(4)          --
     Equity-related compensation....     11,610         --         --            --          11,610
                                      ---------    -------    --------    ---------       ---------
          Total operating
            expenses................    311,315      1,154     23,486       271,840         607,795
                                      ---------    -------    --------    ---------       ---------
Operating loss......................   (285,949)    (1,074)   (16,880)     (271,840)       (575,743)
Interest income, net................      7,428          6      2,022            --           9,456
                                      ---------    -------    --------    ---------       ---------
Loss before provision for income
  taxes.............................   (278,521)    (1,068)   (14,858)     (271,840)       (566,287)
     Provision for income taxes.....        112         --         --            --             112
                                      ---------    -------    --------    ---------       ---------
Loss from continuing operations.....  $(278,633)   $(1,068)   $(14,858)   $(271,840)      $(566,399)
                                      =========    =======    ========    =========       =========
Loss from continuing operations per
  common share:
     Basis and diluted..............  $   (3.43)                                          $   (6.47)
                                      =========                                           =========
Weighted average number of common
  shares:
     Basis and diluted..............     81,251                               6,254(1)       87,505
                                      =========                           =========       =========

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     On February 10, 2000, Akamai acquired all of the outstanding common and preferred stock of Network24 in exchange for 620,872 shares of Akamai common stock and $12.5 million in cash. Akamai also issued options and warrants exercisable for 195,862 shares of Akamai stock in exchange for all outstanding options and warrants exercisable for Network24 common stock. The value of the acquisition was $203.6 million based on the fair value of the consideration paid plus direct acquisition costs.

     On April 20, 2000, Akamai acquired all of the outstanding common and preferred stock of INTERVU in exchange for 10.0 million shares of Akamai common stock. Akamai also issued options and warrants exercisable for 2.2 million shares of Akamai common stock in exchange for all outstanding options and warrants exercisable for INTERVU common stock. The value of the acquisition was $2.8 billion based on the fair value of the consideration paid plus direct acquisition costs.

     Both acquisitions were accounted for using the purchase method of accounting. The purchase price for the respective acquisitions was allocated as follows:

                                                          INTERVU     NETWORK24
                                                          --------    ---------
                                                               (MILLIONS)
Tangible net assets.....................................  $ 130.4      $  2.7
Intangible assets.......................................  2,652.9       200.9
In-process R&D..........................................      1.4          --
                                                          --------     ------
Total purchase price....................................  $2,784.7     $203.6
                                                          ========     ======

     The intangible assets are being amortized over their estimated useful lives of two to three years.

     The unaudited pro forma combined condensed financial information gives effect to the above acquisitions as if the transactions had taken place on January 1, 1999. INTERVU's and Network24's historical statements of operations for the six months ended June 30, 2000 reflect the operating activity of INTERVU for the period January 1 through April 20, 2000 and the operating activity of Network24 for the period January 1 through February 10, 2000.

     The following adjustments have been reflected in the unaudited pro forma combined condensed financial information:

     (1) To reflect the shares issued in consideration for the acquisitions. For the period ended June 30, 2000, Akamai's historical weighted average common shares outstanding includes the shares issued in consideration of the acquisitions for the period from the acquisition date to June 30, 2000.

     (2) To eliminate the amortization of historical goodwill and intangible assets previously recorded by INTERVU and to record amortization expense for the intangible assets recorded as a result of the allocation of purchase price of INTERVU and Network24.

     (3) To eliminate equity-related compensation recorded by INTERVU and Network24 which would not have been recorded had the acquisitions taken place on January 1, 1999.

     (4) To eliminate the one-time write-off of in-process research and development acquired in the INTERVU acquisition.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
InterVU Inc.

     We have audited the accompanying consolidated balance sheets of InterVU Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterVU Inc. at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

San Diego, California
February 10, 2000

                                  INTERVU INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................  $ 48,097    $ 13,086
  Short-term investments....................................    66,950      17,700
  Accounts receivable, less allowance of $788,000 and
     $122,000, at December 31, 1999 and 1998,
     respectively...........................................     5,373         795
  Prepaid and other current assets..........................       925          81
                                                              --------    --------
Total current assets........................................   121,345      31,662
Property and equipment, net.................................    13,858       2,654
Intangible assets, net......................................     1,156          --
Other assets................................................     6,360          45
                                                              --------    --------
          Total assets......................................  $142,719    $ 34,361
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,916    $  1,387
  Accrued liabilities.......................................       774         198
  Deferred revenue..........................................       554         210
  Payable to NBC Multimedia.................................        --         750
  Accrued payroll and related benefits......................     1,145         677
  Current portion of long-term debt.........................        60          --
  Current portion of capital lease obligations..............       385           7
                                                              --------    --------
          Total current liabilities.........................     5,834       3,229
Capital lease obligations, less current portion.............       515          --
Long term debt, less current portion........................        55          --
Other long-term liabilities.................................       101          --
Commitments
Redeemable convertible preferred stock, $0.001 par value:
  Series H 30,000 shares and 0 shares issued and outstanding at December 31, 1999 and December 31, 1998,
  respectively..............................................    30,000          --
Stockholders' equity:
Convertible preferred stock, $0.001 par value:
  Authorized -- 5,000,000 shares:
  Series G convertible preferred stock,
     Designated -- 1,280,000 shares; Issued and
     outstanding -- 1,280,000 shares at December 31, 1999
     and December 31, 1998, respectively....................         1           1
Common stock, $0.001 par value: Authorized -- 45,000,000
  shares; Issued and outstanding -- 15,525,821 shares and
  11,865,097 shares at December 31, 1999 and 1998,
  respectively..............................................        15          12
Additional paid-in capital..................................   203,823      57,057
CNN prepaid advertising.....................................   (20,000)         --
Deferred compensation.......................................    (8,943)       (746)
Accumulated other comprehensive (loss)......................       (99)         --
Accumulated deficit.........................................   (68,583)    (25,192)
                                                              --------    --------
          Total stockholders' equity........................   106,214      31,132
                                                              --------    --------
          Total liabilities and stockholders' equity........  $142,719    $ 34,361
                                                              ========    ========

                            See accompanying notes.

                                  INTERVU INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    ----------    ----------
Revenues..............................................  $    11,834    $    1,761    $      144
Cost of revenues......................................        5,160         1,105           997
                                                        -----------    ----------    ----------
Gross margin..........................................        6,674           656          (853)
Operating expenses:
  Research and development............................       10,094         4,752         1,705
  Sales and marketing.................................       15,638         6,021         1,920
  General and administrative..........................       11,107         4,143           231
  Charges associated with the NBC Strategic Alliance
     Agreement........................................       17,194         4,622           750
                                                        -----------    ----------    ----------
Total operating expenses..............................       54,033        19,538         4,606
                                                        -----------    ----------    ----------
Loss from operations..................................      (47,359)      (18,882)       (5,459)
Interest income.......................................        3,968         1,281           192
                                                        -----------    ----------    ----------
Net loss..............................................  $   (43,391)   $  (17,601)   $   (5,267)
                                                        ===========    ==========    ==========
Basic and diluted net loss per share..................  $     (3.23)   $    (1.83)   $    (0.95)
                                                        ===========    ==========    ==========
Shares used in calculating basic and diluted net loss
  per share...........................................   13,452,463     9,604,154     5,570,609
                                                        ===========    ==========    ==========

                            See accompanying notes.

                                  INTERVU INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 NOTES         DEFERRED
                                                                                               RECEIVABLE    COMPENSATION
                                       PREFERRED STOCK        COMMON STOCK       ADDITIONAL       FROM           AND
                                     -------------------   -------------------    PAID-IN        COMMON      CNN PREPAID
                                       SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   ADVERTISING
                                     ----------   ------   ----------   ------   ----------   ------------   ------------
Balance at December 31, 1996.......   1,194,138    $ 1      4,006,787    $ 4      $  5,325        $(6)         $   (403)
Issuance of common stock in initial
 public offering net of issuance
 cost of $2,432....................          --     --      2,210,526      2        18,566         --                --
Issuance of convertible preferred
 stock.............................     832,164      1             --     --         5,395         --                --
Conversion of preferred stock......  (2,026,302)    (2)     3,237,286      3            (1)        --                --
Issuance of Series G convertible
 preferred stock...................   1,280,000      1             --     --           (25)        --                --
Repayments of note receivable from
 common stockholders...............          --     --             --     --            --          4                --
Repurchase of restricted stock.....          --     --       (108,685)    --            (3)         2                --
Issuance of shares for exercise of
 stock options.....................          --     --         31,490     --             1         --                --
Issuance of stock upon formation of
 Netpodium.........................          --     --         43,117     --            30         --                --
Deferred compensation..............          --     --             --     --           563         --              (563)
Amortization of deferred
 compensation......................          --     --             --     --            --         --               256
Net loss...........................          --     --             --     --            --         --                --
                                     ----------    ---     ----------    ---      --------        ---          --------
Balance at December 31, 1997.......   1,280,000      1      9,420,521      9        29,851         --              (710)
Recognition of lapse of NBC's
 obligation to return 680,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......          --     --             --     --         3,373         --                --
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $1,973...................          --     --      1,495,000      2        17,834         --                --
Repurchase of restricted stock.....          --     --        (28,334)    --            (1)        --                --
Issuance of shares for exercise of
 stock options.....................          --     --         47,789     --            80         --                --
Issuance of common stock...........          --     --        927,493      1         5,681         --                --
Compensation related to stock
 options...........................          --     --          2,628     --            22         --                --
Deferred compensation..............          --     --             --     --           217         --              (217)
Amortization of deferred
 compensation......................          --     --             --     --            --         --               181
Net loss...........................          --     --             --     --            --         --                --
                                     ----------    ---     ----------    ---      --------        ---          --------
Balance at December 31, 1998.......   1,280,000      1     11,865,097     12        57,057         --              (746)
Recognition of lapse of NBC's
 obligation to return 600,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......          --     --             --     --        17,194         --                --
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $6,493...................          --     --      2,875,000      3        97,004         --                --
Issuance of stock to CNN for
 prepaid advertising...............          --     --        349,612     --        20,000         --           (20,000)
Repurchase of restricted stock.....          --     --        (47,437)    --            (2)        --                --
Issuance of shares under ESPP
 plan..............................          --     --         13,396     --           106         --                --
Issuance of shares for exercise of
 warrants..........................          --     --        165,837     --            --         --                --
Issuance of shares for exercise of
 stock options.....................          --     --        225,301     --         1,162         --                --
Issuance of common stock...........          --     --         40,616     --           111         --                --
Issuance of common stock related to
 the acquisition of Videolinx......                            38,399                1,530
Deferred compensation and expense
 related to issuance of common
 stock for services................          --     --             --     --         9,661         --            (9,084)
Amortization of deferred
 compensation......................          --     --             --     --            --         --               887
Comprehensive Income:
 Net loss..........................          --     --             --     --            --         --                --
 Unrealized loss on short-term
   investments.....................          --     --             --     --            --         --                --
Total comprehensive income
 (loss)............................          --     --             --     --            --         --                --
                                     ----------    ---     ----------    ---      --------        ---          --------
Balance at December 31, 1999.......   1,280,000    $ 1     15,525,821    $15      $203,823        $--          $(28,943)
                                     ==========    ===     ==========    ===      ========        ===          ========


                                      ACCUMULATED
                                         OTHER                         TOTAL
                                     COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                                        (LOSS)         DEFICIT        EQUITY
                                     -------------   -----------   -------------
Balance at December 31, 1996.......      $ --         $ (2,324)      $  2,597
Issuance of common stock in initial
 public offering net of issuance
 cost of $2,432....................        --               --         18,568
Issuance of convertible preferred
 stock.............................        --               --          5,396
Conversion of preferred stock......        --               --             --
Issuance of Series G convertible
 preferred stock...................        --               --            (24)
Repayments of note receivable from
 common stockholders...............        --               --              4
Repurchase of restricted stock.....        --               --             (1)
Issuance of shares for exercise of
 stock options.....................        --               --              1
Issuance of stock upon formation of
 Netpodium.........................        --               --             30
Deferred compensation..............        --               --             --
Amortization of deferred
 compensation......................        --               --            256
Net loss...........................        --           (5,267)        (5,267)
                                         ----         --------       --------
Balance at December 31, 1997.......        --           (7,591)        21,560
Recognition of lapse of NBC's
 obligation to return 680,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......        --               --          3,373
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $1,973...................        --               --         17,836
Repurchase of restricted stock.....        --               --             (1)
Issuance of shares for exercise of
 stock options.....................        --               --             80
Issuance of common stock...........        --               --          5,682
Compensation related to stock
 options...........................        --               --             22
Deferred compensation..............        --               --             --
Amortization of deferred
 compensation......................        --               --            181
Net loss...........................        --          (17,601)       (17,601)
                                         ----         --------       --------
Balance at December 31, 1998.......        --          (25,192)        31,132
Recognition of lapse of NBC's
 obligation to return 600,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......        --               --         17,194
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $6,493...................        --               --         97,007
Issuance of stock to CNN for
 prepaid advertising...............        --               --             --
Repurchase of restricted stock.....        --               --             (2)
Issuance of shares under ESPP
 plan..............................        --               --            106
Issuance of shares for exercise of
 warrants..........................        --               --             --
Issuance of shares for exercise of
 stock options.....................        --               --          1,162
Issuance of common stock...........        --               --          1,641
Issuance of common stock related to
 the acquisition of Videolinx......
Deferred compensation and expense
 related to issuance of common
 stock for services................        --               --            577
Amortization of deferred
 compensation......................        --               --            887
Comprehensive Income:
 Net loss..........................        --          (43,391)       (43,391)
 Unrealized loss on short-term
   investments.....................       (99)              --            (99)
                                                                     --------
Total comprehensive income
 (loss)............................        --               --         43,490
                                         ----         --------       --------
Balance at December 31, 1999.......      $(99)        $(68,583)      $106,214
                                         ====         ========       ========

                            See accompanying notes.

                                  INTERVU INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999        1998      1997
                                                              ---------   --------   -------
OPERATING ACTIVITIES:
Net loss....................................................  $ (43,391)  $(17,601)  $(5,267)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Recognition of lapse of NBC's obligation to return shares
    of Series G convertible preferred stock issued under the
    NBC Strategic Alliance Agreement........................     17,194      3,373        --
  Loss on disposal of property and equipment................         --         11        --
  Issuance of common stock for services.....................        577         22        --
  Amortization of deferred compensation.....................        887        181       256
  Depreciation and amortization.............................      3,372        615       178
  Changes in operating assets and liabilities net of effects from the purchase of Videolinx:
    Accounts receivable.....................................     (4,239)      (707)      (89)
    Prepaid and other assets................................     (1,034)       (49)      (60)
    Accounts payable........................................      1,065        949       350
    Accrued liabilities.....................................        438        205        --
    Deferred revenue........................................        344        210        --
    Payable to NBC Multimedia...............................       (750)       750        --
    Accrued payroll and related benefits....................        468        529        76
                                                              ---------   --------   -------
Net cash used in operating activities.......................    (25,069)   (11,512)   (4,556)
INVESTING ACTIVITIES:
Acquisition of Videolinx net of cash acquired...............         41         --        --
Purchase of short-term investments..........................   (208,338)   (42,232)       --
Proceeds from sale of short-term investments................    158,989     24,532        --
Purchases of property and equipment.........................    (12,707)    (2,675)     (484)
Investments in other entities...............................     (6,100)        --        --
                                                              ---------   --------   -------
Net cash used in investing activities.......................    (68,115)   (20,375)     (484)
FINANCING ACTIVITIES:
Payments on capital leases..................................       (304)       (12)       (8)
Proceeds from note payable..................................        165         --        --
Repayment on note payable...................................        (50)        --        --
Proceeds from issuance of redeemable convertible preferred
  stock and warrants........................................     30,000         --        --
Issuance of common stock....................................     98,386     23,578    18,599
Issuance of preferred stock.................................         --         --     3,336
Advances from stockholders..................................         --         --     2,010
Repurchase of common stock..................................         (2)        (1)       (1)
Repayment of stockholder notes receivable...................         --         --         4
                                                              ---------   --------   -------
Net cash provided by financing activities...................    128,195     23,565    23,940
                                                              ---------   --------   -------
Net increase in cash and cash equivalents...................     35,011     (8,322)   18,900
Cash and cash equivalents at beginning of year..............     13,086     21,408     2,508
                                                              ---------   --------   -------
Cash and cash equivalents at end of year....................  $  48,097   $ 13,086   $21,408
                                                              =========   ========   =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Capital lease obligations entered into for equipment........  $   1,155   $     --   $    27
                                                              ---------   --------   -------
Conversion of advances from stockholders to convertible
  preferred stock...........................................  $      --   $     --   $ 2,306
                                                              ---------   --------   -------
Expense related to issuance of common stock for services....  $     577   $     22   $    --
                                                              ---------   --------   -------
Cancellation of stockholder notes receivable................  $      --   $     --   $     1
                                                              ---------   --------   -------
Issuance of Series G convertible preferred stock as
  consideration for the formation of NBC Strategic Alliance
  Agreement.................................................  $      --   $     --   $     1
                                                              ---------   --------   -------
Recognition of lapse of NBC's obligation to return shares of
  Series G convertible preferred stock issued under the NBC
  Strategic Alliance Agreement..............................  $  17,194   $  3,373   $    --
                                                              ---------   --------   -------

                            See accompanying notes.

                                  INTERVU INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     InterVU Inc. (the "Company" or "INTERVU") was incorporated in Delaware on August 2, 1995 to provide services for the delivery or "streaming" of live and on-demand video and audio content over the Internet. The Company utilizes a distributed network to accelerate the speed and improve the quality of video and audio delivery.

  BASIS OF PRESENTATION

     The consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. On August 25, 1999 the Company acquired Netpodium in a business combination accounted for as a pooling-of-interests. Netpodium Inc., a Seattle based innovator of live, interactive web-based communication software and event hosting services, became a wholly owned subsidiary of the Company through the exchange of approximately one million shares of common stock for all outstanding stock, stock options and warrants of Netpodium. The accompanying financial statements have been prepared as if the companies had been combined for all periods presented, as more fully discussed in Note 9.

  CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relating to diversification, maturities and credit quality designed to maintain safety and liquidity. The Company applies Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), to its short-term investments. Under SFAS No. 115, the Company classifies its short-term investments as "available-for-sale" and records such assets at estimated fair value in the balance sheets with unrealized gains and losses, if any, reported in stockholders' equity.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, payable to NBC Multimedia, accrued payroll and related benefits and lease commitments approximates fair value.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and depreciated over the estimated useful lives of the assets, ranging from three to five years, using the straight-line method. Leasehold improvements are stated at cost and amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. Amortization of equipment under capital leases is reported with depreciation of property and equipment.

  INTANGIBLE ASSETS

     Intangible assets consist of goodwill and patents.

     The Company has recorded goodwill of $1.2 million for the excess purchase price over the estimated fair value of tangible and intangible assets acquired and liabilities assumed resulting from its acquisition of Videolinx. The goodwill is amortized on a straight line basis over seven years from July 15, 1999, date of acquisition.

                                  INTERVU INC.

     The cost of patent applications and costs incurred in filing for patents are capitalized. Capitalized costs related to patent applications are expensed when it becomes determinable that such applications will not be pursued. Capitalized costs related to issued patents are amortized over a period not to exceed seventeen years or the remaining useful life of the patents, whichever is shorter, using the straight-line method. As of December 31, 1999, the Company had $82,000 of capitalized patent costs.

     Accumulated amortization of intangible assets at December 31, 1999 and 1998 was $89,000 and $0, respectively.

  SOFTWARE DEVELOPMENT COSTS

     SFAS No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed, provides for the capitalization of certain software development costs after technological feasibility of the software is attained. No such costs have been capitalized to date because costs incurred subsequent to reaching technological feasibility have not been material.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). This standard requires companies to capitalize qualifying computer software costs incurred during the application development stage and amortize them over the software's useful life (three years.) As of December 31, 1999 the Company has capitalized $1,470,000 of development costs related to internal use software compared with $1,044,000 as of December 31, 1998. Accumulated amortization of developed computer software at December 31,1999 and 1998 was $385,000 and $95,000, respectively.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Revenue is generated primarily from video encoding and distribution services. Revenue from video encoding services is recognized as the service is provided and revenue from video distribution services is recognized at the time of delivery. The Company also performs services on development contracts and recognizes related revenues on a percentage-of-completion method as services are performed. Substantially all revenue is generated from domestic customers.

     The Company's wholly owned subsidiary Netpodium generates revenue from licensing the rights to use its software products directly to end-users and also generates revenue from broadcast hosting services and the sale of customer support services. Netpodium recognizes revenue in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition." Revenues from software license agreements are recognized upon delivery of software if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. The software revenue represents less than 10% of total revenues in each of the years presented.

  CONCENTRATION OF CREDIT RISK

     The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of governmental agencies. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity.

                                  INTERVU INC.

  RESEARCH AND DEVELOPMENT COSTS

     Costs incurred in connection with research and development are charged to operations as incurred.

  LONG-LIVED ASSETS

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses. Substantially all of the Company's long-lived assets are located in the United States.

  ADVERTISING COSTS

     Advertising costs are expensed as incurred. The Company incurred $1.3 million and $1.0 million in advertising costs for the years ended December 31, 1999 and 1998, respectively.

  STOCK OPTIONS

     SFAS No. 123, Accounting for Stock-Based Compensation, and EITF 96-18, Accounting for Equity Instruments, That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date, and is recognized over the periods in which the related services are rendered. Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest. SFAS No. 123 also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Board (APB) Opinion No. 25 to account for stock-based compensation. The Company has decided to retain the intrinsic value based method, and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation (Note
5).

  LOSS PER SHARE

     Historical basic and diluted net loss per share has been computed in accordance with SFAS No. 128. Earnings Per Share, using the weighted-average number of shares of common stock outstanding during the period. Common equivalent shares result from Series G Preferred Stock, Series H Preferred Stock, stock options, warrants and unvested restricted stock of which 5,311,265, 4,065,391 and 3,365,614 shares were excluded from the computation of diluted earnings per share for the years ended December 31, 1999, 1998 and 1997, respectively, as their effect would be anti-dilutive.

  RECENT ACCOUNTING STANDARDS

     In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Segment Information. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during the period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments shall be reported, net of their related tax effect, to arrive at comprehensive income. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about their reportable operating segments.

                                  INTERVU INC.

Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and adoption of this standard did not have a material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." In May 1999, the FASB voted to delay the effective date of SFAS 133 by one year. The Company will be required to adopt SFAS 133 for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company has not completed its determination of the impact of the adoption of this new accounting standard on its financial position or results of operations.

  RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to current year presentation.

 2. SHORT-TERM INVESTMENTS

     The following is a summary of available-for-sale securities (in thousands):

                                                              GROSS UNREALIZED
                                                 AMORTIZED    -----------------    ESTIMATED
                                                   COST       GAINS     LOSSES     FAIR VALUE
                                                 ---------    ------    -------    ----------
At December 31, 1999:
  US Treasury securities and obligations of US
     government agencies.......................   $    61       $--       $--       $    61
  Municipal Bonds..............................    38,300       --         --        38,300
  U.S. corporate debt securities...............    28,688       --         99        28,589
                                                  -------       --        ---       -------
                                                  $67,049       $--       $99       $66,950
                                                  =======       ==        ===       =======
At December 31, 1998:
     Municipal Bonds...........................   $17,700       $--       $--       $17,700
                                                  =======       ==        ===       =======

     Available-for-sale securities by contractual maturity are as follows (in thousands):

                                                  DECEMBER 31,
                                                      1999
                                                  ------------
Due in one year or less.........................    $51,614
Due after one year through two years............     15,275
                                                    -------
                                                    $66,950
                                                    =======

                                  INTERVU INC.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                      DECEMBER 31,
                                                    -----------------
                                                     1999       1998
                                                    -------    ------
                                                     (IN THOUSANDS)
Equipment.........................................  $   904    $   81
Computers.........................................   11,267     2,041
Furniture and fixtures............................      205       125
Equipment under capital lease.....................    1,175        27
Leasehold improvements............................      320        21
Internally developed software.....................    1,470     1,044
Purchased software................................    2,839       152
                                                    -------    ------
                                                     18,180     3,491
Less accumulated depreciation.....................   (4,322)     (837)
                                                    -------    ------
                                                    $13,858    $2,654
                                                    =======    ======

 4. STOCKHOLDERS' EQUITY

  CONVERTIBLE PREFERRED STOCK

     At December 31, 1999 the Company had authorized 5,000,000 shares of preferred stock, of which 1,280,000 shares were designated as Series G convertible preferred stock and 30,000 shares were designated as Series H 6.5% Convertible Redeemable Preferred Stock due 2009. The Board of Directors is authorized, without further stockholder approval, to issue the remaining 3,690,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designation of such series.

     In connection with the formation of a strategic alliance in October 1997, the Company issued 1,280,000 shares of Series G convertible preferred stock to NBC. The Series G convertible preferred stock ($0.001 par value) has an aggregate liquidation preference of $10,240,000, a dividend rate of $0.64 per share and a conversion rate of 0.6298 common shares to one preferred share, subject to adjustment for dilution. Noncumulative dividends are payable quarterly, when, as and if declared by the Board of Directors. The shares of Series G convertible preferred stock are convertible into common stock at the option of the holder commencing July 10, 1998. The holder of each share of Series G convertible preferred stock has the right to one vote for each share of common stock into which it would convert.

     On December 23, 1999, the Company and Microsoft Corporation ("Microsoft") entered into a strategic partnership. Microsoft purchased 30,000 shares of the Company's Series H 6.5% Convertible Redeemable Preferred Stock due 2009 (the "Series H Preferred Stock"), a new series of preferred stock. The shares of Series H Preferred Stock are convertible at the option of the holder into an aggregate of 333,333 shares of the Company's common stock, subject to customary anti-dilution adjustments. The terms of the Series H Preferred Stock specify an annual dividend rate of 6.5%, payable quarterly in Series H Preferred Stock, common stock or cash at the Company's option. Holders of Series H Preferred Stock have a liquidation preference of $1,000 per share plus all accumulated dividends. On December 19, 2000 if the Series H Preferred Stock has not been converted to common, the Company will be required to redeem all outstanding shares of Series H Preferred Stock at a price equal to the liquidation preference, plus accumulated and unpaid dividends to the date of redemption.

                                  INTERVU INC.

  COMMON STOCK

     In August 1995, 2,398,278 shares of common stock were issued to the founders of the Company at a price of $0.0004 per share under founder stock purchase agreements. In March 1996, an additional 886,758 shares of common stock were issued to three of the founders at a price of $0.002 per share under the founder stock purchase agreements. In January 1996, the Company issued 147,373 shares of common stock to employees at $0.004 per share under restricted stock agreements. Also, in April and December 1996, the Company issued 444,639 and 129,739 shares of common stock, respectively, to employees at $0.024 and $0.04 per share, respectively, under restricted stock agreements. In connection with the founder stock purchase agreements and the restricted stock agreements, the Company has the option to repurchase, at the original issue price, unvested common shares in the event of termination of employment. Shares issued under the agreements generally vest 20% on the first anniversary of the employee's hire date and daily thereafter for four years. Shares subject to repurchase by the Company totaled 472,448 and 1,107,247 at December 31, 1999 and 1998, respectively. In 1999 and 1998, the Company repurchased a total of 47,437 shares for $2,000 and 28,334 shares for $1,000, respectively, pursuant to the agreements.

     In August 1997, the Board of Directors authorized management of the Company to file a registration statement with the SEC permitting the Company to sell shares of its common stock to the public. Concurrent with the closing of the offering, all of the preferred stock outstanding, excluding 1,280,000 shares of Series G preferred stock, automatically converted into 3,328,717 shares of common stock.

     On June 18, 1999, the Company increased the number of authorized shares of the Company's common stock from 20,000,000 to 45,000,000 shares.

  STOCK OPTIONS

     The Company has established stock option plans to grant options to purchase common stock to consultants, employees, officers and directors of the Company. The Company has authorized for grant under the plans stock options to purchase up to 5,081,676 shares of its common stock.

     Under the terms of the plans, non-qualified and incentive options may be granted to consultants, employees, officers and directors at prices not less than 100% of the fair value on the date of grant. Options generally vest 20% after the first year of employment and daily thereafter for four years. The options expire ten years from the date of grant.

                                  INTERVU INC.

     The following table summarizes the stock option activity under the plans:

                                                             WEIGHTED-
                                              NUMBER OF       AVERAGE
                                               SHARES      EXERCISE PRICE
                                              ---------    --------------
Balance at December 31, 1996................    157,000        $ 0.04
  Granted...................................    711,000          3.15
  Exercised.................................    (32,000)         0.03
  Canceled..................................    (92,000)         0.03
                                              ---------        ------
Balance at December 31, 1997................    744,000          3.00
  Granted...................................  1,537,000         11.19
  Exercised.................................    (50,000)         1.77
  Canceled..................................   (363,000)         9.72
                                              ---------        ------
Balance at December 31, 1998................  1,868,000          9.39
  Granted...................................  2,406,000         35.24
  Exercised.................................   (225,000)         5.15
  Canceled..................................   (484,000)        23.94
                                              ---------        ------
Balance at December 31, 1999................  3,565,000        $25.12
                                              =========        ======

     Options exercisable as of December 31, 1999 and 1998 were 491,000 and 209,000, respectively and approximately 1.2 million shares are available for future grant under the Company's stock option plans as of December 31, 1999. Additional information regarding stock options outstanding at December 31, 1999 is as follows:

                          OPTIONS OUTSTANDING
-----------------------------------------------------------------------
                                                           WEIGHTED-           OPTIONS EXERCISABLE
                                                            AVERAGE        ---------------------------
                                           WEIGHTED-       REMAINING                     WEIGHTED-
                                            AVERAGE       CONTRACTUAL                     AVERAGE
  RANGE OF EXERCISE PRICES     SHARES        PRICE      LIFE (IN YEARS)    SHARES          PRICE
  ------------------------    ---------    ---------    ---------------    -------    ----------------
$0.04 to $8.38..............    736,000     $ 3.86           6.85          250,000         $ 3.23
$8.63 to $17.00.............    611,000      12.97           8.51          157,000          12.49
$17.50 to $30.63............    621,000      21.96           8.86           84,000          18.60
$31.00 to $36.75............    694,000      33.12           9.63               --             --
$37.13 to $44.50............    596,000      40.89           9.52               --             --
$45.25 to $97.75............    307,000      58.07           9.71               --             --
                              ---------     ------           ----          -------         ------
$0.04 to $97.75.............  3,565,000     $25.12           8.72          491,000         $ 8.83
                              =========     ======           ====          =======         ======

     Pro forma information regarding net income or loss is required to be disclosed in accordance with SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed in that Statement. For options granted from January 1, 1996 through November 18, 1997, the fair value for the options was estimated at the date of grant using the "minimum value" method for option pricing with the following weighted-average assumptions: risk-free interest rate of 6%, dividend yield of 0%, and weighted-average expected life of the option of seven years. For options granted from November 18, 1997 to December 31, 1997, the fair value of the options was estimated at the date of grant using the "Black-Scholes" method for option pricing with the following weighted-average assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 75% and weighted-average expected life of the option of seven years. For options granted in 1998, the fair value of the options was estimated at the date of the grant using the following assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 108% and weighted-average expected life of seven years. For options granted in 1999, the fair

                                  INTERVU INC.

value of the options was estimated at the date of the grant using the following assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 150% and weighted-average expected life of seven years.

     The minimum value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly subjective assumptions.

     Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of related options. The Company's net loss would have been affected by the pro forma amounts as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1999           1998           1997
                                                       -----------    -----------    ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
Net loss
  As reported........................................   $(43,391)      $(17,601)      $(5,267)
  Pro forma..........................................   $(52,810)      $(19,165)      $(5,102)
Basic and diluted net loss per share
  As reported........................................   $  (3.23)      $  (1.83)      $ (0.95)
  Pro forma..........................................   $  (3.93)      $  (2.00)      $ (0.92)
  Weighted-average fair value of options granted.....   $  35.24       $  10.33       $  1.11

  EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

     The Employee Qualified Stock Purchase Plan ("Qualified Stock Purchase Plan") was adopted by the Board of Directors on February 25, 1998, and by the Company's stockholders on June 22, 1998 and became effective September 1, 1998. A total of 500,000 shares of common stock have been authorized for issuance under the Qualified Stock Purchase Plan. The Qualified Stock Purchase Plan permits eligible employees of the Company to purchase shares of common stock through periodic payroll deductions. Payroll deductions may not exceed 15% of the participant's base salary, and the purchase price will not be less than 85% of the lower of the fair market value of the stock at either the beginning or the end of the offering period. As of December 31, 1999, 13,396 shares had been issued under the plan.

  DEFERRED COMPENSATION

     Through December 31, 1999, the Company recorded deferred compensation for the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the deemed fair value for financial statement presentation purposes of the Company's common stock at the date of issuance or grant. The deferred compensation is amortized over the vesting period of the related restricted stock or options, which is generally five years. Through December 31, 1999, the Company recorded gross deferred compensation totaling $10.3 million and related amortization expense totaling $887,000, $181,000, and $256,000 for the fiscal years 1999, 1998 and 1997, respectively.

                                  INTERVU INC.

  WARRANTS

     In connection with the Company's initial public offering in November 1997, the Company issued warrants to purchase 200,000 shares of common stock to its underwriters. Such warrants are exercisable at $11.40 per share of common stock through November 2002. In connection with the Company's public offering in June 1998, the Company issued warrants to purchase 130,000 shares of common stock to its underwriters.
These warrants are exercisable at $15.90 per share commencing June 1999 and expire in June 2003. In December 1999, the Company issued a warrant to purchase 60,000 shares of common stock to Microsoft in conjunction with its purchase of Series H Preferred Stock. This warrant is exercisable at $90.00 per share commencing December 1999 and expires in December 2004. At December 31, 1999 warrants to purchase 134,000 shares remain unexercised with a weighted average exercise price of $48.66 per share.

Shares Reserved for Future Issuance

     The following common stock is reserved for future issuance at December 31:

                                                  1999         1998
                                                ---------    ---------
Conversion of redeemable preferred stock......    333,000           --
Conversion of preferred stock.................    806,000      806,000
Stock options issued and outstanding..........  3,565,000    1,868,000
Warrants issued and outstanding...............    134,000      330,000
Authorized for future option grants and share
  purchases...................................  1,697,000    1,280,000
                                                ---------    ---------
                                                6,535,000    4,284,000
                                                =========    =========

 5. COMMITMENTS

     The Company leases certain of its operating facilities and equipment under operating and capital leases with terms ranging up to five years. Future annual minimum payments under noncancelable capital and operating leases (with initial lease terms in excess of one year) consisted of the following at December 31, 1999:

                                                    OPERATING    CAPITAL
                                                     LEASES      LEASES
                                                    ---------    -------
2000..............................................   $1,248       $ 442
2001..............................................    1,237         435
2002..............................................    1,267         108
2003..............................................      720          --
2004..............................................      316          --
                                                     ------       -----
Total minimum lease payments......................   $4,788         985
                                                     ======
Less amounts representing interest................                  (85)
                                                                  -----
Present value of future minimum lease payments....                  900
Less current portion..............................                 (385)
                                                                  -----
Capital lease obligation, net of current
  portion.........................................                $ 515
                                                                  =====

     Rental expense under operating leases for the years ended December 31, 1999, 1998, and 1997 was $1,167,000, $327,000, and $129,000, respectively.

     In March 1999, the Company financed $1.1 million of equipment under a three-year non-cancelable lease with an annual interest rate of 7.75%.

                                  INTERVU INC.

 6. INCOME TAXES

     Significant components of the Company's deferred tax assets as of December 31, 1999 and 1998 are shown below. A valuation allowance of $26,584,000 has been recorded at December 31, 1999 to offset the net deferred tax assets because realization is uncertain.

                                                     DECEMBER 31,
                                                  -------------------
                                                    1999       1998
                                                  --------    -------
                                                    (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..............  $ 24,682    $ 8,999
  Research tax credit carryforwards.............       932        517
  Other.........................................       970        429
                                                  --------    -------
          Total deferred tax assets.............    26,584      9,945
Valuation allowance.............................   (26,584)    (9,945)
                                                  --------    -------
Net deferred tax assets.........................  $     --    $    --
                                                  ========    =======

     The Company had federal and California tax net operating loss carryforwards at December 31, 1999 of approximately $65.0 million and $33.6 million, respectively. The difference between the federal and California tax loss carryforwards is attributable to the 50% limitation on California loss carryforwards for 1999. The federal and California tax loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $686,000 and $379,000, respectively, which will begin to expire in 2011 and 2010, respectively, unless previously utilized.

     Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards may be limited because of a cumulative change in ownership of more than 50% which occurred during 1996. However, the Company does not believe such limitation will have a material impact on the Company's ability to use these carryforwards.

 7. EMPLOYEE BENEFITS

     In 1996, the Company established a cafeteria benefits plan whereby it contributes for each employee an amount equal to $3,000 plus a percentage of each employee's base salary, as approved by the Board of Directors, up to a maximum contribution of $9,000. The employer contribution goes towards the purchase of various benefit packages selected by the employee. The employee may contribute additional amounts as desired. Benefit packages include health care reimbursement, dependent care assistance, various insurance premium payments and a 401(k) plan. Company contributions to the cafeteria benefits plan were $1.1 million, $418,000 and $182,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

 8. STRATEGIC ALLIANCES

  NATIONAL BROADCASTING CORPORATION

     On October 10, 1997, the Company entered into a strategic alliance with NBC Multimedia, Inc. ("NBC Multimedia"), a wholly-owned subsidiary of the National Broadcasting Corporation, Inc. ("NBC") whereby the Company became the exclusive provider of technology and services for the distribution of most NBC entertainment audio/visual content by means of the Internet. As consideration for the formation of the strategic alliance, the Company issued to NBC 1,280,000 shares of Series G convertible preferred stock. The Company is entitled to receive 30% of certain advertising revenues generated under this alliance from NBC Web sites or, at a minimum, payments from NBC Multimedia for the video delivery services at rates at least as favorable as the most favorable rates offered by the Company to third parties. The Company was obligated

                                  INTERVU INC.

to make $2,000,000 in non-refundable payments to NBC Multimedia for certain production, operating and advertising costs associated with certain NBC Web sites including payments of (i) $750,000 paid on the completion of the initial public offering completed in November 1997, (ii) $500,000 due in February 1999,
(iii) $500,000 due in May 1998, and (iv) $250,000 due in August 1998. Through December 31, 1999, the Company has paid a total of $2.0 million in payments to NBC Multimedia.

     NBC Multimedia may terminate the agreement without cause by giving 90 days written notice. NBC Multimedia was required to return all shares of Series G convertible preferred stock if termination occurred prior to January 10, 1998 and NBC Multimedia had not promoted, at a minimum, the Company's logo on the NBC Web site and was required to return 600,000 shares of Series G convertible preferred stock if the termination occurred at any other time during the first two years of the exclusive term. The Company determined the fair value of the Series G convertible preferred stock issued to NBC on the dates the requirements that NBC return some or all of the shares of Series G convertible preferred stock lapsed. Based on these provisions, the Company has charged $3.4 million as the fair value of 680,000 shares of Series G convertible preferred stock to expense in 1998 and $17.2 million as the fair value of the remaining 600,000 shares of Series G convertible preferred stock to expense in 1999.

  CNN NEWS GROUP

     On November 11, 1999, the Company entered a strategic multi-tiered alliance with the CNN News Group. As part of the agreement, the Company issued 349,612 shares of common stock to CNN. In return, CNN will provide the Company with three years of on-air and online advertising and promotional opportunities across CNN's properties, and the Company will sub-license CNN's domestic television networks to its corporate clients for internal distribution on their LANs. Through December 31, 1999, the Company has not received any services from CNN under this agreement. The Company will, for a fee, be CNN's provider of Internet video management and delivery services for three years beginning November 1999 and will also deliver audio streaming services immediately. Following the first anniversary of the agreement, if the market value of the Company's common stock prior to the end of any fiscal quarter falls below $20.00 per share, the Company has agreed to issue a letter of credit in the amount of $10.0 million to CNN prorated by the number of the Company's shares CNN continues to hold and by the number of days into the agreement. In addition, the Company may become obligated to pay CNN up to $10 million in cash or common stock, at the Company's option, if CNN holds the shares for three years and the price per share of common stock does not increase 1.5 times the initial price at the effective date of the agreement. Either party may terminate the contract at any time for material breach by the other party that remains uncured or the other party's bankruptcy or similar adverse condition. In the event the agreement is terminated by CNN, CNN is required to pay the Company as of the date of the termination notice, the value of the undelivered services purchased under this agreement in stock (the Company's stock to be valued at approximately $57 per share). In the event the agreement is terminated by the Company because CNN engages another party to provide internet video management and delivery services, CNN is required to pay the Company as of the date of termination in the Company's stock (the Company's stock to be valued at the issuance price of approximately $57 per share) (i) the value of the undelivered services purchased under the agreement and (ii) a breakup fee of $3,000,000 initially that declines to zero over the term of the agreement.

  MICROSOFT CORPORATION

     On December 23, 1999, the Company and Microsoft Corporation ("Microsoft") entered into a strategic alliance to expand the Company's broadband streaming media network based on Microsoft's Windows Media platform. Microsoft purchased 30,000 shares of the Company's Series H 6.5% Convertible Redeemable Preferred Stock due 2009 (the "Series H Preferred Stock"), a new series of preferred stock. The shares of Series H Preferred Stock are convertible at the option of the holder into an aggregate of 333,333 shares of the Company's common stock, subject to customary anti-dilution adjustments. The terms of the Series H

                                  INTERVU INC.

Preferred Stock specify an annual dividend rate of 6.5%, payable quarterly in Series H Preferred Stock, common stock or cash at the Company's option. Microsoft also received a warrant to purchase 60,000 shares of the Company's common stock at an exercise price of $90.00 per share, the conversion price of the Series H Preferred Stock. Holders of Series H Preferred Stock have a liquidation preference of $1,000 per share plus all accumulated dividends. On December 19, 2009, if the Series H Preferred Stock has not been converted to common, the Company will be required to redeem all outstanding shares of Series H Preferred Stock at a price equal to the liquidation preference, plus accumulated and unpaid dividends to the date of redemption.

 9. ACQUISITIONS

     On July 14, 1999, the Company acquired Videolinx Communications, Inc. ("Videolinx"), a Virginia-based visual communications services company, through a merger of the Company's subsidiary with and into Videolinx. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Under the terms of the acquisition agreement, the Company issued 38,399 shares of the Company's common stock to Videolinx's former stockholders and repaid approximately $145,000 of Videolinx's indebtedness upon the closing. The Company has integrated the product line and services acquired from Videolinx. The Company's consolidated financial statements include the results of Videolinx from July 15, 1999.

     Assuming that the acquisition of Videolinx had occurred on the first day of the Company's fiscal year ended December 31, 1998, pro forma condensed consolidated financial information would be as follows:

                                                  YEAR ENDED DECEMBER 31,
                                               ------------------------------
                                                   1999              1998
                                               ------------      ------------
                                               (IN THOUSANDS, EXCEPT FOR PER
                                                        SHARE DATA)
                                                        (UNAUDITED)
Revenues.....................................    $ 13,158          $  4,131
Net loss.....................................     (43,486)          (17,416)
Net loss per share...........................    $  (3.23)         $  (1.81)

     This pro forma information is not necessarily indicative of the actual results that would have been achieved had Videolinx been acquired the first day of the Company's fiscal year ended December 31, 1998, nor is it necessarily indicative of future results.

     On August 25, 1999, the Company acquired Netpodium Inc. ("Netpodium"), a Seattle-based innovator of live, interactive, Web-based communication software and event hosting services. The acquisition will expand the Company's audio and video Internet broadcasting offerings in the business services market. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company issued 996,882 shares of its common stock to Netpodium's shareholders and assumed all outstanding Netpodium options, which now represent the right to purchase 192,275 shares of the Company's common stock at a weighted average price of $1.66 per share. In December 1998, Netpodium issued two warrants to Intel. INTERVU assumed the warrants in connection with the acquisition of Netpodium on August 1999. Each warrant represents the right to purchase 7,177 shares of the Company's common stock at the purchase price of $8.71 per share. One of the warrants, however, did not become exercisable because Intel did not satisfy a condition that it purchase an aggregate $75,000 of a product or products from Netpodium on or before September 30, 1999. The remaining warrant expires in December 2003.

                                  INTERVU INC.

     Revenues and net loss for the periods preceding the merger with Netpodium are as follows:

                                                      INTERVU    NETPODIUM    COMBINED
                                                      -------    ---------    --------
                                                               (IN THOUSANDS)
Year ended December 31, 1997
  Revenues..........................................  $  144      $    --     $   144
  Net loss..........................................  $5,265      $     2     $ 5,267
Year ended December 31, 1998
  Revenues..........................................  $1,712      $    49     $ 1,761
  Net loss..........................................  $15,710     $ 1,891     $17,601
Six months ended June 30, 1999
  Revenues (unaudited)..............................  $2,966      $   404     $ 3,370
  Net loss (unaudited)..............................  $(7,076)    $(2,015)    $(9,091)

10. SUBSEQUENT EVENTS

     On February 7, 2000, Akamai Technologies, Inc. ("Akamai") signed a definitive agreement to acquire the Company in a stock-for-stock transaction. Each share of the Company's common stock will be exchanged for 0.5957 shares of Akamai's common stock.

     Under terms of the agreement, Akamai will acquire the Company by issuing approximately 9.3 million shares of Akamai common stock in exchange for all outstanding shares of the Company's stock. Additionally, Akamai will convert the Company's outstanding stock options and warrants into options and warrants to purchase approximately 2.8 million shares of Akamai's common stock. It is planned that the merger will be effected on a tax-free basis to the Company's stockholders and will be accounted for as a purchase. The acquisition is subject to certain closing conditions, including regulatory approvals and the approval of the Company's stockholders, and is expected to close during the second quarter of 2000.

     In connection with the execution of the merger agreement, the Company and Akamai entered into a Stock Option Agreement, dated as of February 6, 2000, pursuant to which the Company granted Akamai an option to purchase up to 19.9% of the outstanding shares of the Company's common stock, which option is exercisable upon the occurrence of certain events specified in the Stock Option Agreement. In addition, stockholders of the Company who beneficially own in the aggregate approximately 26.5% of INTERVU's common stock entered into Stockholder Voting Agreements with Akamai dated as of February 6, 2000, pursuant to which these stockholders have agreed to vote their shares in favor of the merger and against a competing proposal.

11. CONTINGENCIES

     The Company is party to certain claims and legal actions arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse affect on the Company's financial position or liquidity; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact on the Company's results of operations in any period.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Network24 Communications, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Network24 Communications, Inc. at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     On February 10, 2000, Network24 Communications, Inc. was acquired by Akamai Technologies, Inc. (Note 10).

                                            /s/ PRICEWATERHOUSECOOPERS LLP

February 14, 2000
Boston, Massachusetts

                         NETWORK24 COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

ASSETS                                                            1999          1998
------                                                        ------------    ---------
Current assets:
  Cash and cash equivalents.................................  $  3,260,553    $  13,470
  Accounts receivable.......................................       222,933       59,255
  Prepaid expenses and other current assets.................        40,700           --
                                                              ------------    ---------
          Total current assets..............................     3,524,186       72,725
  Property and equipment, net (Note 3)......................       444,867       66,737
                                                              ------------    ---------
          Total assets......................................  $  3,969,053    $ 139,462
                                                              ============    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses.....................  $    301,674    $   2,014
  Accrued payroll...........................................        71,022        7,017
  Current portion of obligations under capital leases.......        38,554           --
  Loans payable -- stockholder..............................            --      128,860
  Deferred revenue..........................................        44,444           --
                                                              ------------    ---------
          Total current liabilities.........................       455,694      137,891
  Obligations under capital leases, net of current
     portion................................................        21,572           --
                                                              ------------    ---------
          Total liabilities.................................       477,266      137,891
                                                              ------------    ---------
Commitments (Note 9)
Stockholders' equity:
  Series A convertible preferred stock, $0.01 par value:
     20,000,000 shares authorized; 5,793,925 shares issued
     and outstanding at December 31, 1999 (liquidation
     preference of $5,500,000)..............................        57,939           --
  Common stock, $0.01 par value: 100,000,000 shares
     authorized; 12,191,574 and 11,283,848 issued and
     outstanding at December 31, 1999 and 1998,
     respectively...........................................       121,916      112,838
  Additional paid-in capital................................    19,592,213      668,028
  Note receivable for stock.................................      (227,500)          --
  Deferred compensation and other equity related charges....   (12,931,053)    (361,692)
  Accumulated deficit.......................................    (3,121,728)    (417,603)
                                                              ------------    ---------
          Total stockholders' equity........................     3,491,787        1,571
                                                              ------------    ---------
          Total liabilities and stockholders' equity........  $  3,969,053    $ 139,462
                                                              ============    =========

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------    ---------
Revenue.....................................................  $   735,333    $  59,255
                                                              -----------    ---------
Operating expenses:
  Cost of service...........................................      767,650       80,093
  Engineering and development...............................      462,507       87,209
  Sales, general and administrative.........................    2,271,416      191,151
                                                              -----------    ---------
          Total operating expenses..........................    3,501,573      358,453
                                                              -----------    ---------
Operating loss..............................................   (2,766,240)    (299,198)
Interest income.............................................       62,115           --
                                                              -----------    ---------
Net loss....................................................  $(2,704,125)   $(299,198)
                                                              ===========    =========

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                 SERIES A CONVERTIBLE                                                            DEFERRED
                                    PREFERRED STOCK           COMMON STOCK        ADDITIONAL                   COMPENSATION
                                 ---------------------   ----------------------     PAID-IN        NOTE      AND OTHER EQUITY
                                  SHARES     PAR VALUE     SHARES     PAR VALUE     CAPITAL     RECEIVABLE   RELATED CHARGES
                                 ---------   ---------   ----------   ---------   -----------   ----------   ----------------
Balance, December 31, 1997.....         --    $    --    10,800,000   $108,000    $   125,280   $      --      $   (104,400)
Issuance of common stock.......                             330,000      3,300        177,842
Issuance of common stock in
 exchange of services
 received......................                             153,848      1,538         25,392
Deferred compensation related
 to stock options granted......                                                       339,514                      (339,514)
Amortization of deferred
 compensation..................                                                                                      82,222
Net loss.......................
                                 ---------    -------    ----------   --------    -----------   ---------      ------------
Balance, December 31, 1998.....         --         --    11,283,848    112,838        668,028          --          (361,692)
Issuance of common stock.......                             207,690      2,078        177,600
Issuance of common stock in
 exchange of services
 received......................                              20,036        200         29,272
Issuance of common stock in
 exchange for note
 receivable....................                             350,000      3,500        224,000    (227,500)
Issuance of Series A
 convertible preferred stock,
 net of issuance costs of
 $81,113.......................  5,793,925     57,939                               5,360,948
Issuance of common stock upon
 exercise of stock options.....                             330,000      3,300         (1,389)
Deferred charges related to
 stock options granted,
 issuance of restricted stock,
 and issuance of a warrant.....                                                    13,133,754                   (13,133,754)
Amortization of deferred
 compensation and other
 deferred equity charges.......                                                                                     564,393
Net loss.......................
                                 ---------    -------    ----------   --------    -----------   ---------      ------------
Balance, December 31, 1999.....  5,793,925    $57,939    12,191,574   $121,916    $19,592,213   $(227,500)     $(12,931,053)
                                 =========    =======    ==========   ========    ===========   =========      ============


                                                   TOTAL
                                 ACCUMULATED   STOCKHOLDERS'
                                   DEFICIT        EQUITY
                                 -----------   -------------
Balance, December 31, 1997.....  $  (118,405)   $    10,475
Issuance of common stock.......                     181,142
Issuance of common stock in
 exchange of services
 received......................                      26,930
Deferred compensation related
 to stock options granted......                          --
Amortization of deferred
 compensation..................                      82,222
Net loss.......................     (299,198)      (299,198)
                                 -----------    -----------
Balance, December 31, 1998.....     (417,603)         1,571
Issuance of common stock.......                     179,678
Issuance of common stock in
 exchange of services
 received......................                      29,472
Issuance of common stock in
 exchange for note
 receivable....................                          --
Issuance of Series A
 convertible preferred stock,
 net of issuance costs of
 $81,113.......................                   5,418,887
Issuance of common stock upon
 exercise of stock options.....                       1,911
Deferred charges related to
 stock options granted,
 issuance of restricted stock,
 and issuance of a warrant.....                          --
Amortization of deferred
 compensation and other
 deferred equity charges.......                     564,393
Net loss.......................   (2,704,125)    (2,704,125)
                                 -----------    -----------
Balance, December 31, 1999.....  $(3,121,728)   $ 3,491,787
                                 ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------    ---------
Cash flows from operating activities:
  Net loss..................................................  $(2,704,125)   $(299,198)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................       53,369       22,713
     Amortization of deferred compensation and other
      deferred equity charges...............................      738,969      109,152
     Changes in assets and liabilities:
       Accounts receivable..................................     (163,678)     (59,255)
       Prepaid expenses and other current assets............      (40,700)          --
       Accounts payable and accrued expenses................      299,660       (6,071)
       Accrued payroll......................................       64,005        7,017
       Deferred revenue.....................................       44,444           --
                                                              -----------    ---------
  Net cash used in operating activities.....................   (1,708,056)    (225,642)
                                                              -----------    ---------
Cash flows from investing activities:
  Additions to property and equipment.......................     (347,750)     (70,890)
                                                              -----------    ---------
Cash flows from financing activities:
  Proceeds from loan payable -- stockholder.................           --      128,860
  Repayment of loan payable -- stockholder..................     (128,860)          --
  Proceeds from bridge loan.................................      250,000           --
  Repayments of capital lease obligations...................      (23,623)          --
  Proceeds from the issuance of common stock................       36,485      181,142
  Proceeds from issuance of Series A convertible preferred
     stock, net of issuance costs...........................    5,168,887           --
                                                              -----------    ---------
  Net cash provided by financing activities.................    5,302,889      310,002
                                                              -----------    ---------
Increase in cash and cash equivalents.......................    3,247,083       13,470
Cash and cash equivalents at beginning of year..............       13,470           --
                                                              -----------    ---------
Cash and cash equivalents at end of year....................  $ 3,260,553    $  13,470
                                                              ===========    =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $     2,592    $      --
Noncash investing and financing activities:
  Additions to capital lease obligations for purchases of
     property and equipment.................................  $    83,749    $      --
  Conversion of bridge loan to Series A convertible
     preferred stock........................................      250,000           --
  Issuance of common stock in exchange for note
     receivable.............................................      227,500           --

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Network24 Communications, Inc. ("Network24") was founded in October 1997, and is engaged in the business of hosting, on its own servers and its proprietary EventCast broadcast management server platform, customized EventCast websites for broadcasting live interactive and on-demand, online events. Network24 manages its business as a single segment and has no organizational structure dictated by product lines, geography, or customer type. All revenue earned to date is from U.S. based customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     Network24 considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Network24 invests primarily in money market funds, commercial paper and United States government agency notes.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Assets held under capital leases are amortized over the remaining lease term.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1999 and 1998, Network24's financial instruments consist of cash and cash equivalents, accounts receivable, loans payable, accounts payable and accrued expenses. The carrying amount of these instruments approximate their fair values.

  REVENUE RECOGNITION

     Network24 derives revenue from four principal activities: broadcast and hosting; production; maintenance and service; and consulting, design and development.

     Broadcast, hosting and production revenue is derived from the process of delivering live programming with streaming audio and/or video to the end-users desktop. Revenue is recognized when the event has been broadcast, all significant contractual obligations have been satisfied and collection of the related receivable is probable. Maintenance and service revenue consists of amounts generated from server maintenance contracts and data backup service contracts. Maintenance revenue is billed and recognized monthly over the contractual periods services are provided. Consulting, design and development revenue is derived primarily from the development of web sites used in production and broadcast events. Revenue is recognized when the corresponding production and broadcast revenue is recognized.

     Deferred revenue consists of billings in excess of revenue recognized.

  ENGINEERING AND DEVELOPMENT COSTS

     Cost incurred for engineering and development of Network24's products are expensed as incurred, except for certain software development costs. Network24 has adopted Statement of Position ("SOP") 98-1, which requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Costs eligible for capitalization under SOP 98-1 have been insignificant to date.

                         NETWORK24 COMMUNICATIONS, INC.

  STOCK-BASED COMPENSATION

     Network24 accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Network24's common stock at the date of grant. Network24 has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 7). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123.

  CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments which potentially expose Network24 to concentration of credit risk include trade accounts receivable. At December 31, 1999, three customers accounted for 54%, 30% and 11% of Network24's accounts receivable. At December 31, 1998, one customer accounted for 100% of Network24's accounts receivable.

     For the year ended December 31, 1999, sales to two customers accounted for 77% and 13% of Network24's total revenue, while for the year ended December 31, 1998 sales to one customer accounted for 100% of Network24's total revenue.

  INCOME TAXES

     Network24 operated as an S Corporation under Subchapter S of the Internal Revenue Code from inception to July 15, 1999 after which time Network24 has operated as a C Corporation under Subchapter C of the Internal Revenue Code. During the S Corporation period, Network24 recognized no provision for income taxes. All income, losses and credits flowed through to Network24's shareholders and are, therefore, not available to offset future taxable income of Network24. Had Network24 recognized a provision for income taxes during the S Corporation period, the provision would have been nominal due to the net operating losses incurred since inception.

     Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles generally requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                         NETWORK24 COMMUNICATIONS, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------    -------
Computer equipment......................................  $438,177    $90,427
Equipment under capital leases..........................    83,749         --
                                                          --------    -------
                                                           521,926     90,427
Accumulated depreciation and amortization...............   (77,059)   (23,690)
                                                          --------    -------
                                                          $444,867    $66,737
                                                          ========    =======

     Depreciation expense relating to fixed assets was $53,369 and $22,713 for the years ended December 31, 1999 and 1998, respectively, of which $13,369 and $0, respectively, related to amortization of equipment held under capital leases.

4. LOAN PAYABLE -- SHAREHOLDER

     At December 31, 1998, Network24 issued a loan payable to an officer and director of Network24. This loan was issued to meet short-term cash needs of Network24. The note was noninterest bearing and was fully repaid in 1999.

5. BRIDGE LOAN

     In July 1999, Network24 entered into a convertible subordinated promissory note with a third party for $250,000. In August 1999, the note was converted into 263,360 shares of Series A convertible preferred stock.

6. CAPITAL STOCK

     In August 1999, Network24 issued 5,793,925 shares of Series A convertible preferred stock at $0.95 per share to investors for total consideration of $5,418,887, net of issuance costs of $81,113.

     The holders of the Series A preferred stock are entitled to vote, together with the holders of common stock, as a single class on all matters. Each preferred stockholder is entitled to the number of votes equal to the number of whole shares of common stock into which such shares convert. Each Series A preferred share is convertible into common stock at the option of the stockholder or automatically upon the closing of a public offering of Network24's common stock, if a majority of Series A preferred stockholders elect conversion, or if at any time there remains outstanding less than 10% of the number of shares of Series A preferred stock issued on the original issue date. The number of shares of common stock into which holders of the preferred stock shall be entitled upon conversion shall be the product obtained by multiplying the invested amount per share of Series A preferred stock by the number of shares of Series A preferred stock being converted. The holders of the preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, at a noncumulative rate of 4% per annum. No dividends may be paid on the common stock until all dividends on the preferred stock have been fully paid. Through December 31, 1999, no dividends have been declared or paid by Network24. In the event of any liquidation, dissolution or winding-up of Network24, the holders of the Series A preferred stock are entitled to receive an amount per share equal to the invested amount per share of Series A preferred stock, plus all declared but unpaid dividends. Any assets remaining after the initial distribution to the preferred stockholders shall be available for distribution ratably among the common stockholders.

                         NETWORK24 COMMUNICATIONS, INC.

  AUTHORIZED SHARES

     The authorized capital stock of Network24 consists of (i) 100,000,000 shares of voting common stock authorized for issuance with a par value of $0.01 and (ii) 20,000,000 shares of preferred stock with a par value of $0.01.

  STOCK SPLIT

     On August 3, 1998, Network24 authorized and effected a two-for-one stock split on the common stock. On June 7, 1999, Network24 authorized and effected a second two-for-one stock split on the common stock. All references to common stock amounts, including options and warrants to purchase common stock, have been retroactively restated to reflect the stock splits.

  WARRANTS

     In December 1999, Network24 entered into a strategic agreement with a customer, whereby the parties have selected each other as their preferred service providers. Additionally, the two parties will engage in a joint promotional plan and co-branding arrangement. In connection with this agreement, Network24 issued a warrant to purchase 1,136,605 shares of Network24's common stock at an exercise price of $3.47 per share. Network24 estimated the value of the warrants to be $7.1 million using the Black-Scholes valuation model. This value was recorded as a deferred charge in shareholders' equity and is being recognized as an expense over the contract period. For the year ended December 31, 1999, Network24 recorded $296,322 of the expense related to these warrants. In January 2000, Network24 issued an additional warrant to purchase 436,272 shares of outstanding common stock to this customer at an exercise price of $3.47 per share. Network24 has estimated the value of these warrants to be $2,997,625 using the Black-Scholes valuation model.

  RESERVED SHARES

     At December 31, 1999, Network24 had reserved 10,870,530 shares of common stock for future issuance upon conversion of the Series A convertible preferred stock, the exercise of stock options under the 1997 Stock Option Plan and the exercise of outstanding warrants.

7. 1997 OPTION PLAN

     In October 1997, Network24 adopted the 1997 Stock Option Plan (the "1997 Option Plan") which provides for the granting of incentive stock options and nonqualified stock options to employees, including Board members, and consultants of Network24. The Board of Directors is responsible for administration of the plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is exercisable and the vesting period, generally ratably over one to four years. The exercise price of incentive stock options shall not be less than 100% of the fair value of the common stock at the date of grant (not less than 110% of fair value in the case of holders of more than 10% of the Company's stock). Options granted under the 1997 Option Plan generally expire ten years from the date of the grant. The 1997 Option Plan allows for the issuance of options to purchase up to 3,940,000 shares of common stock. In the event of a "Corporate Transaction," as defined by the Internal Revenue Code Section 424(a), whereby a successor corporation, other than Network24, refuses to assume or substitute options granted under the 1997 stock option plan, the plan allows for all options to become fully vested and exercisable for a period of 15 days from the date of notice.

                         NETWORK24 COMMUNICATIONS, INC.

     A summary of activity under Network24's 1997 Option Plan as of December 31, 1998 and 1999, and changes during the years then ended is presented below:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                                SHARES      EXERCISE PRICE
                                                              ----------    --------------
Outstanding -- December 31, 1997............................   1,440,000       $0.0025
  Granted...................................................   1,340,000        0.0382
  Exercised.................................................    (120,000)       0.0025
  Forfeited.................................................  (1,320,000)       0.0025
                                                              ----------
Outstanding -- December 31, 1998............................   1,340,000        0.0382
  Granted...................................................   2,031,081        0.6500
  Exercised.................................................    (210,000)       0.0032
                                                              ----------
Outstanding -- December 31, 1999............................   3,161,081        0.4333
                                                              ==========

     As of December 31, 1999 and 1998, 307,500 and 10,000 options were exercisable, respectively, under the 1997 Option Plan. As of December 31, 1999, there were 448,919 shares of common stock available for grant under the 1997 Option Plan.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                WEIGHTED
                                 AVERAGE
                                REMAINING
                   NUMBER      CONTRACTUAL     NUMBER
EXERCISE PRICES  OUTSTANDING      LIFE       EXERCISABLE
---------------  -----------   -----------   -----------
$0.0025             700,000        9.4         137,500
$0.1111             430,000        9.6         155,000
$0.6500           2,031,081        9.9          15,000
                  ---------        ---         -------
                  3,161,081        9.8         307,500
                  =========        ===         =======

     In 1998, 1,340,000 options were granted with an exercise price less than fair market value of the common stock. The weighted average exercise price and weighted average fair value of options granted in 1998 were $0.04 and $0.31 per share, respectively. In 1999, 2,011,081 and 20,000 options were granted with an exercise price less than the fair market value and with an exercise price equal to the fair market value, respectively. The weighted average exercise price and weighted average fair value of options granted at an exercise price less than fair market value were $0.65 and $3.06 per share, respectively. The weighted average exercise price and weighted average fair value of options granted at an exercise price equal to fair market value were $0.65 and $0.09 per share, respectively.

     As discussed in Note 2, Network24 has adopted the disclosure-only provision of SFAS No. 123. Had compensation costs been determined based on the fair value of the options granted to employees at the grant date consistent with the provisions of SFAS No. 123, Network24's net loss would have been as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                          1999          1998
                                                       -----------    ---------
Net loss:
  As reported........................................  $2,704,125     $299,198
  Pro forma..........................................   2,722,815      301,449

                         NETWORK24 COMMUNICATIONS, INC.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1999 and 1998: no dividend yield for both years; zero volatility for both years; risk-free interest rates of 5.2% for 1999 and 4.7% to 5.5% for 1998; and expected lives of three years for both years. Since options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of pro forma results for future years.

     For the year ended December 31, 1999, Network24 recorded $6,022,017 in deferred compensation for options to purchase common stock granted at exercise prices determined to be below the fair market value of common stock. For the year ended December 31, 1998, Network24 recorded $413,074 in deferred compensation for options to purchase common stock granted at exercise prices determined to be below the fair market value of the common stock. Deferred compensation is amortized over the contractual vesting period. Amortization of deferred compensation of $268,071 and $82,222 was recognized for the years ended December 31, 1999 and 1998, respectively.

8. INCOME TAXES

     The provision for income taxes for the year ended December 31, 1999 consists of the following:

Deferred tax benefit.....................................  $(769,000)
Valuation allowance......................................    769,000
                                                           ---------
                                                           $      --
                                                           =========

     The Network24's effective tax rate varies from the statutory rate as follows:

                                                              1999
                                                              ----
US federal income tax rate..................................  (34)%
State taxes.................................................   (4)
Equity compensation.........................................    7
S-Corp loss.................................................    3
Valuation allowance.........................................   28
                                                              ---
                                                               --%
                                                              ===

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1999 are as follows:

Federal and state net operating loss carryforwards.......  $ 680,000
Accrual to cash adjustment...............................     49,000
Other temporary differences..............................     66,000
Valuation allowance......................................   (795,000)
                                                           ---------
Net deferred tax asset...................................  $      --
                                                           =========

     A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been recorded for the full amount of the deferred tax asset.

     As of December 31, 1999, Network24 has a net operating loss carryforward for federal and state income tax purposes of approximately $1,700,000, which will begin to expire in 2019. Ownership changes resulting from issuance of capital stock may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon Network24's value immediately prior to the ownership change.

                         NETWORK24 COMMUNICATIONS, INC.

     Prior to July 15, 1999, Network24 operated as an S Corporation under Subchapter S of the Internal Revenue Code, and consequently, all income, loss, and credits flowed directly to Network24's shareholders. Accordingly, only 1999 amounts are presented.

9. COMMITMENTS

     Network24 leases its office facilities and certain equipment under various operating and capital leases. Total rent expense under operating leases was approximately $123,787 and $25,482 for the years ended December 31, 1999 and 1998, respectively. Future minimum lease commitments under capital leases and operating leases are as follows:

                                                          CAPITAL    OPERATING
               YEARS ENDING DECEMBER 31,                  LEASES      LEASES
               -------------------------                  -------    ---------
2000....................................................  $42,133    $297,600
2001....................................................   17,453          --
2002....................................................    6,050          --
2003....................................................      504          --
                                                          -------    --------
Total minimum lease payments............................   66,140    $297,600
                                                                     ========
Less -- amount representing interest....................   (6,014)
                                                          -------
Present value of minimum lease payments.................  $60,126
                                                          =======

10. SUBSEQUENT EVENT

     On February 10, 2000, Network24 was acquired by Akamai Technologies, Inc. ("Akamai"), a public corporation headquartered in Cambridge, Massachusetts. Pursuant to the merger agreement, cash of $12.5 million and approximately 620,872 shares of common stock of Akamai were exchanged for all of the issued and outstanding capital stock of Network24 for an estimated purchase price of $203.6 million. This transaction is being accounted for using the purchase method of accounting.

                       [outside back cover of prospectus]

 [Narrative description of graphic material omitted in electronically filed document.]

 The following text appears in the center of the outside back cover of the prospectus:

                                 [AKAMAI LOGO]

              \AH.kuh.my\(Hawaiian) adj: 1 : Intelligent, clever.
               2: "Cool." n: 1 Internet content delivery service.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the convertible notes and common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee........................................  $ 79,200
NASD filing fee.............................................         0
Nasdaq National Market listing fee..........................         0
Printing and engraving expenses.............................   100,000
Legal fees and expenses.....................................    75,000
Accounting fees and expenses................................    55,500
Blue Sky fees and expenses (including legal fees)...........         0
Transfer agent and registrar fees and expenses..............     5,000
Miscellaneous...............................................     5,300
                                                              --------
          Total.............................................  $320,000
                                                              ========

     The Registrant will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Registrant has obtained liability insurance for its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since incorporation in August 20, 1998, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below. Shares on a post-split basis reflect a 3-for-1 stock dividend on January 28, 1999, a 3-for-1 stock dividend on May 25, 1999 and a 2-for-1 stock dividend on September 8, 1999.

     (a) Issuances of Capital Stock.

          1. On September 2, 1998, the Registrant issued and sold an aggregate of 25,159,500 shares of its common stock at a purchase price of approximately $0.006 per share, to F. Thomson Leighton, Daniel M. Lewin, and Jonathan Seelig pursuant to their respective stock restriction agreements.

          2. On September 2, 1998, the Registrant issued and sold an aggregate of 742,500 shares of its common stock at a purchase price of approximately $0.006 per share, to Preetish Nijhawan pursuant to a right of first refusal agreement.

          3. On September 2, 1998, the Registrant issued and sold an aggregate of 3,564,000 shares of its common stock at a purchase price of approximately $0.006 per share, to Randall Kaplan and David Karger, pursuant to their respective stock restriction agreements.

          4. On September 2, 1998, the Registrant issued and sold 180,000 shares of its common stock at a purchase price of approximately $0.006 per share, to Marco Greenberg pursuant to a right of first refusal agreement.

          5. On October 28, 1998, the Registrant issued and sold 2,383,200 shares of its common stock at a purchase price of approximately $0.014 per share to Paul Sagan pursuant to a restricted stock agreement.

          6. On November 13, 1998, the Registrant issued and sold 360,000 shares of its common stock at a purchase price of approximately $0.014 per share, to Gilbert Friesen pursuant to a stock restriction agreement.

          7. On November 19, 1998, the Registrant issued and sold 594,000 shares of its common stock at a purchase price of approximately $0.014 per share, to Arthur H. Bilger pursuant to a stock restriction agreement.

          8. On November 23, 1998, the Registrant issued and sold an aggregate of 682,110 shares of its common stock to the Massachusetts Institute of Technology in consideration for an exclusive patent and non-exclusive copyright license agreement dated as of October 26, 1998 between the Registrant and the Massachusetts Institute of Technology.

          9. On November 23, 1998, the Registrant issued and sold 467,101 shares of its Series A convertible preferred stock at a purchase price of $7.60 per share, to seven investors pursuant to a Series A convertible preferred stock purchase agreement.

          10. On November 30, 1998, the Registrant issued and sold 205,258 shares of its Series A convertible preferred stock at a purchase price of $7.60 per share, to ten investors pursuant to a Series A convertible preferred stock purchase agreement.

          11. On December 14, 1998, the Registrant issued and sold 427,641 shares of its Series A convertible preferred stock at a purchase price of $7.60 per share, to eight investors pursuant to a Series A convertible preferred stock purchase agreement.

          12. On December 3, 1998, the Registrant issued and sold an aggregate of 900,000 shares of its common stock at a purchase price of approximately $0.042 per share, to William Bogstad and Yoav Yerushalmi pursuant to their respective stock restriction agreements.

          13. On March 15, 1999, the Registrant issued and sold 1,260,000 shares of its common stock at a purchase price of approximately $0.042 per share, to Earl P. Galleher III pursuant to a stock restriction agreement.

          14. On March 26, 1999, the Registrant issued and sold 120,000 shares of its common stock at a purchase price of approximately $0.333 per share, to Steven P. Heinrich.

          15. On March 26, 1999, the Registrant issued 600,000 shares of its common stock at a purchase price of approximately $0.333 per share, to Arthur H. Bilger pursuant to a stock restriction agreement.

          16. On March 26, 1999, the Registrant issued and sold 5,940,000 shares of its common stock at a purchase price of approximately $0.333 per share, to George H. Conrades pursuant to a stock restriction agreement.

          17. On April 16, 1999, the Registrant issued and sold 929,244 shares of its Series B convertible preferred stock at a purchase price of $15.066 per share, to Baker Communications Fund, L.P. pursuant to a Series B convertible preferred stock and Series C convertible preferred stock purchase agreement.

          18. On April 30, 1999, the Registrant issued and sold 398,256 shares of its Series B convertible preferred stock to 23 investors pursuant to a Series B convertible preferred stock and Series C convertible preferred stock purchase agreement.

          19. On May 18, 1999, the Registrant issued and sold 600,000 shares of common stock at price of approximately $0.833 per share, to Paul Sagan pursuant to a stock restriction agreement granted under 1998 Stock Incentive Plan.

          20. On June 21, 1999, the Registrant issued and sold 685,194 shares of its Series D convertible preferred shares at a purchase price of $18.243 per share, to Apple Computer Inc. Ltd. pursuant to the Series D convertible preferred stock purchase agreement.

          21. On July 1, 1999, the Registrant issued and sold 10,000 shares of its common stock at a purchase price of $0.835 per share, to Amos Hostetter pursuant to the exercise of a stock option.

          22. On July 1, 1999, the Registrant issued and sold 10,000 shares of its common stock at a purchase price of $0.835 per share, to Benjamin A. Gomez pursuant to the exercise of a stock option.

          23. On July 23, 1999, the Registrant issued and sold an aggregate of 1,300,000 shares of its common stock at a purchase price of $2.50 per share, to Timothy Weller and Robert O. Ball III pursuant to their respective stock restriction agreements.

          24. On August 6, 1999, the Registrant issued and sold 1,867,480 shares of its Series E convertible preferred stock at a purchase price of $26.239 per share, to Cisco Systems, Inc. pursuant to a Series E convertible preferred stock purchase agreement.

          25. On August 23, 1999, the Registrant issued and sold 112,500 shares of its common stock at a purchase price of approximately $0.014 per share, to Bruce Maggs pursuant to the exercise of a stock option.

          26. On August 30, 1999 the Registrant issued and sold 315,000 shares of its common stock at a purchase price of $1.0833 per share, to Warren Recicar pursuant to the exercise of a stock option.

          27. On September 20, 1999, the Registrant issued and sold 985,545 shares of Series F convertible preferred stock at a purchase price of $15.22 per share, to Microsoft Corporation pursuant to a Series F convertible preferred stock purchase agreement.

          28. On October 7, 1999, the Registrant issued and sold 90,000 shares of its common stock at a purchase price of approximately $0.011 per share, to Scott Smith pursuant to the exercise of a stock option.

          29. On June 15, 2000, the Registrant issued and sold to Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC an aggregate principal amount of $250,000,000 of the convertible notes in accordance with Rule 144A under the Securities Act, for cash in an amount equal to 97% of the principal amount of the convertible notes. The convertible notes are due July 1, 2007, are convertible at any time prior to maturity at the option of the holder into shares of our common stock at a conversion price of $115.47 per share (subject to certain adjustment events) and accrued interest payable semiannually. On June 23, 2000, the purchasers identified above exercised their option to purchase an additional $50,000,000 aggregate principal amount of the convertible notes for cash in an amount equal to 97% of the principal amount of such convertible notes. The three percent discount represented an underwriting commission for the initial purchasers.

     (b) Grants of Stock Options.

          1. From inception through June 30, 1999, the Registrant granted stock options to purchase 9,116,000 shares of common stock at exercise prices ranging from $0.125 to $1.00 per share to employees, consultants and directors pursuant to its 1998 Stock Incentive Plan.

          2. On April 16, 1999, the Registrant granted an option to purchase up to 145,195 shares of its Series C convertible preferred stock at an exercise price of $34.436 per share to Baker Communications Fund, L.P. pursuant to a Series B convertible preferred stock and Series C convertible preferred stock purchase agreement.

     (c) Issuances of Notes and Warrants

          1. On January 27, 1999, the Registrant issued a warrant to purchase up to 71,046 shares of common stock at an exercise price of approximately $0.422 per share. As of June 30, 1999, this warrant was exercisable for up to 72,264 shares of common stock at an exercise price of approximately $0.422 per share.

          2. On May 7, 1999, the Registrant issued 15% senior subordinated notes in the principal amount of $15,000,000 and warrants to purchase up to 2,002,836 shares of common stock at an exercise price of approximately $2.497 per share to 20 investors pursuant to a 15% senior subordinated notes and warrants to purchase common stock purchase agreement.

     Except for the sale of our convertible notes (see paragraph 29 above), no underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT NO.   DESCRIPTION
-----------   -----------
   *****1.1   Purchase Agreement, dated as of June 15, 2000, by and among the Registrant and Donaldson, Lufkin & Jenrette Securities
              Corporation, Morgan Stanley & Co. Incorporated, Salomon
              Smith Barney Inc. and Thomas Weisel Partners LLC.
  ******3.1   Amended and Restated Certificate of Incorporation of the
              Registrant, as amended.
       *3.2   By-Laws of the Registrant.
       *3.3   Form of Amended and Restated By-Laws of the Registrant.
       *4.1   Specimen common stock certificate.
       *4.2   Fourth Amended and Restated Registration Rights Agreement
              dated September 20, 1999.
   *****4.3   Indenture, dated as of June 20, 2000, by and between the
              Registrant and State Street Bank and Trust Company.
   *****4.4   5 1/2% Convertible Subordinated Notes due 2007 Registration
              Rights Agreement, dated as of June 20, 2000, by and among
              the Registrant and Donaldson, Lufkin & Jenrette Securities
              Corporation, Morgan Stanley & Co. Incorporated, Salomon
              Smith Barney Inc. and Thomas Weisel Partners LLC.
        5.1   Opinion of Hale and Dorr LLP.
*******10.1   Second Amended and Restated 1998 Stock Incentive Plan, as
              amended.
      *10.2   Form of Restricted Stock Agreement granted under 1998 Stock
              Incentive Plan.
      *10.3   Form of Incentive Stock Option Agreement granted under 1998
              Stock Incentive Plan.
      *10.4   Form of Nonstatutory Stock Option Agreement granted under
              1998 Stock Incentive Plan.
      *10.5   1999 Employee Stock Purchase Plan.
      *10.6   Broadway Hampshire Associates Lease dated March 8, 1999, as amended, by and between Broadway/Hampshire Associates
              Limited Partnership and the Registrant.
      *10.7   Loan and Security Agreement dated as of January 27, 1999
              between Silicon Valley Bank and the Registrant.
     *+10.8   Strategic Alliance and Master Services Agreement effective as of April 1, 1999 by and between the Registrant and Apple
              Computer, Inc.
     *+10.9   Strategic Alliance and Joint Development Agreement dated as of August 6, 1999 by and between the Registrant and Cisco
              Systems, Inc.
      *10.10  Series A Convertible Preferred Stock Purchase Agreement
              dated as of November 23, 1998 between the Registrant and the
              Purchasers named therein.
      *10.11  Series B Convertible Preferred Stock and Series C
              Convertible Preferred Stock Purchase Agreement dated as of
              April 16, 1999 between the Registrant and the Purchasers
              named therein.
      *10.12  Series D Convertible Preferred Stock Purchase Agreement
              dated as of June 21, 1999 between the Registrant and Apple
              Computer Inc. Ltd.

EXHIBIT NO.   DESCRIPTION
-----------   -----------
      *10.13  Series E Convertible Preferred Stock Purchase Agreement
              dated as of August 6, 1999 between the Registrant and Cisco
              Systems, Inc.
      *10.14  Form of Master Services Agreement.
      *10.15  Severance Agreement dated March 26, 1999 by and between
              George Conrades and the Registrant.
     *+10.16  Exclusive Patent and Non-Exclusive Copyright License
              Agreement dated as of October 26, 1998 between the
              Registrant and the Massachusetts Institute of Technology.
      *10.17  $1,980,000 Promissory Note dated as of March 26, 1999 by and between the Registrant and George H. Conrades.
      *10.18  $500,000 Promissory Note dated as of May 18, 1999 by and between the Registrant and Paul Sagan.
      *10.19  $623,750 Promissory Note dated as of July 23, 1999 by and between the Registrant and Robert O. Ball III.
      *10.20  15% Senior Subordinated Note and Warrant to Purchase Common
              Stock Purchase Agreement dated as of May 7, 1999 between the
              Registrant and the Purchasers named therein.
      *10.21  $2,619,750 Promissory Note dated July 23, 1999 by and between the Registrant and Timothy Weller.
      *10.22  Series F Convertible Preferred Stock Purchase Agreement
              dated as of September 20, 1999 between the Registrant and
              Microsoft Corporation.
      *10.23  Broadband Streaming Initiative Agreement dated as of
              September 20, 1999 between the Registrant and Microsoft
              Corporation.
     **10.24  Agreement and Plan of Merger dated as of January 14, 2000 by and among the Registrant, Aloha Merger Corporation and
              Network24 Communications, Inc.
    ***10.25  Agreement and Plan of Merger dated as of February 6, 2000 by and among the Registrant, Alli Merger Corporation and
              INTERVU Inc.
   ****10.26  Lease dated as of September 22, 1999 by and between the
              Registrant and Technology Square LLC, as amended December 1,
              1999.
       12.1   Computation of Ratio of Earnings to Fixed Charges.
       21.1   Subsidiaries of the Registrant.
       23.1   Consent of PricewaterhouseCoopers LLP.
       23.2   Consent of PricewaterhouseCoopers LLP.
       23.3   Consent of Ernst & Young LLP, Independent Auditors.
       23.4   Consent of Hale and Dorr LLP (included in Exhibit 5.1).
       24.1   Powers of Attorney (see page II-9).
       25.1   Statement of Eligibility of Trustee on Form T-1.
      !27.1   Financial Data Schedule.

---------------
       * Incorporated by reference to the Registrant's Form S-1 (File No. 333-85679), as amended, filed with the Securities and Exchange Commission on August 21, 1999.

      ** Incorporated by reference to the Registrant's Current Report on Form
         8-K filed with the Securities and Exchange Commission on February 8, 2000.

     *** Incorporated by reference to the Registrant's Schedule 13D filed with the Securities and Exchange Commission on February 16, 2000.

   **** Incorporated by reference to the Registrant's Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on March 3, 2000.

  ***** Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2000.

 ****** Incorporated by reference to the Registrant's Quarterly Report on Form
        10-Q filed with the Securities and Exchange Commission on August 14,
        2000.

******* Incorporated by reference to the Registrant's Form S-8 filed with the Securities and Exchange Commission on May 25, 2000.

       ! Incorporated by reference from previous filings.

       + Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions were omitted and filed separately with the Securities and Exchange Commission.

     (b) Financial Statement Schedules:

     All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering rage may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration be means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 13th day of September, 2000.

                                          AKAMAI TECHNOLOGIES, INC.

                                          By: /s/ KATHRYN L. JORDEN
                                            ------------------------------------
                                            Kathryn L. Jorden
                                            Vice President, General Counsel and
                                              Secretary

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers, directors and authorized representatives of Akamai Technologies, Inc. hereby severally constitute and appoint George H. Conrades, Paul Sagan and Kathryn L. Jorden, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 files herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Akamai Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                  TITLE                       DATE
                     ---------                                  -----                       ----

/s/ GEORGE H. CONRADES                               Chairman and Chief Executive    September 13, 2000
---------------------------------------------------  Officer (Principal Executive
George H. Conrades                                   Officer)

/s/ TIMOTHY WELLER                                   Chief Financial Officer and     September 13, 2000
---------------------------------------------------  Treasurer (Principal
Timothy Weller                                       Financial Officer)

/s/ KAREN C. STUMCKE                                 Vice President and Chief        September 13, 2000
---------------------------------------------------  Accounting Officer
Karen C. Stumcke                                     (Principal Accounting
                                                     Officer)

                                                     Director
---------------------------------------------------
Arthur H. Bilger

/s/ TODD A. DAGRES                                   Director                        September 13, 2000
---------------------------------------------------
Todd A. Dagres

/s/ F. THOMSON LEIGHTON                              Director                        September 13, 2000
---------------------------------------------------
F. Thomson Leighton

/s/ DANIEL M. LEWIN                                  Director                        September 13, 2000
---------------------------------------------------
Daniel M. Lewin

/s/ TERRANCE G. MCGUIRE                              Director                        September 13, 2000
---------------------------------------------------
Terrance G. McGuire

                                                     Director
---------------------------------------------------
Edward W. Scott

                                 EXHIBIT INDEX

EXHIBIT NO.     DESCRIPTION
-----------     -----------
    *****1.1    Purchase Agreement, dated as of June 15, 2000, by and among the Registrant and Donaldson, Lufkin & Jenrette Securities
                Corporation, Morgan Stanley & Co. Incorporated, Salomon
                Smith Barney Inc. and Thomas Weisel Partners LLC.
   ******3.1    Amended and Restated Certificate of Incorporation of the
                Registrant, as amended.
        *3.2    By-Laws of the Registrant.
        *3.3    Form of Amended and Restated By-Laws of the Registrant.
        *4.1    Specimen common stock certificate.
        *4.2    Fourth Amended and Restated Registration Rights Agreement
                dated September 20, 1999.
    *****4.3    Indenture, dated as of June 20, 2000, by and between the
                Registrant and State Street Bank and Trust Company.
    *****4.4    5 1/2% Convertible Subordinated Notes due 2007 Registration
                Rights Agreement, dated as of June 20, 2000, by and among
                the Registrant and Donaldson, Lufkin & Jenrette Securities
                Corporation, Morgan Stanley & Co. Incorporated, Salomon
                Smith Barney Inc. and Thomas Weisel Partners LLC.
         5.1    Opinion of Hale and Dorr LLP.
 *******10.1    Second Amended and Restated 1998 Stock Incentive Plan, as
                amended.
       *10.2    Form of Restricted Stock Agreement granted under 1998 Stock
                Incentive Plan.
       *10.3    Form of Incentive Stock Option Agreement granted under 1998
                Stock Incentive Plan.
       *10.4    Form of Nonstatutory Stock Option Agreement granted under
                1998 Stock Incentive Plan.
       *10.5    1999 Employee Stock Purchase Plan.
       *10.6    Broadway Hampshire Associates Lease dated March 8, 1999, as amended, by and between Broadway/Hampshire Associates
                Limited Partnership and the Registrant.
       *10.7    Loan and Security Agreement dated as of January 27, 1999
                between Silicon Valley Bank and the Registrant.
      *+10.8    Strategic Alliance and Master Services Agreement effective as of April 1, 1999 by and between the Registrant and Apple
                Computer, Inc.
      *+10.9    Strategic Alliance and Joint Development Agreement dated as of August 6, 1999 by and between the Registrant and Cisco
                Systems, Inc.
       *10.10   Series A Convertible Preferred Stock Purchase Agreement
                dated as of November 23, 1998 between the Registrant and the
                Purchasers named therein.
       *10.11   Series B Convertible Preferred Stock and Series C
                Convertible Preferred Stock Purchase Agreement dated as of
                April 16, 1999 between the Registrant and the Purchasers
                named therein.
       *10.12   Series D Convertible Preferred Stock Purchase Agreement
                dated as of June 21, 1999 between the Registrant and Apple
                Computer Inc. Ltd.
       *10.13   Series E Convertible Preferred Stock Purchase Agreement
                dated as of August 6, 1999 between the Registrant and Cisco
                Systems, Inc.
       *10.14   Form of Master Services Agreement.
       *10.15   Severance Agreement dated March 26, 1999 by and between
                George Conrades and the Registrant.
      *+10.16   Exclusive Patent and Non-Exclusive Copyright License
                Agreement dated as of October 26, 1998 between the
                Registrant and the Massachusetts Institute of Technology.
       *10.17   $1,980,000 Promissory Note dated as of March 26, 1999 by and between the Registrant and George H. Conrades.
       *10.18   $500,000 Promissory Note dated as of May 18, 1999 by and
                between the Registrant and Paul Sagan.

EXHIBIT NO.     DESCRIPTION
-----------     -----------
       *10.19   $623,750 Promissory Note dated as of July 23, 1999 by and
                between the Registrant and Robert O. Ball III.
       *10.20   15% Senior Subordinated Note and Warrant to Purchase Common
                Stock Purchase Agreement dated as of May 7, 1999 between the
                Registrant and the Purchasers named therein.
       *10.21   $2,619,750 Promissory Note dated July 23, 1999 by and
                between the Registrant and Timothy Weller.
       *10.22   Series F Convertible Preferred Stock Purchase Agreement
                dated as of September 20, 1999 between the Registrant and
                Microsoft Corporation.
       *10.23   Broadband Streaming Initiative Agreement dated as of
                September 20, 1999 between the Registrant and Microsoft
                Corporation.
      **10.24   Agreement and Plan of Merger dated as of January 14, 2000 by and among the Registrant, Aloha Merger Corporation and
                Network24 Communications, Inc.
     ***10.25   Agreement and Plan of Merger dated as of February 6, 2000 by and among the Registrant, Alli Merger Corporation and
                INTERVU Inc.
    ****10.26   Lease dated as of September 22, 1999 by and between the
                Registrant and Technology Square LLC, as amended December 1,
                1999.
        12.1    Computation of Ratio of Earnings to Fixed Charges.
        21.1    Subsidiaries of the Registrant.
        23.1    Consent of PricewaterhouseCoopers LLP.
        23.2    Consent of PricewaterhouseCoopers LLP.
        23.3    Consent of Ernst & Young LLP, Independent Auditors.
        23.4    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
        24.1    Powers of Attorney (see page II-9).
        25.1    Statement of Eligibility of Trustee on Form T-1.
       !27.1    Financial Data Schedule.

---------------
       * Incorporated by reference to the Registrant's Form S-1 (File No. 333-85679), as amended, filed with the Securities and Exchange Commission on August 21, 1999.

      ** Incorporated by reference to the Registrant's Current Report on Form
         8-K filed with the Securities and Exchange Commission on February 8, 2000.

     *** Incorporated by reference to the Registrant's Schedule 13D filed with the Securities and Exchange Commission on February 16, 2000.

   **** Incorporated by reference to the Registrant's Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission on March 3, 2000.

  ***** Incorporated by reference to the Registrant's Current Report of Form 8-K filed with the Securities and Exchange Commission on June 27, 2000.

 ****** Incorporated by reference to the Registrant's Quarterly Report on Form
        10-Q filed with the Securities and Exchange Commission on August 14,
        2000.

******* Incorporated by reference to the Registrant's Form S-8 filed with the Securities and Exchange Commission on May 25, 2000.

       ! Incorporated by reference from previous filings.

       + Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions were omitted and filed separately with the Securities and Exchange Commission.